                                                               FILED PURSUANT TO
                                                                  RULE 424(B)(3)
                                                              FILE NO: 333-51448

                  [PEOPLES STATE BANK OF GROVELAND LETTERHEAD]
                         MERGER PROPOSED--YOUR VOTE IS
                                 VERY IMPORTANT

The Board of Directors of Peoples State Bank of Groveland has agreed to a merger of Peoples State Bank with Peoples State Interim Bank, a Florida state bank and a wholly-owned subsidiary of Alabama National BanCorporation. Before we can complete this merger, the agreement must be approved by Peoples State Bank shareholders. We are sending you this proxy statement-prospectus to ask you to vote in favor of the merger.

We believe the merger will provide our bank with increased capabilities in serving individuals, businesses and corporate clients in and around Lake County, Florida, and will, therefore, create more value for Peoples State Bank shareholders.

If the merger is completed, the shareholders of Peoples State Bank will receive
1.16396 shares of common stock in Alabama National BanCorporation, the parent of Peoples State Interim Bank, for each share they own just before the merger. We estimate that, on completion of the merger, the former Peoples State Bank shareholders will own about 6.65% of the outstanding stock of Alabama National.

The merger cannot be completed unless a majority (50.1%) of Peoples State Bank's shareholders approve it. We have scheduled a special shareholder meeting for you to vote on the merger.

Your vote is very important. Whether or not you plan to attend our special shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger.

The date, time and place of the special meeting is:

                         Date: January 25, 2001
                         Time: 6:00 p.m.
                         Place: E. L. Puryear Building
                               243 South Lake Avenue
                               Groveland, Florida 34736

This proxy statement-prospectus provides you with detailed information about the proposed merger. You can also get information about Alabama National from documents Alabama National has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

We are very enthusiastic about this merger and the strength and capabilities we expect.

                                      Sincerely,

                                      /s/ Wayne M. Turner
                                      Wayne M. Turner
                                      President and Chief Executive Officer
                                      Peoples State Bank of Groveland


 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement-prospectus or determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This proxy statement-prospectus is dated December 19, 2000 and was first mailed to shareholders on or about December 21, 2000.

We have not been authorized to give any information or make any representation about the merger or Peoples State Bank or Alabama National that differs from, or adds to, the information in this proxy statement-prospectus or in documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

This proxy statement-prospectus incorporates important business and financial information about Alabama National that is not included or delivered with this document. Instructions regarding how to obtain this information are contained on page 90 under the caption "Where You Can Find More Information."

If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this proxy statement-prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this proxy statement-prospectus does not extend to you.

The information contained in this proxy statement-prospectus speaks only as of its date unless the information specifically indicates that another date applies.

Information in this proxy statement-prospectus about Alabama National has been supplied by Alabama National, and information about Peoples State Bank has been supplied by Peoples State Bank.

                   A Warning About Forward-Looking Statements

Alabama National and Peoples State Bank make forward-looking statements in this document that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined bank after the merger. Also, when any of the words "believes," "expects," "anticipates" or similar expressions are used, forward-looking statements are being made. Many possible events or factors could affect the future financial results and performance of each of Alabama National and Peoples State Bank and the combined bank after the merger. This could cause results or performance to differ materially from those expressed in those forward-looking statements. You should consider these risks when you vote on the merger. These possible events or factors include the following:

 1. Alabama National's revenues after the merger are lower than expected, Alabama National's merger-related charges are higher than it expects, the combined bank loses more deposits, customers or business than we expect, or our operating costs after the merger are greater than we expect;

 2. competition among depository and other financial institutions increases significantly;

 3. we have more trouble obtaining regulatory approvals for the merger than we expect;

 4. we have more trouble integrating our businesses or retaining key personnel than we expect;

 5. our costs savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

 6. changes in the interest rate environment reduce our margins;

 7. general economic or business conditions are worse than we expect;

 8. legislative or regulatory changes adversely affect our business;

 9. technological changes and systems integration are harder to make or more expensive than we expect; or

10. adverse changes occur in the securities markets.

                        PEOPLES STATE BANK OF GROVELAND

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         To be held on January 25, 2001

                               ----------------

Peoples State Bank of Groveland will hold a special meeting of shareholders at
E. L. Puryear Building, 243 South Lake Avenue in Groveland, Florida at 6:00 p.m. local time on Thursday, January 25, 2001 to vote on:

  1. The Agreement and Plan of Merger, dated as of October 10, 2000, by and between Alabama National BanCorporation and Peoples State Bank and the transactions contemplated by that document. These transactions include the merger of Peoples State Interim Bank into Peoples State Bank and the issuance of Alabama National shares to Peoples State Bank's shareholders.

  2. Any other matters that properly come before the special meeting, or any adjournments or postponements of the special meeting.

Record holders of Peoples State Bank common stock at the close of business on December 15, 2000, will receive notice of and may vote at the special meeting, including any adjournments or postponements. The Agreement and Plan of Merger requires approval by a majority (50.1%) of the outstanding shares of Peoples State Bank.

Holders of Peoples State Bank common stock may exercise dissenters' rights under Section 658.44 of the Florida Statutes. We have attached a copy of that law as an Appendix to the accompanying proxy statement-prospectus.

                                          By order of the Board of Directors

                                          /s/ Wayne M. Turner
                                          Wayne M. Turner
                                          President and Chief Executive
                                           Officer

December 19, 2000

Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the special meeting. Your Board of Directors unanimously recommends that you vote FOR approval of the matters that you will vote on at the special meeting.

                               TABLE OF CONTENTS

SUMMARY....................................................................   1
  Parties to the Merger....................................................   1
  Shareholder Meeting to Approve the Merger................................   1
  The Merger...............................................................   2
  Selected Consolidated Financial Data.....................................   6
  Pro Forma Selected Consolidated Financial Data...........................  11
  Comparative Per Share Data...............................................  14

RISK FACTORS...............................................................  15
  Restrictions on Dividends................................................  15
  Fixed Merger Consideration Despite Potential Change in Relative Stock
   Prices..................................................................  15
  Supervision and Regulation...............................................  15
  Monetary Policies........................................................  16
  Allowance for Loan Losses................................................  16
  Interests of Certain Persons in the Transaction..........................  16

GENERAL INFORMATION........................................................  17
  Meeting, Record Dates and Votes Required.................................  17
  Proxies and Other Matters................................................  17
  Dissenters' Rights.......................................................  18
  Recommendation of Board of Directors.....................................  19

THE MERGER.................................................................  20
  Terms of the Merger......................................................  20
  Effective Time...........................................................  20
  Background of and Reasons for the Merger.................................  20
  Opinion of Carson Medlin.................................................  23

VALUATION METHODOLOGIES....................................................  27
  Effect on Certain Employee Benefit Plans of Peoples State Bank...........  32
  Surrender of Certificates................................................  34
  Conditions to Consummation of the Merger.................................  35
  Regulatory Approvals.....................................................  37
  Conduct of Business Pending the Merger...................................  38
  Waiver and Amendment; Termination; Termination Fee.......................  39
  Management and Operations After the Merger...............................  40
  Interests of Certain Persons in the Merger...............................  41
  Federal Income Tax Consequences..........................................  41
  Accounting Treatment.....................................................  43
  Expenses and Fees........................................................  43
  Resales of Alabama National Common Stock.................................  43

PRO FORMA FINANCIAL INFORMATION ...........................................  45
  Pro Forma Combined Condensed Consolidated Statement of Condition.........  45
  Pro Forma Combined Condensed Consolidated Statements of Income...........  47

DESCRIPTION OF ALABAMA NATIONAL CAPITAL STOCK..............................  52
  General..................................................................  52
  Common Stock.............................................................  52
  Preferred Stock..........................................................  52
  Certain Anti-Takeover Effects............................................  53

SUPERVISION AND REGULATION OF ALABAMA NATIONAL AND PEOPLES STATE BANK......  55

EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS................................   59
  Charter and Bylaw Provisions............................................   59
  Shareholder Approval of Mergers.........................................   59
  Dissenters' Rights......................................................   60
  Shareholders Meetings and Voting........................................   60
  Dividends...............................................................   62
  Preemptive Rights.......................................................   63
  Liquidation Rights......................................................   63
  Limitation of Liability and Indemnification.............................   63
  Antitakeover Legislation................................................   64

CERTAIN INFORMATION CONCERNING ALABAMA NATIONAL...........................   66

CERTAIN INFORMATION CONCERNING PEOPLES STATE BANK.........................   67
  Description of Business.................................................   67
  Information About Voting Securities and Principal Holders Thereof.......   71

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF PEOPLES STATE BANK.........................................   73
  Financial Condition.....................................................   73
  Loans...................................................................   74
  Investment Securities...................................................   76
  Deposits................................................................   76
  Capital Resources.......................................................   77
  Results of Operations...................................................   78
  Interest Sensitivity....................................................   82
  Market Risk.............................................................   83
  Provision and Allowance for Loan Losses.................................   85
  Nonperforming Assets....................................................   87
  Noninterest Income......................................................   87
  Noninterest Expense.....................................................   88
  Income Taxes, Inflation and Other Issues................................   88

LEGAL MATTERS.............................................................   90

EXPERTS...................................................................   90

WHERE YOU CAN FIND MORE INFORMATION.......................................   90

APPENDICES
  Appendix A-Agreement and Plan of Merger
  Appendix B-Provisions of Florida Statutes Relating to Dissenters' Rights
  Appendix C-Financial Statements of Peoples State Bank of Groveland
  Appendix D-Opinion of The Carson Medlin Company

                                    SUMMARY

This summary highlights selected information from this proxy statement-prospectus. It does not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer. These will give you a more complete description of the transactions we are proposing. For more information about Alabama National, see "Where You Can Find More Information" (page 90). Each item in this summary refers to the pages where that subject is discussed more fully.

Parties to the Merger (Page 66)

Alabama National BanCorporation
1927 First Avenue North
Birmingham, Alabama 35203
(205) 583-3650

Alabama National is the sixth largest bank holding company headquartered in the State of Alabama, with ten bank subsidiaries in Alabama, Florida and Georgia. Alabama National, through its subsidiary banks, provides full banking services to individuals and small businesses.

At September 30, 2000, Alabama National had total assets of about $2.2 billion, total deposits of about $1.7 billion, and total shareholders' equity of about $153.2 million.

Peoples State Interim Bank
200 East Broad Street
Groveland, Florida 34736
(352) 429-2131

Peoples State Interim Bank is a Florida state bank and a wholly-owned subsidiary of Alabama National. Interim Bank was recently formed for the purpose of effecting the merger with Peoples State Bank. Interim Bank will not engage in any business prior to the merger and will not survive the merger.

Peoples State Bank of Groveland
200 East Broad Street
Groveland, Florida 34736
(352) 429-2131

Peoples State Bank is a Florida state bank, providing commercial banking services through its main office located in Groveland, Florida and branch offices in Clermont, Florida and Leesburg, Florida. As of September 30, 2000, the total assets of Peoples State Bank were about $121.6 million, total deposits were about $102.0 million and shareholders' equity was about $8.8 million.

Shareholder Meeting to Approve Merger (Page 17)

We will hold the Peoples State Bank special meeting at 6:00 p.m. local time, on Thursday, January 25, 2001, at the E. L. Puryear Building, 243 South Lake Avenue, Groveland, Florida 34736.

At this important meeting, we will ask Peoples State Bank shareholders to (i) consider and vote upon approval of the merger agreement and (ii) act on any other matters that may be put to a vote at the Peoples State Bank special meeting. You may vote at the Peoples State Bank meeting if you owned Peoples State Bank shares at the close of business on December 15, 2000. As of such date, there were 631,464 shares of Peoples State Bank common stock issued and outstanding and entitled to be voted at the special meeting.

The Merger (Page 20)

Terms of the Merger (Page 20). The merger agreement is the document that governs the merger of Peoples State Bank with Interim Bank, and the issuance of shares of Alabama National common stock to Peoples State Bank shareholders in connection with the merger. We encourage you to read the merger agreement which is attached to this proxy statement-prospectus as Appendix A. The merger agreement provides for the merger of Interim Bank with and into Peoples State Bank. Peoples State Bank shareholders will receive 1.16396 shares of Alabama National common stock for each share of Peoples State Bank common stock they own just before the merger. Following the merger, Peoples State Bank will be a wholly-owned subsidiary of Alabama National.

Regulatory Approvals; Effective Time (Page 37). We cannot complete the merger unless we obtain the approval of the Florida Department of Banking and Finance, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System. The merger will become effective as of the date and at the time that the later of the following occurs: (i) the articles of merger reflecting the merger of Alabama National and Peoples State Bank (the "Articles of Merger") are accepted for filing by the Secretary of State of Florida, or
(ii) such later date and time as agreed upon in writing by Alabama National and Peoples State Bank and specified in the Articles of Merger. We will not make this filing until all conditions contained in the merger agreement have been satisfied or waived, including (i) receipt of all regulatory approvals, and expiration of all statutory waiting periods and (ii) the approval of the merger agreement by the shareholders of Peoples State Bank. As of November 27, 2000, all required regulatory approvals necessary for the merger had been obtained, subject to certain conditions.

Recommendation of Peoples State Bank Board of Directors; Opinion of The Carson Medlin Company (Page 23). The Peoples State Bank Board of Directors believes that the merger is fair to you and in your best interests, and recommends that you vote "FOR" the proposal to approve the merger and the merger agreement. The Peoples State Bank Board of Directors believes that the merger will provide Peoples State Bank with increased capabilities in serving individuals, businesses and corporate clients in and around Groveland, and will therefore create more value for Peoples State Bank's shareholders. In deciding to approve the merger, the Peoples State Bank Board of Directors considered the opinion of The Carson Medlin Company, that, as of the date of the opinion, the consideration to be received was fair from a financial point of view to Peoples State Bank shareholders. We have attached as Appendix D the written opinion of The Carson Medlin Company dated December 7, 2000. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by The Carson Medlin Company in providing its opinion.

Vote Required (Page 17). In order to approve the merger, Peoples State Bank shareholders holding at least a majority (50.1%) of the outstanding shares of Peoples State Bank common stock must vote for the merger agreement. The directors and executive officers of Peoples State Bank beneficially owned, as of December 15, 2000, a total of 136,289 shares (21.58%) of Peoples State Bank common stock. Each member of the Board of Directors of Peoples State Bank and certain officers of Peoples State Bank have agreed, subject to certain conditions, to vote their shares of Peoples State Bank common stock in favor of the merger.

Surrender of Certificates (Page 34). Following the merger, holders of Peoples State Bank stock certificates will need to exchange their certificates for new certificates or a book-entry position. Shortly after we complete the merger, Alabama National will send Peoples State Bank shareholders detailed instructions on how to exchange their shares. Please do not send us any stock certificates until you receive these instructions if you want new stock certificates.

Conditions to Completion of the Merger (Page 35). The completion of the merger depends on meeting a number of conditions, including the following: (i) Peoples State Bank shareholders must approve the merger agreement, (ii) we must receive all required regulatory approvals and any waiting periods required by law must have passed, (iii) we must receive consents of third parties necessary to the consummation of the merger, (iv) receipt of certain opinions of counsel, (v) we must receive a fairness opinion from The Carson Medlin Company and (vi) Alabama National must receive a letter from PricewaterhouseCoopers LLP concurring with the conclusions of Alabama National's and Peoples State Bank's management that no conditions exist with respect to each company that would preclude accounting for the merger as a "pooling of interests."

Federal Income Tax Consequences (Page 41). We expect that Peoples State Bank, Alabama National and their respective shareholders will not recognize any gain or loss for U.S. Federal income tax purposes in the merger, except in connection with any cash that Peoples State Bank shareholders receive instead of fractional shares or as a result of exercising their dissenter's rights. Peoples State Bank and Alabama National have received a legal opinion that this will be the case. This opinion is subject to certain assumptions and exceptions, some of which are described under the caption "Federal Income Tax Consequences" beginning on page 41. This legal opinion is filed as an exhibit to the Registration Statement of which this proxy statement-prospectus forms a part. Peoples State Bank and Alabama National each has the right not to complete the merger if it does not receive a confirming legal opinion at the time of the merger. This opinion will not bind the Internal Revenue Service, which could take a different view.

This tax treatment may not apply to some Peoples State Bank shareholders, and will not apply to any Peoples State Bank shareholder who exercises dissenters' rights under the Florida Statutes. Determining the actual tax consequence of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of this merger's tax consequences.

Management and Operations after the Merger (Page 40). Following the merger, the Peoples State Bank Board of Directors will consist of the eight incumbent directors of Peoples State Bank plus John H. Holcomb III, Chairman and CEO of Alabama National and Richard Murray IV,

Executive Vice President of Alabama National. Wayne M. Turner, the President and Chief Executive Officer of Peoples State Bank, will continue to serve such position of Peoples State Bank. All current Alabama National and Peoples State Bank officers will continue to serve in their current positions after the completion of the merger.

Interests of Certain Persons in the Merger that are Different from Yours (Page
41). Certain directors and officers of Alabama National and Peoples State Bank have interests in the merger agreement that are different from your interests. Certain directors and officers of Alabama National and Peoples State Bank have been selected or will be selected to serve, or continue to serve as directors and officers of Alabama National or Peoples State Bank after the merger. In addition, Wayne M. Turner will enter into an employment agreement with Peoples State Bank upon completion of the merger. Mr. Turner will also receive a payment in the amount of $375,000 as compensation for the termination of his current Employment Agreement with Peoples State Bank. Certain directors and officers of Peoples State Bank currently participate in deferred compensation plans of Peoples State Bank. We are amending these plans under the terms of the merger agreement. These amendments provide for cash payments to some of these individuals and provide for revised terms that may be more beneficial to some or all of these individuals.

Accounting Treatment (Page 43). We expect the merger to qualify as a "pooling of interests," which means that, for accounting and financial reporting purposes, we will treat Peoples State Bank and Alabama National as if they had always been one bank. Either of Peoples State Bank or Alabama National has the right not to complete the merger if it does not receive a letter from certain independent public accountants that the merger will qualify as a "pooling of interests."

Market Prices. The following table sets forth (i) the market value of Alabama National common stock, (ii) the market value of Peoples State Bank common stock and (iii) the market value of Peoples State Bank common stock on an equivalent per share basis determined as if the completion of the merger occurred on (A) October 9, 2000, the business day immediately preceding the announcement of the execution of the merger agreement and (B) December 14, 2000, the last day for which such information could be calculated prior to the mailing of this proxy statement-prospectus:

                         Alabama National Peoples State Bank Equivalent Price Per Share
                         Common Stock(1)   Common Stock(2)    of Peoples State Bank(3)
                         ---------------- ------------------ --------------------------
October 9, 2000.........      $21.06             N/A                   $24.51
December 14, 2000.......      $22.50             N/A                   $26.19

--------
(1) Determined on an historical basis with reference to the last sales price as reported on the NASDAQ National Market for each particular date.
(2) There is no established public trading market for the Peoples State Bank common stock on which an historical market value could be based.
(3) Determined on an equivalent price per share basis by multiplying the Alabama National market value on each particular date by the exchange ratio of 1.16396.

Resales of Alabama National Stock (Page 43). The shares of Alabama National common stock issued to Peoples State Bank shareholders in the merger will be freely transferable under federal securities law, except for shares issued to any shareholder who may be deemed an "affiliate" of Peoples State Bank for purposes of Rule 145 under the Securities Act (generally including directors, executive officers and beneficial owners of 10% of any class of capital stock). Affiliates will be subject to certain restrictions on resales of newly acquired Alabama National shares.

Waiver and Amendment; Termination; Termination Fee (Page 39). Either Alabama National or Peoples State Bank may waive or extend the time for performing the others' obligations under the merger agreement. In addition, the Boards of Directors of each of Alabama National and Peoples State Bank may agree to amend the merger agreement. The merger agreement may be terminated at any time prior to completion of the merger by the agreement of Peoples State Bank and Alabama National.

Either company can also terminate the merger agreement under the following circumstances:

  (i) if any government body whose approval is necessary to complete the merger makes a final decision not to approve the merger;

  (ii) if we do not complete the merger by March 31, 2001;

  (iii) if Peoples State Bank shareholders do not approve the merger agreement;

  (iv) if Peoples State Bank or Alabama National, as the case may be, materially violates any of its representations, warranties or obligations under the merger agreement; or

  (v) if there is a material adverse change to the business of either Peoples State Bank or Alabama National.

Generally, the entity seeking to terminate the merger agreement cannot itself be in violation of the merger agreement so as to allow the other party to terminate the agreement.

In addition, Alabama National can terminate the merger agreement if greater than 5% of the outstanding Peoples State Bank shares have asserted dissenters' rights under the Florida Statutes.

Peoples State Bank can terminate the merger agreement under certain circumstances if it chooses to enter into a transaction that it considers superior to the merger with Alabama National. If Peoples State Bank terminates the merger agreement to enter into such a superior transaction, it has agreed to pay Alabama National a termination fee of $750,000.

Differences in Your Rights as a Shareholder (Page 59). As a Peoples State Bank shareholder, your rights are currently governed by Peoples State Bank's Articles of Association and Bylaws and by the Florida Statutes. Upon completion of the merger, you will automatically become an Alabama National shareholder, and your rights as an Alabama National shareholder will be determined by Alabama National's Certificate of Incorporation and Bylaws and by the Delaware General Corporation Law. The rights of Alabama National's shareholders differ from the rights of Peoples State Bank shareholders in certain important respects.

Dissenters' Rights (Page 18). As a Peoples State Bank shareholder, you have the right to dissent from the merger and to receive cash in respect of the "fair value" of your shares of Peoples State

Bank common stock. To do this, you must follow certain procedures required by the Florida Statutes, including filing notices with us and/or voting against the merger. The procedures to be followed by dissenting shareholders are summarized under "General Information-Dissenters' Rights" at page 18. A copy of the Florida Statutes' statutory provisions regarding dissenters' rights is set forth in Appendix B to this Proxy Statement-Prospectus. Failure to follow precisely such provisions as are applicable may result in loss of your dissenters' rights.

If a significant number of shares of Peoples State Bank common stock are held by shareholders who dissent and elect to receive cash in lieu of their shares, the merger might not qualify for pooling-of-interests accounting treatment. Such accounting treatment is a condition to Alabama National's obligation to complete the merger. In addition, the merger agreement may be terminated by Alabama National if the holders of more than 5% of the outstanding shares of Peoples State Bank common stock invoke their dissenters' rights. Further, dissent by holders of a significant number of shares of Peoples State Bank common stock could cause the merger not to qualify as a tax-free reorganization for federal income tax purposes.

Selected Consolidated Financial Data

The following tables present for Alabama National and Peoples State Bank, on an historical basis, selected consolidated financial data and ratios. This information is based on the consolidated financial statements of Alabama National that it has presented in its filings with the Securities and Exchange Commission, and financial information of Peoples State Bank, included herein as Appendix C, and should be read in conjunction with those financial statements and accompanying notes.

      ALABAMA NATIONAL BANCORPORATION SELECTED CONSOLIDATED FINANCIAL DATA
                                  (HISTORICAL)

            (Amounts in thousands, except ratios and per share data)

                               Nine Months
                                  Ended
                              September 30,                      Year Ended December 31,
                          ----------------------  ----------------------------------------------------------
                             2000        1999        1999        1998(1)     1997(1)     1996(1)     1995(1)
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income Statement Data:
Interest income.........  $  117,181  $   90,811  $  125,668  $  115,704  $  104,508  $   93,178  $   62,090
Interest expense........      61,493      42,441      59,283      56,555      48,379      42,174      30,079
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net interest income.....      55,688      48,370      66,385      59,149      56,129      51,004      32,011
Provision for loan
 losses (benefit of
 recoveries)............       1,553       1,338       1,954       1,796       3,421       1,035       1,171
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net interest income
 after provision for
 loan losses (benefit of
 recoveries)............      54,135      47,032      64,431      57,353      52,708      49,969      30,840
Net securities gains
 (losses)...............           1         189         190         174          (2)        (84)         21
Noninterest income......      23,399      22,203      30,367      29,176      20,296      19,214      10,749
Noninterest expense.....      51,880      45,835      62,455      61,154      52,788      50,175      32,141
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income before income
 taxes..................      25,655      23,589      32,533      25,549      20,214      18,924       9,469
Provision for income
 taxes..................       7,868       7,452      10,237       8,154       6,086       5,279         951
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income before minority
 interest in earnings of
 consolidated
 subsidiary.............      17,787      16,137      22,296      17,395      14,128      13,645       8,518
Minority interest in
 earnings of
 consolidated
 subsidiary.............          20          18          25          23          12          14         650
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income..............  $   17,767  $   16,119  $   22,271  $   17,372  $   14,116  $   13,631  $    7,868
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Balance Sheet Data:
Total assets............  $2,187,324  $1,863,368  $1,921,884  $1,672,049  $1,495,814  $1,260,635  $1,142,064
Earning assets..........   1,981,210   1,687,253   1,716,935   1,493,122   1,313,097   1,149,038   1,035,396
Securities..............     339,641     348,181     345,123     324,213     265,102     224,939     227,087
Loans held for sale.....       8,761       8,162       8,615      19,047       5,291       4,339       2,431
Loans, net of unearned
 income.................   1,586,220   1,252,806   1,320,160   1,087,027     961,079     863,968     743,530
Allowance for loan
 losses.................      20,840      17,553      18,068      16,540      14,844      12,633      11,621
Deposits................   1,704,810   1,408,965   1,442,155   1,275,175   1,125,479     988,876     945,544
Short-term debt.........      72,589      48,389      18,389      21,700      29,087      42,205      21,280
Long-term debt..........      78,948      71,025     124,005      32,328      16,587      12,939       1,089
Stockholders' equity....     153,228     137,641     138,255     130,993     116,888     105,204      88,230
Weighted Average Shares
 Outstanding--Diluted
 (2)....................      11,221      11,273      11,273      11,173      10,999      10,490       6,429
Per Common Share Data:
Net income--diluted
 (3)....................  $     1.58  $     1.43  $     1.98  $     1.55  $     1.28  $     1.30  $     1.09
Book value (period
 end)...................       13.87       12.44       12.49       11.94       11.02       10.43        9.04
Tangible book value
 (period end)...........       12.55       11.46       11.52       11.19       10.20        9.66        8.24
Dividends declared......        0.63        0.54        0.72        0.60        0.46        0.28         --
Performance Ratios:
Return on average
 assets.................        1.17%       1.25%       1.26%       1.10%       1.05%       1.17%       1.02%
Return on average
 equity.................       16.42       15.86       16.28       13.81       12.73       14.22       14.30
Net interest margin
 (4)....................        4.04        4.19        4.18        4.24        4.62        4.75        4.44
Net interest margin
 (taxable equivalent)
 (4)....................        4.10        4.25        4.25        4.31        4.71        4.83        4.53
Asset Quality Ratios:
Allowance for loan
 losses to period end
 loans (5)..............        1.31%       1.40%       1.37%       1.52%       1.54%       1.46%       1.56%
Allowance for loan
 losses to period end
 nonperforming loans
 (6)....................      451.57      432.77      394.67      340.61      281.14      377.22      296.61
Net charge-offs
 (recoveries) to average
 loans (5)..............        0.02        0.04        0.04        0.01        0.13        0.00        0.05
Nonperforming assets to
 period end loans and
 foreclosed property (5)
 (6)....................        0.37        0.40        0.40        0.56        0.73        0.48        0.63
Capital and Liquidity
 Ratios:
Average equity to
 average assets.........        7.14%       7.91%       7.77%       7.95%       8.27%       8.21%       7.11%
Leverage (4.00% required
 minimum) (7)...........        6.90        7.36        7.18        7.41        7.75        8.64       10.33
Risk-based capital
 Tier 1 (4.00% required
  minimum) (7)..........        8.67        9.69        9.38       10.03        9.89       10.91       10.83
 Total (8.00% required
  minimum) (7)..........        9.91       10.93       10.62       11.28       11.14       12.16       12.08
Average loans to average
 deposits...............       93.68       88.21       88.96       83.02       85.44       84.08       78.81

--------
(1) On December 31, 1998, Community Bank of Naples, N.A. ("Naples") merged with and into a subsidiary of Alabama National (the "Naples Merger"). Pursuant to the terms of the Naples Merger, each share of Naples common stock was converted into 0.53271 shares of Alabama National's common stock. On October 2, 1998, Community Financial Corporation ("CFC") merged with and into Alabama National (the "CFC Merger"). Pursuant to the terms of the CFC Merger, each share of CFC common stock was converted into 0.351807 shares of Alabama National's common stock. On May 29, 1998, Public Bank Corporation ("PBC") merged with and into Alabama National (the "PBC Merger"). Pursuant to the terms of the PBC Merger, each share of PBC common stock was converted into 0.2353134 shares of Alabama National's common stock. On November 30, 1997, First American Bancorporation ("FAB") merged with and into Alabama National (the "FAB Merger"). Pursuant to the terms of the FAB Merger, each share of FAB common stock was converted into 0.7199 shares of Alabama National's common stock. On September 30, 1996, FIRSTBANC Holding Company, Inc. ("FIRSTBANC") was merged with and into Alabama National, with each share of common stock of FIRSTBANC being converted into
    7.12917 shares of Alabama National's common stock. Each of the aforementioned mergers was accounted for as pooling of interests. On December 29, 1995, National Commerce Corporation ("NCC") and Commerce Bankshares, Inc. ("CBS") merged with and into the Company (the "NCC Merger"). Pursuant to the terms of the NCC Merger, each share of NCC common stock was converted into 348.14 shares of Alabama National's common stock and each share of CBS common stock was converted into 7.0435 shares of Alabama National's common stock for a total of 3,106,981 shares (or 50.1%) of the then outstanding Company common stock being issued to NCC and CBS shareholders. The NCC Merger was accounted for as a "reverse acquisition," whereby NCC is deemed to have acquired Alabama National for financial reporting purposes. However, Alabama National remained as the continuing legal entity and registrant for Securities and Exchange Commission filing purposes. Consistent with the reverse acquisition accounting treatment, the historical income statement information included in the Five-Year Summary of Selected Financial Data of Alabama National is that of NCC for 1995. The historical Five-Year Summary of Selected Financial Data for all periods have been restated to include the results of operations of Naples, CFC, PBC, FAB, and FIRSTBANC from the earliest period presented, except for dividends per common share.
(2) The weighted average common share and common equivalent shares outstanding are those of NCC, CBS, Naples, CFC, PBC, FAB, and FIRSTBANC converted into Alabama National common stock and common stock equivalents at the applicable exchange ratios.
(3) Net income per common share-diluted is calculated based upon net income adjusted for cash dividends on preferred stock.
(4) Net interest income divided by average earning assets.
(5) Does not include loans held for sale.
(6) Nonperforming loans and nonperforming assets includes loans past due 90 days or more that are still accruing interest. It is Alabama National's policy to place all loans on nonaccrual status when over ninety days past due.
(7) Based upon fully phased-in requirements.

      PEOPLES STATE BANK SELECTED CONSOLIDATED FINANCIAL DATA (HISTORICAL)

            (Amounts in thousands, except ratios and per share data)

                            Nine Months
                               Ended
                           September 30,             Year Ended December 31,
                          -----------------  --------------------------------------------
                            2000     1999      1999     1998     1997     1996     1995
                          --------  -------  --------  -------  -------  -------  -------
Income Statement Data:
Interest income (5).....  $  6,934  $ 5,257  $  7,257  $ 6,009  $ 5,542  $ 4,753  $ 4,368
Interest expense........     3,231    2,154     3,024    2,509    2,469    1,897    1,538
                          --------  -------  --------  -------  -------  -------  -------
Net interest income.....     3,703    3,103     4,233    3,500    3,073    2,856    2,830
Provision for loan
 losses (benefit of
 recoveries)............       200       57       153      --       --       --        60
                          --------  -------  --------  -------  -------  -------  -------
Net interest income
 after provision for
 loan losses (benefit of
 recoveries)............     3,503    3,046     4,080    3,500    3,073    2,856    2,770
Net securities gains
 (losses)...............       --         6         6       13       (2)       1      --
Noninterest income (5)..       787      680       934      787      815      722      757
Noninterest expense.....     2,752    2,593     3,405    3,247    2,722    2,396    2,519
                          --------  -------  --------  -------  -------  -------  -------
Income before income
 taxes..................     1,538    1,139     1,615    1,053    1,164    1,183    1,008
Provision for income
 taxes..................       575      423       580      350      409      439      363
                          --------  -------  --------  -------  -------  -------  -------
Net income..............  $    963  $   716  $  1,035  $   703  $   755  $   744  $   645
                          ========  =======  ========  =======  =======  =======  =======
Balance Sheet Data:
Total assets............  $121,622  $96,398  $103,619  $79,675  $72,848  $64,879  $54,982
Earning assets..........   113,308   88,544    94,377   70,845   67,811   61,421   52,063
Securities..............    12,602    8,997     8,800    9,685   10,551   10,498   10,708
Loans held for sale.....       --       --        --       --       --       --       --
Loans, net of unearned
 income.................    98,557   79,029    83,329   60,073   54,026   46,775   31,890
Allowance for loan
 losses.................     1,211      967     1,043      925      936      919      932
Deposits................   101,955   81,183    87,096   69,842   65,461   57,729   48,022
Short-term debt.........     8,000    6,000     6,000      --       --       --       --
Long-term debt..........       --       --        --       --       --       --       --
Stockholders' equity....     8,827    7,850     8,029    7,522    7,084    6,547    6,668
Weighted Average Shares
 Outstanding--Diluted
 (1)....................       631      631       631      631      631      668      691
Per Common Share Data:
Net income--diluted.....  $   1.52  $  1.13  $   1.64  $  1.11  $  1.20  $  1.11  $  0.93
Book value (period
 end)...................     13.99    12.44     12.72    11.92    11.23    31.18    28.99
Tangible book value
 (period end)...........     13.99    12.44     12.72    11.92    11.23    31.18    28.99
Dividends declared......      0.45     0.35      0.45     0.40     0.40     1.20     0.91
Performance Ratios:
Return on average
 assets.................      1.13%    1.04%     1.11%    0.93%    1.09%    1.27%    1.21%
Return on average
 equity.................     15.25    12.43     13.24     9.60    11.04    11.10    10.06
Net interest margin
 (2)....................      4.76     5.06      5.04     5.11     4.75     5.21     5.59
Net interest margin
 (taxable equivalent)
 (2)....................      4.82     5.09      5.08     5.16     4.78     5.25     5.63
Asset Quality Ratios:
Allowance for loan
 losses to period end
 loans..................      1.23%    1.22%     1.25%    1.54%    1.73%    1.96%    2.92%
Allowance for loan
 losses to period end
 nonperforming loans
 (3)....................    332.69   208.86    363.41   218.16   120.00   149.19   269.36
Net charge-offs
 (recoveries) to average
 loans..................      0.05     0.03      0.05     0.02    (0.03)    0.03     0.20
Nonperforming assets to
 period end loans and
 foreclosed property
 (3)....................      0.50     0.65      0.56     0.71     1.53     1.61     1.45
Capital and Liquidity
 Ratios:
Average equity to
 average assets.........      7.40%    8.40%     8.35%    9.71%    9.88%   11.47%   12.04%
Leverage (4.00% required
 minimum) (4)...........      7.54     8.41      8.06     9.72     9.75    10.65    12.33
Risk-based capital
 Tier 1 (4.00% required
  minimum) (4)..........      9.98    11.15     10.97    13.34    15.53    15.23    21.70
 Total (8.00% required
  minimum) (4)..........     11.23    12.41     12.22    14.59    16.79    16.49    22.94
Average loans to average
 deposits...............     95.85    89.38     89.79    82.68    82.21    79.16    68.19

--------
(1) The calculation of the weighted average shares outstanding has been adjusted to reflect the following changes in equity. Effective July 17, 1997, Peoples State Bank declared a three-for-one stock split, and changed the par value of its common stock from $5 to $1.67 per common share. Effective May 19, 1995, Peoples State Bank declared an eight-for-one stock split, and changed the par value of its common stock from $25 to $5 per common share.
(2) Net interest income divided by average earning assets.
(3) Nonperforming loans and nonperforming assets include loans past due 90 days or more and still accruing interest.
(4) Based upon fully phased-in requirements.
(5) Includes loan fees of $128,000, $119,000, $156,000, $123,000, $83,000,
    $97,000 and $150,000 for the nine month periods ended September 30, 2000 and 1999 and for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively, that were reclassified from noninterest income to be consistent with Alabama National's presentation.

Pro Forma Selected Consolidated Financial Data

The following table sets forth financial results of Peoples State Bank and Alabama National as if the companies had been combined for the periods shown ("pro forma results"). You should not assume that Peoples State Bank and Alabama National would have achieved the pro forma results if they had actually been combined during the periods shown. For additional pro forma information, you should read "Pro Forma Financial Information" beginning on page 45.

                 PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA

            (Amounts in thousands, except ratios and per share data)

                            Nine Months Ended
                              September 30,                      Year Ended December 31,
                          ----------------------  ----------------------------------------------------------
                             2000        1999        1999        1998        1997        1996        1995
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income Statement Data:
Interest income.........  $  124,115  $   96,068  $  132,925  $  121,713  $  110,050  $   97,931  $   66,458
Interest expense........      64,724      44,595      62,307      59,064      50,848      44,071      31,617
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net interest income.....      59,391      51,473      70,618      62,649      59,202      53,860      34,841
Provision for loan
 losses (benefit of
 recoveries)............       1,753       1,395       2,107       1,796       3,421       1,035       1,231
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net interest income
 after provision for
 loan losses (benefit of
 recoveries)............      57,638      50,078      68,511      60,853      55,781      52,825      33,610
Net securities gains
 (losses)...............           1         195         196         187          (4)        (83)         21
Noninterest income......      24,186      22,883      31,301      29,963      21,111      19,936      11,506
Noninterest expense.....      54,632      48,428      65,860      64,401      55,510      52,571      34,660
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income before income
 taxes..................      27,193      24,728      34,148      26,602      21,378      20,107      10,477
Provision for income
 taxes..................       8,443       7,875      10,817       8,504       6,495       5,718       1,314
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income before minority
 interest in earnings of
 consolidated
 subsidiary.............      18,750      16,853      23,331      18,098      14,883      14,389       9,163
Minority interest in
 earnings of
 consolidated
 subsidiary.............          20          18          25          23          12          14         650
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income..............  $   18,730  $   16,835  $   23,306  $   18,075  $   14,871  $   14,375  $    8,513
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Balance Sheet Data:
Total assets............  $2,308,946  $1,959,766  $2,025,503  $1,751,724  $1,568,662  $1,325,514  $1,197,046
Earning assets..........   2,094,518   1,775,797   1,811,312   1,563,967   1,380,908   1,210,459   1,087,459
Securities..............     352,243     357,178     353,923     333,898     275,653     235,437     237,795
Loans held for sale.....       8,761       8,162       8,615      19,047       5,291       4,339       2,431
Loans, net of unearned
 income.................   1,684,777   1,331,835   1,403,489   1,147,100   1,015,105     910,743     775,420
Allowance for loan
 losses.................      22,051      18,520      19,111      17,465      15,780      13,552      12,553
Deposits................   1,806,765   1,490,148   1,529,251   1,345,017   1,190,940   1,046,605     993,566
Short-term debt.........      80,589      54,389      24,389      21,700      29,087      42,205      21,280
Long-term debt..........      78,948      71,025     124,005      32,328      16,587      12,939       1,089
Stockholders' equity....     162,055     145,491     146,284     138,515     123,972     111,751      94,898
Weighted Average Shares
 Outstanding-- Diluted
 (1)....................      11,956      12,008      12,008      11,908      11,734      11,268       7,234
Per Common Share Data:
Net income--diluted
 (2)....................  $     1.57  $     1.40  $     1.94  $     1.52  $     1.27  $     1.28  $     1.18
Book value (period end)
 (3)....................       13.75       12.33       12.40       11.83       10.93       10.29        9.33
Tangible book value
 (period end) (3).......       12.51       11.64       11.49       11.13       10.16        9.57        8.56
Dividends declared (4)..        0.63        0.54        0.72        0.60        0.46        0.28         --
Performance Ratios:
Return on average
 assets.................        1.17%       1.24%       1.26%       1.09%       1.05%       1.17%       1.03%
Return on average
 equity.................       16.36       15.68       16.11       13.57       12.63       14.02       14.00
Net interest margin
 (5)....................        4.08        4.23        4.23        4.28        4.63        4.77        4.50
Net interest margin
 (taxable equivalent)
 (5)....................        4.14        4.30        4.29        4.35        4.71        4.85        4.58
Asset Quality Ratios:
Allowance for loan
 losses to period end
 loans..................        1.31%       1.39%       1.36%       1.52%       1.55%       1.49%       1.62%
Allowance for loan
 losses to period end
 nonperforming loans
 (6)....................      442.88      409.83      431.11      330.78      260.40      341.79      294.39
Net charge-offs
 (recoveries) to average
 loans..................        0.02        0.04        0.04        0.01        0.12        0.00        0.06
Nonperforming assets to
 period end loans and
 foreclosed property
 (6)....................        0.38        0.42        0.38        0.57        0.77        0.54        0.66
Capital and Liquidity
 Ratios:
Average equity to
 average assets.........        7.15%       7.93%       7.80%       8.03%       8.35%       8.37%       7.46%
Leverage (4.00% required
 minimum) (7)...........        6.93        7.42        7.23        7.51        7.85        8.74       10.47
Risk-based capital
 Tier 1 (4.00% required
  minimum) (7)..........        8.73        9.77        9.46       10.18       10.11       11.11       11.59
 Total (8.00% required
  minimum) (7)..........        9.98       11.01       10.70       11.43       11.36       12.36       12.84
Average loans to average
 deposits...............       93.80       88.27       89.00       83.00       85.26       83.83       78.30

--------
(1) The weighted average common shares and common equivalent shares outstanding are of Alabama National plus Peoples State Bank converted at the exchange ratio of 1.16396 shares of Alabama National common stock for each share of Peoples State Bank common stock. For the purpose of these pro forma selected consolidated financial data, the shares of Alabama National common stock and common equivalent shares to be issued as a result of the consummation of the merger is calculated by multiplying the exchange ratio by the number of Peoples State Bank common shares actually outstanding.
(2) Net income per common share-diluted is calculated based upon net income as adjusted for minority interests in earnings of consolidated subsidiaries.
(3) Book value and tangible book value are calculated on the total shares of Alabama National common stock plus shares of Peoples State Bank common stock converted at the exchange ratio of 1.16396 shares of Alabama National common stock for each share of Peoples State Bank common stock. For purpose of this pro forma selected consolidated financial data, it is assumed that 735,000 shares of Alabama National stock will be issued in consummating the merger. This figure is calculated by multiplying the exchange ratio by the number of Peoples State Bank shares actually outstanding.
(4) Pro forma dividend amounts are unchanged from Alabama National historical amounts.
(5) Net interest income divided by average earning assets.
(6) Nonperforming loans and nonperforming assets include loans past due 90 days or more that are still accruing interest.
(7) Based upon fully phased-in requirements.

Comparative Per Share Data

The following table shows selected comparative per share information for each of our companies on an historical basis, for Alabama National common stock on a pro forma basis reflecting consummation of the merger and for the Peoples State Bank common stock on an equivalent pro forma basis reflecting consummation of the merger. This table has been prepared giving effect to the merger on a pooling-of-interests accounting basis. We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. The data in the following table does not reflect these anticipated expenses. We also anticipate that the merger will provide the combined company with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. However, we do not reflect any of these anticipated cost savings or benefits in the pro forma information. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. We base this information on the consolidated historical financial statements of Alabama National that it has presented in its filings with the Securities and Exchange Commission and the historical financial statements of Peoples State Bank which are included herein as Appendix C and the Pro Forma Financial Information beginning on page 45 of this Proxy Statement-Prospectus.

                                                                Year Ended
                                                               December 31,
                                        Nine Months Ended  --------------------
                                        September 30, 2000  1999   1998   1997
                                        ------------------ ------ ------ ------
Alabama National Common Stock
  Net income per common share--diluted:
   Historical..........................       $ 1.58       $ 1.98 $ 1.55 $ 1.28
   Pro forma combined..................         1.57         1.94   1.52   1.27
  Dividends paid per common share:
   Historical..........................         0.63         0.72   0.60   0.46
  Book value per common share (end of
   period)
   Historical (1)......................        13.87        12.49  11.94  11.02
   Pro forma combined..................        13.75        12.40  11.83  10.93


Peoples State Bank Common Stock
  Net income per common share:
   Historical..........................       $ 1.52       $ 1.64 $ 1.11 $ 1.20
   Pro forma equivalent (2)............         1.83         2.26   1.77   1.48
  Dividends paid per common share:
   Historical..........................         0.45         0.45   0.40   0.40
   Pro forma equivalent (2)............         0.73         0.84   0.70   0.54
  Book value per common share (end of
   period)
   Historical..........................        13.99        12.72  11.92  11.23
   Pro forma equivalent (2)............        16.00        14.43  13.77  12.72

--------
(1) Pro forma dividends for Alabama National are the same as historical dividends. Alabama National does not anticipate a change in its dividend policy as a result of the Merger.
(2) Peoples State Bank equivalent pro forma amounts are computed by multiplying the Alabama National pro forma amount by the exchange ratio of 1.16396 shares of Alabama National common stock for each share of Peoples State Bank common stock. See "The Merger-Terms of the Merger."

                                  RISK FACTORS

In addition to the other information included in this proxy statement-prospectus, shareholders of Peoples State Bank are urged to consider carefully the following factors in determining whether to approve the merger agreement:

Restrictions on Dividends

The principal business operations of Alabama National are conducted through its subsidiary banks. Cash available to pay dividends to shareholders of Alabama National is derived primarily, if not entirely, from dividends paid by the banks. After the merger, the ability of the banks to pay dividends to Alabama National as well as Alabama National's ability to pay dividends to its stockholders will continue to be subject to and limited by certain legal and regulatory restrictions. Further, any lenders making loans to Alabama National may impose financial covenants that may be more restrictive than regulatory requirements with respect to the payment of dividends by Alabama National. There can be no assurance of whether or when Alabama National may pay dividends after the merger.

Fixed Merger Consideration Despite Potential Change in Relative Stock Prices

Upon completion of the merger, each share of Peoples State Bank common stock will be converted into the right to receive 1.16396 shares of Alabama National common stock. This exchange ratio will not be adjusted in the event of any increase or decrease in the price of Alabama National common stock. The price of Alabama National common stock when the merger takes place may vary from its prices at the date of this proxy statement-prospectus and at the date of the special meeting of shareholders of Peoples State Bank. For example, during the twelve month period ending on December 14, 2000 (the most recent practicable date prior to the printing of this proxy statement-prospectus), the closing price of Alabama National common stock varied from a low of $15.75 to a high of $24.63 and ended that period at $22.50, (see "Market Prices" on page 4 for further information). Such variations may be the result of changes in the business, operations or prospects of Alabama National, Peoples State Bank or the merged companies, regulatory considerations, general market and economic conditions and other factors.

Holders of common stock of Peoples State Bank are urged to obtain current market quotations for Alabama National common stock.

Supervision and Regulation

The banking industry is heavily regulated. Subsequent to the merger, Alabama National and its subsidiary banks will be subject, in certain respects, to regulation by the Federal Reserve, the Federal Depository Insurance Corporation (the "FDIC"), the Office of the Comptroller of the Currency (the "OCC"), the Alabama State Banking Department, the Florida Department of Banking and Finance and the Georgia State Banking Department. The success of Alabama National depends not only on competitive factors but also on state and federal regulations affecting banks and bank holding companies. The regulations are primarily intended to protect depositors, not shareholders. The ultimate effect of recent and proposed changes to the regulation of the financial institution industry cannot be predicted. The effects of the implementation of new legislation applicable to Alabama National and its subsidiary banks including the Gramm-Leach-Bliley Act of March 2000, cannot be measured at this time. The Gramm-Leach-Bliley Act permits bank holding companies to affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Regulations now affecting Alabama National and Peoples State Bank may be modified at any time, and there is no assurance that such modification will not adversely affect the business of Alabama National and its subsidiary banks.

Monetary Policies

The results of operations of Alabama National and Peoples State Bank are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Banks and Peoples State Bank.

Allowance for Loan Losses

Management of each of Alabama National's subsidiary banks and of Peoples State Bank maintains an allowance for loan losses based upon, among other things, (i) historical experience, (ii) an evaluation of economic conditions and (iii) regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the respective loan portfolios. Management then provides an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. Although each of Alabama National and Peoples State Bank believes that the allowance for loan losses at each of their companies are adequate, there can be no assurance that such allowances will prove sufficient to cover future losses. Future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to non-performing or performing loans of Alabama National and Peoples State Bank. Material additions to the allowance for loan losses of Alabama National and Peoples State Bank would result in a material decrease in Alabama National's net income, and possibly its capital, and could result in its inability to pay dividends, among other adverse consequences.

Interests of Certain Persons in the Transaction

Directors and officers of Alabama National and Peoples State Bank (and certain of their family members and related interests) have personal interests in the Merger that may present them with conflicts of interest in connection with the Merger. The Boards of Directors of Alabama National and Peoples State Bank are aware of this and have considered the personal interests disclosed in this Proxy Statement-Prospectus in their evaluation of the Merger. Reference should be made to "The Merger-Background of and Reasons for the Merger" at page 20 and "The Merger-Interests of Certain Persons in the Merger" at page 41 for a description of such potential conflicts of interest.

                              GENERAL INFORMATION

Meeting, Record Dates and Votes Required

A special meeting of Shareholders of Peoples State Bank will be held at 6:00 p.m. local time, on Thursday, January 25, 2001 (the "Special Meeting"), at the
E. L. Puryear Building, 243 South Lake Avenue, Groveland, Florida 34736. The purpose of the meeting is to consider and vote upon a proposal to approve the Merger Agreement dated October 10, 2000 between Peoples State Bank and Alabama National (the "Merger Agreement"), which provides for, among other things, the merger of Peoples State Interim Bank ("Interim Bank"), a subsidiary of Alabama National with and into Peoples State Bank (the "Merger"). Following the merger, Peoples State Bank will be a wholly-owned subsidiary of Alabama National. Only holders of record of Peoples State Bank common stock at the close of business on December 15, 2000 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 631,464 shares of Peoples State Bank common stock issued, outstanding and entitled to be voted. There were 184 Peoples State Bank shareholders of record on the Record Date. Each share of Peoples State Bank common stock will be entitled to one vote at the Special Meeting.

The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Peoples State Bank common stock entitled to vote at the Special Meeting is necessary to constitute a quorum at such meeting.

Approval of the Merger Agreement on behalf of Peoples State Bank, pursuant to the Florida Statutes, will require the affirmative vote of the holders of at least a majority (50.1%) of the outstanding shares of Peoples State Bank common stock entitled to be voted thereon. In order to vote for the Merger Agreement, Peoples State Bank shareholders must vote for their approval on the enclosed proxy or attend the Special Meeting and vote for the Merger Agreement. As of the Record Date, 136,289 shares of Peoples State Bank common stock, or 21.58% of the total shares of Peoples State Bank common stock outstanding, were beneficially owned and entitled to be voted by directors and executive officers of Peoples State Bank and certain family members and related interests. Certain officers and directors of Peoples State Bank with the power to vote an aggregate of 136,289 shares of Peoples State Bank common stock (approximately 21.58% of the outstanding shares entitled to vote), have entered into agreements with Alabama National whereby they have agreed to vote in favor of the Merger.

Dissenters' rights may be demanded by Peoples State Bank shareholders who do not vote in favor of the Merger and who follow the specified procedures of the Florida Statutes. See "Dissenters' Rights" on page 18.

Proxies and Other Matters

The enclosed Peoples State Bank proxies are solicited on behalf of the Board of Directors of Peoples State Bank for use in connection with the Special Meeting and any adjournment or adjournments thereof. Holders of Peoples State Bank common stock are requested to complete, date and sign the accompanying proxy and return it promptly to Peoples State Bank in the enclosed envelope. Failure to return a properly executed proxy or to vote at the Peoples State Bank Meeting will have the same effect as a vote against approval of the Merger Agreement. Peoples State Bank shareholders should not forward any stock certificates with their proxies.

A Peoples State Bank shareholder who has executed and delivered a proxy may revoke it at any time before such proxy is voted (i) by giving a later written proxy, (ii) by giving written revocation to the Secretary of Peoples State Bank, provided such later proxy or revocation is actually received by Peoples State Bank before the vote of the shareholders, or (iii) by voting in person at the Special Meeting. Any shareholder attending the Special Meeting may vote in person whether or not a proxy has been previously filed. The shares represented by all properly executed proxies received in time for the Special Meeting, unless said proxies are revoked, will be voted in accordance with the instructions therein. If instructions are not given, properly executed proxies received will be voted FOR approval of the Merger Agreement and FOR the election of each of the nominated directors.

Peoples State Bank will bear the costs of solicitation of proxies for the Special Meeting. Such solicitation will be made by mail but also may be made by telephone, facsimile or in person by the directors, officers and employees of Peoples State Bank.

If a quorum is not obtained, or if fewer shares of Peoples State Bank common stock are voted in favor of approval of the Merger than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of such Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked), notwithstanding that they might have been effectively voted on the same or any other matter at a previous meeting.

The management of Peoples State Bank is not aware of any business to be acted upon at the Special Meeting other than the proposal to approve the Merger Agreement. If other matters are properly brought before the Special Meeting or any adjournment thereof, the enclosed proxy, if properly signed, dated and returned, will be voted in accordance with the recommendation of the Peoples State Bank's management or, if there is no such recommendation, in the discretion of the individuals named as proxies therein.

Dissenters' Rights

Pursuant to the Florida Statutes, each shareholder of Peoples State Bank entitled to vote on the Merger who objects to the Merger in strict compliance with the procedures set forth in Section 658.44 of the Florida Statutes relating to the rights of dissenting stockholders (the "Dissent Provisions") shall be entitled to receive in cash the value of his or her shares of Peoples State Bank Common Stock. A PEOPLES STATE BANK STOCKHOLDER MUST COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN THE DISSENT PROVISIONS. FAILURE TO FOLLOW ANY SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF HIS OR HER DISSENTERS' RIGHTS.

To perfect dissenters' rights, a holder of Peoples State Bank Common Stock must vote against approval of the Merger Agreement or provide written notice to Peoples State Bank at or prior to the Special Meeting indicating that such stockholder dissents from the plan of Merger and the Merger Agreement. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to Peoples State Bank of Groveland, 200 East Broad Street, Groveland, Florida 34736,
Attention: Secretary. All such communications should be signed by or on behalf of the dissenting Peoples State Bank shareholder in the form in which his or her shares are registered on the books of Peoples State Bank.

If the dissenting stockholder properly perfects his or her dissenters' rights and the Merger Agreement is adopted and approved by the shareholders of Peoples State Bank, then such dissenting Peoples State Bank shareholder shall have the following rights with respect to those shares. Under the Dissent Provisions, on or promptly after the effective date of a merger between two Florida state banks, the surviving state bank may fix an amount which it will pay in cash to dissenting shareholders of the acquired institution. If the surviving state bank fixes such an amount (which it is not legally required to do), it shall offer to pay such amount to the holders of all dissenting shares of the acquired institution. The owners of dissenting shares who have accepted the offer shall be entitled to receive the amount so offered upon surrender of their stock certificates at any time within 30 days after the effective date of the merger. Those owners who have not accepted such an offer for their shares shall have the value of their dissenting shares determined as of the effective date of the merger by three appraisers; one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors for the surviving bank, and the third to be selected by the other two appraisers so chosen. The value agreed upon by any two of the three appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as required under the Florida Statutes, or the appraisers fail to determine the value of the dissenting shares, the Department shall cause an appraisal of the dissenting shares to be made, which appraisal shall be paid for by the surviving state bank. Upon conclusion of the appraisal process, the value determined pursuant to the appraisal shall be paid to all dissenting shareholders in cash upon surrender of the stock certificates representing such shares within 30 days after the appraisal has been made.

The foregoing does not purport to be a complete statement of the provisions of the Florida Statutes relating to statutory dissenters' rights and is qualified in its entirety by reference to the Dissent Provisions, which are reproduced in full in Appendix B to this Proxy Statement-Prospectus and which are incorporated herein by reference.

Recommendation of Board of Directors

The Board of Directors of Peoples State Bank recommends that the shareholders of Peoples State Bank vote FOR the proposal to approve the Merger Agreement. See "The Merger-Background of and Reasons for the Merger."

                                   THE MERGER

The following information concerning the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Appendix A and incorporated herein by reference. The information contained herein with respect to the opinion of the financial advisor to Peoples State Bank is qualified in its entirety by reference to the opinion of such financial advisor, which is attached hereto as Appendix D and incorporated herein by reference.

Terms of the Merger

At the date and time when the Merger becomes effective (the "Effective Time"), Interim Bank, a newly formed subsidiary of Alabama National, will merge with and into Peoples State Bank. In the Merger, each share of Peoples State Bank common stock outstanding immediately prior to the Effective Time, other than shares with respect to which dissenters' rights shall have been perfected, will be converted into and exchanged for the right to receive 1.16396 shares of Alabama National common stock (the "Exchange Ratio"). If the Merger is consummated, approximately 6.65% of the outstanding shares of Alabama National common stock will be held by former Peoples State Bank shareholders.

No fractional shares of Alabama National common stock will be issued in respect to Peoples State Bank common stock, and cash will be paid by Alabama National in lieu of issuance of such fractional shares. The amount paid in lieu of fractional shares will be calculated by multiplying such fractional part of a share of Alabama National common stock by the average of the high and low sales price of one share of Alabama National common stock reported on the NASDAQ National Market System on each of the ten trading days ending on the fifth business day prior to the Effective Time. No holder of Peoples State Bank common stock who would otherwise have been entitled to a fractional share of Alabama National common stock will be entitled to dividends, voting rights or any right as holder with respect to such fractional shares.

Holders of Peoples State Bank common stock will have the right to dissent from the Merger Agreement and receive a cash payment equal to the fair value of their shares, all in conformity with the Florida Statutes. See "General Information-Dissenters' Rights."

Effective Time

Articles of Merger will be filed with the Secretary of State of the State of Florida as soon as practicable after all conditions contained in the Merger Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals, and expiration of all statutory waiting periods, and the approval of the Merger Agreement by the shareholders of Peoples State Bank. The Effective Time of the Merger will be at the time the Articles of Merger shall be accepted for filing by the Secretary of State of Florida (or such later time as the parties may agree).

Background of and Reasons for the Merger

Alabama National management came into contact with Peoples State Bank management through Alabama National's investment department. John H. Holcomb, III, Alabama National's Chairman and Chief Executive Officer, often travels with officers of Alabama National's investment department as they visit banks in the Southeast. Mr. Holcomb met informally with Wayne Turner, Peoples State Bank's President and Chief Executive Officer, and several other members of the Groveland board of directors on May 11, 1999. At that meeting, Mr. Holcomb described Alabama National, its history, strategy, and operating structure. He also expressed an interest in Peoples State Bank should it decide to consider a merger partner. Peoples State Bank had received similar informal expressions of interest from other potential merger partners in the past.

In the fall of 1999, Peoples State Bank's board decided to more formally explore potential merger options and hired The Carson Medlin Company, investment bankers ("Carson Medlin"), to aid them in considering potential offers and partners. Carson Medlin prepared an informational package requesting acquisition proposals and submitted the package to a group of 16 potentially interested parties. From this group, Carson Medlin received four non-binding offers, including one from Alabama National for 675,000 shares of its common stock.

After Carson Medlin had received and reviewed the non-binding offers, it presented them to the Peoples State Bank board for its consideration and analysis. The Peoples State Bank board reviewed and discussed the potential partners, their offers, the form of currency offered and their operating strategies. Although the Peoples State Bank board was most attracted to Alabama National's strategy and operating structure, its offer was not at a level the Peoples State Bank board deemed acceptable. Of the offers received, an offer made by a competing suitor was closest to the pricing expectations of Peoples State Bank, so on March 8, 2000, the Peoples State Bank board asked Carson Medlin to advise that party that it would only be interested in further discussions at a higher number of shares than that indicated in its initial pricing indication. The suitor declined to raise its offer to the level specified by the Peoples State Bank board. After further deliberations, the Peoples State Bank board decided to postpone any further discussions with this suitor.

During the summer of 2000, Alabama National continued to express an interest in further discussions with Peoples State Bank. On August 9, 2000, John Holcomb met with the Peoples State Bank board and presented an offer of 700,000 shares of Alabama National stock for the acquisition of Peoples State Bank. Wayne Turner subsequently responded in a telephone call that the board was interested in a transaction at a pricing level of 735,000 shares. After further analysis and consideration, Holcomb responded with an increase in the Alabama National offer to 735,000 shares. The two parties then reached a tentative agreement at this pricing level.

After the parties had reached this tentative agreement as to the exchange ratio, Peoples State Bank's Chairman, Donald Bailey, and President, Wayne Turner, visited Alabama National on September 5, 2000 to discuss the structure and other terms of the proposed transaction. Alabama National management then conducted a due diligence examination of Peoples State Bank from September 11 through September 13, 2000. Mr. Turner, along with Peoples State Bank director Jeffrey A. Rice visited Alabama National's offices on September 25, 2000 to conduct due diligence on Alabama National. After compiling and analyzing the information obtained during the due diligence period, both parties determined that they wished to pursue the transaction further.

The parties then began the negotiation of a definitive agreement for the merger of a subsidiary of Alabama National and Peoples State Bank. The Peoples State Bank board met on October 5, 2000 to discuss and vote upon the merger. At that meeting, the Peoples State Bank board discussed the terms of the proposed transaction with legal counsel Shutts & Bowen, LLP. In addition, Carson Medlin, in its role as financial advisor to Peoples State Bank, presented the Peoples State Bank board with an opinion that the consideration to be received by Peoples State Bank shareholders is fair from a financial point of view. After deliberation, the Peoples State Bank board voted unanimously to approve the transaction. The Peoples State Bank board further authorized its officers to execute the Merger Agreement and to take all other action necessary to consummate the transaction. The Merger Agreement was executed by both parties on October 10, 2000.

At the regularly scheduled August 17, 2000 meeting of the Alabama National board of directors, Mr. Holcomb presented information on Peoples State Bank and discussed management's interest in further pursuing a merger. Subsequently, in September, 2000, the board was sent a package providing additional information on Peoples State Bank and the proposed merger at a price of 735,000 shares. The Alabama National board, by unanimous written consent as of September 20, 2000, formally approved the Merger and authorized Alabama National's officers to execute the Merger Agreement and to take all other action necessary to consummate the transaction.

Alabama National's Reasons for the Merger. In approving the Merger Agreement and the Merger, the Alabama National Board considered a number of factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the Alabama National Board of Directors considered the following material factors:

  (a) the information presented to the directors by the management of Alabama National concerning the business, operations, earnings, asset quality and financial condition of Peoples State Bank, including the composition of the earning assets portfolio of Peoples State Bank;

  (b) the financial terms of the Merger, including the relationship of the value of the consideration issuable in the Merger to the market value, tangible book value and earnings per share of Peoples State Bank;

  (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of Peoples State Bank common stock for Alabama National common stock for federal income tax purposes;

  (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

  (e) the opportunity for reducing the noninterest expense of the operations of Peoples State Bank and the ability of the operations of Peoples State Bank after the Effective Time to contribute to the earnings of Alabama National;

  (f) the attractiveness of the Peoples State Bank franchise, the market position of Peoples State Bank in the markets in which it operates, and the compatibility of the franchise of Peoples State Bank in Lake County, Florida with the operations of Alabama National in its market areas; and

  (g) the compatibility of the community banking orientation of the operations of Peoples State Bank to that of Alabama National and the subsidiary banks of Alabama National (the "Banks").

Peoples State Bank's Reasons for the Merger. In approving the Merger Agreement and the Merger, the Board of Peoples State Bank considered a number of factors and criteria regarding the potential benefits of the Merger. Without assigning relative or specific weights to those factors, the Peoples State Bank Board considered the following material factors:

  (a) the financial terms of the Merger. In this regard, the Peoples State Bank board of directors considered, among other things, the opinion of The Carson Medlin Company as to the fairness of the consideration to be received from a financial point of view, to the shareholders of Peoples State Bank and the fact that Alabama National common stock has a more liquid trading market than Peoples State Bank common stock;

  (b) a comparison of Peoples State Bank as an independent entity with the Merger, particularly as to shareholder value. The Peoples State Bank board of directors considered the benefits that could reasonably be expected to accrue to Peoples State Bank shareholders from the Merger;

  (c) certain financial and other information concerning Alabama National. Such information included, among other things, information with respect to the business, operations, condition and future prospects of Alabama National;

  (d) the non-financial terms and structure of the Merger, in particular, the fact that the Merger qualifies as a tax-free reorganization for Peoples State Bank shareholders;

  (e) the likelihood of the Merger being approved by the appropriate regulatory authorities without undue conditions or delay;

  (f) the limited adverse impact, generally, of the Merger on the various constituencies served by Peoples State Bank, including its employees, customers and the community; and

  (g) the compatibility of management and the business philosophies of Peoples State Bank and Alabama National.

The Peoples State Bank board of directors recommends that Peoples State Bank shareholders vote FOR the approval of the Merger Agreement.

Opinion of Carson Medlin

Peoples State Bank engaged Carson Medlin pursuant to an engagement letter dated September 20, 1999 to provide financial advisory services. Peoples State Bank selected Carson Medlin as its financial adviser on the basis of Carson Medlin's historical relationship with Peoples State Bank and Carson Medlin's experience and expertise in representing community banks in similar transactions. Carson Medlin is an investment banking firm which specializes in the securities of financial institutions located in the southeastern United States. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of financial institutions and transactions relating to their securities, including mergers and acquisitions.

On October 5th, 2000, Carson Medlin delivered to Peoples State Bank's board, in conjunction with their meeting held to consider the merger, its written opinion to the effect that the consideration to be received is fair, from a financial point of view, to the shareholders of Peoples State Bank. Carson Medlin subsequently confirmed such opinion in writing as of the date of this proxy statement prospectus.

You should consider the following when reading the discussion of the Carson Medlin opinion in this document:

  . The summary of the opinion of Carson Medlin set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix D to this document. You should read the opinion in its entirety for a full discussion to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by Carson Medlin in connection with its opinion.

  . Carson Medlin's opinion is addressed to Peoples State Bank's board of directors and is substantially identical to the written opinion delivered to Peoples State Bank's board dated October 5th, 2000.

  . Carson Medlin expressed no opinion as to the price at which Alabama National common stock would actually be trading at any time.

  . Carson Medlin's opinion does not address the relative merits of the merger and the other business strategies considered by Peoples State Bank's board, nor does it address Peoples State Bank's board decision to proceed with the merger.

  . Carson Medlin's opinion to Peoples State Bank's board of directors rendered in connection with the merger does not constitute a recommendation to any Peoples State Bank shareholder as to how he or she should vote at the special meeting.

No limitations were imposed by Peoples State Bank's board of directors or its management upon Carson Medlin with respect to the investigations made or the procedures followed by Carson Medlin in rendering its opinion.

The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is therefore not readily susceptible to partial analysis or summary description. In connection with rendering its opinions, Carson Medlin performed a variety of financial analyses. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Carson Medlin's opinions. In performing its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Alabama National and Peoples State Bank, and may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Except as described below, none of the analyses performed by Carson Medlin was assigned a greater significance by Carson Medlin than any other. The relative importance or weight given to these analyses by Carson Medlin is not effected by the order of the analyses (and the corresponding results). The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

Carson Medlin has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of Alabama National or Peoples State Bank, nor was it furnished with any appraisals.

Carson Medlin is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of Alabama National or Peoples State Bank; and it has assumed that Alabama National's and Peoples State Bank's allowances are in the aggregate adequate to cover losses. Carson Medlin's opinion is necessarily based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

In rendering its opinions, Carson Medlin made the following assumptions:

  . that the merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles;

  . that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Peoples State Bank, Alabama National or on the anticipated benefits of the merger;

  . that Peoples State Bank had provided it with all of the information prepared by Peoples State Bank or its other representatives that might be material to Carson Medlin in its review; and

  . that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgement of the management of Peoples State Bank as to the future operating and financial performance of Peoples State Bank.

In connection with its opinion dated October 5, 2000, Carson Medlin reviewed:

  .  a draft of the Merger Agreement;

  . the annual reports to shareholders of Alabama National, including the audited financial statements for the five years ended December 31, 1999;

  . audited financial statements of Peoples State Bank for the five years ended December 31, 1999;

  . unaudited interim financial statements of Alabama National for the six months ended June 30, 2000;

  . unaudited interim financial statements of Peoples State Bank for the six months ended June 30, 2000; and

  . financial and operating information with respect to the business, operations and prospects of Alabama National and Peoples State Bank.

In addition, Carson Medlin:

  . held discussions with members of the senior management of Alabama National and Peoples State Bank regarding the historical and current business operations, financial condition and future prospects of their respective companies;

  . reviewed the historical market prices and trading activity for the common stock of Alabama National and the limited information available regarding the infrequent trades of Peoples State Bank common stock and compared the market activity of Alabama National's common stock with that of certain publicly traded companies which it deemed to be relevant;

  . compared the results of operations of Alabama National and Peoples State Bank with those of certain financial institutions which it deemed to be relevant;

  . compared the financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of financial institutions;

  .  analyzed the pro forma financial impact of the merger on Alabama
     National; and

  . conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

                            VALUATION METHODOLOGIES

The following is a summary of all material analyses performed by Carson Medlin in connection with its oral opinion provided to Peoples State Bank's board of directors as of September 25, 2000, which was subsequently confirmed in writing as of October 5, 2000. The summary does not purport to be a complete description of the analyses performed by Carson Medlin.

Summary of Merger and Analysis. Carson Medlin reviewed the terms of the proposed merger, including the form of consideration, the exchange ratio, the closing price of Alabama National's common stock as of September 22, 2000, and the resulting price per share of Peoples State Bank common stock pursuant to the proposed merger. Under the terms of the merger agreement, each outstanding share of Peoples State Bank common stock will be converted into 1.16396 shares of Alabama National's common stock resulting in a value of $25.73 per share of Peoples State Bank common stock based on the closing price of Alabama National's common stock on September 22, 2000 of $22.11 per share.

Carson Medlin calculated that the indicated value represented:

  .  192% of stated book value at June 30, 2000;

  . 13.4 times annual earnings for the trailing twelve months ended June 30, 2000;

  . a 9.1% core deposit premium at June 30, 2000, which is the aggregate transaction value minus stated book value divided by core deposits; and

  .  14% of total assets of Peoples State Bank at June 30, 2000.

Industry Comparative Analysis. In connection with rendering its opinion, Carson Medlin compared selected operating results of Peoples State Bank to those of 56 publicly-traded community commercial banks in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Virginia and West Virginia as contained in the Southeastern Independent Bank Review(TM) (SIBR), a proprietary research publication prepared quarterly by Carson Medlin since 1991. Carson Medlin considers this group of financial institutions more comparable to Peoples State Bank than larger, more widely traded regional financial institutions. Carson Medlin compared, among other factors, profitability, capitalization, and asset quality of Peoples State Bank to these financial institutions. Carson Medlin noted the following returns based on results for the three months ended March 31, 2000:

                                                               Peoples State Average for
                                                                   Bank      SIBR Banks
                                                               ------------- -----------
Return on Average Assets.....................................      1.12%        1.17%
Return on Average Equity.....................................      14.7%        12.4%
Shareholders Equity to Total Assets at March 31, 2000........      7.37%         9.3%
Non-Performing Assets (defined as 90 days past due,
 non-accrual loans and other real estate) to Total Loans net
 of unearned income and other real estate, at March 31, 2000..     0.78%        0.82%

This comparison indicated that Peoples State Banks had average profitability and asset quality compared to SIBR banks, and a lower level of equity.

Carson Medlin also compared selected operating results of Alabama National to those of the SIBR banks. Carson Medlin considers this group of financial institutions comparable to Alabama National as to financial characteristics, operating philosophy, stock price performance and trading volume. Carson Medlin compared selected balance sheet data, asset quality, capitalization, profitability ratios and market statistics using financial data at or for the three month period ended March 31, 2000 and market data as of June 30, 2000. The results of this comparison are set forth below:

                                                                    Average for
                                                   Alabama National SIBR Banks
                                                   ---------------- -----------
Return on Average Assets..........................       1.17%         1.17%
Return on Average Equity..........................       16.2%         12.4%
Efficiency Ratio (non-interest expense divided by
 the sum of non-interest income and taxable
 equivalent net interest income before provision
 for loan losses).................................       65.5%         61.3%
Shareholders Equity to Total Assets at March 31,
 2000.............................................        7.1%          9.3%
Non-Performing Assets (defined as 90 days past
 due, non-accrual loans and other real estate) to
 Total Loans net of unearned income and other real
 estate, at March 31, 2000........................       0.38%         0.82%

This comparison indicated that Alabama National's financial performance was at or above the average profitability ratios in comparison to the SIBR banks, and above average with regards to asset quality. Alabama National's capitalization levels were lower than the average. The comparison also showed that:

                                                                    Average for
                                                   Alabama National SIBR Banks
                                                   ---------------- -----------
Market Value to Trailing 12-months Earnings.......       9.7           12.5
Market Value to Book Value........................       155%           142%

This comparison indicated that Alabama National's relative market valuation was below the average from a price to earnings perspective, and above the average from a price to book perspective, in comparison to the SIBR banks.

Comparable Transaction Analysis. Carson Medlin reviewed certain information relating to the following 24 selected merger transactions involving commercial banks with less than $150 million in assets, in central Florida, and announced since February 1996:

                  Target                                      Buyer
                  ------                                      -----
     Lake State Bank                                South Trust
     Tomoka Bancorp                                 Colonial BancGroup
     Seminole National Bank                         Popular Inc.
     South Hillsborough Community                   Provident Bancorp
     Equity Bank                                    South Trust
     First Mercantile National Bank                 Regions Financial Corp.
     First Commerce Banks of Florida                Colonial BancGroup
     Indian Rocks State Bank                        FNB Corp
     Citizens National B&T                          Gulf West Banks
     Bank of Winter Park                            Huntington Bancshares
     First Central Bank                             Colonial BancGroup
     First NB of Tampa                              Florida Banks
     Seminole Bank                                  FNB Corp
     Public Bank Corp                               Alabama National
     Marine Bank                                    South Trust Corp.
     CNB Holding Co                                 Colonial BancGroup
     Citizens Holding Corp                          FNB Corp
     Prime Bank of Central Florida                  Colonial BancGroup
     Bank of Newberry                               Republic Security
     Northside Bank of Tampa                        Republic Security
     City Financial Corp.                           DASCO Merger Corp.
     Columbia Bank                                  Charter Banking Corp
     Tarpon Financial Corp.                         Community National Bancorp
     East Coast Bank Corp.                          Regions Financial Corp.

Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions as well as the quality of their markets. Carson Medlin compared the transaction prices at the time of announcement to the stated book value, earnings, core deposits and total assets of the acquired institutions. In addition, Carson Medlin compared these transaction pricing ratios by year from 1996 to 2000. Carson Medlin noted that relative pricing levels, and the number of transactions, have declined steadily since 1998. This is consistent with Carson Medlin's observations of pricing trends throughout the country and with the overall trend in bank stock prices. Accordingly, Carson Medlin determined that transactions announced in 1999 and 2000 are more comparable than those announced in earlier years.

                        COMPARABLE TRANSACTION ANALYSIS

     Purchase Price as a Percentage of Stated Book
     Value                                                Low     High   Average
     ---------------------------------------------       ------  ------  -------
     Comparable Transactions...........................     146%    245%    193%
     Range of Values (based on Peoples State Bank
      stated book value of $13.41 per share at June 30,
      2000)............................................  $19.58  $32.85  $25.88

The implied consideration of the merger, which is obtained by multiplying Alabama National's closing stock price on September 22, 2000 of $22.11 per share by the exchange ratio, is $25.73 per share, or 192% of stated book value, which is approximately the average for the comparable transactions.

The comparable transactions did not have any relevant data for price to earnings comparative purposes. The implied consideration of the merger is $25.73, or 13.4X trailing 12-months earnings.

     Core Deposit Premium                                    Low   High  Average
     --------------------                                    ----  ----  -------
     Comparable Transactions................................ 11.7% 20.0%  17.2%

The premium on Peoples State Bank's core deposits implied by the merger is 9.1% which is below the low for the comparable transactions.

     Purchase Price as a Percentage of Total Assets          Low   High  Average
     ----------------------------------------------          ----  ----  -------
     Comparable Transactions................................ 10.7% 22.5%  17.0%

The purchase price as a percentage of total assets implied by the merger is approximately 14%, which is below the average for the comparable transactions.

No company or transaction used in Carson Medlin's analyses is identical to Alabama National, Peoples State Bank or the merger. Accordingly, the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Alabama National and Peoples State Bank and other factors that could affect the value of the companies to which they have been compared.

Present Value Analysis. Carson Medlin calculated the present value on a price to earnings basis of Peoples State Bank, as well as a price to book basis, assuming that Peoples State Bank remained an independent bank. For purposes of this analysis, Carson Medlin utilized certain projections of Peoples State Bank's future growth of assets, earnings and dividends and assumed that Peoples State Bank's common stock would be sold at the end of 5 years at 17.4 times projected 2004 earnings. As for the price to book value method, it was assumed that Peoples State Bank's common stock would be sold at the end of 5 years at 187% of book value. These multiples were based on the average ratios of whole bank transactions, for banks with less than $250 million in assets, over the last eleven years. These values were then discounted to present value utilizing discount rates of 15% through 17%. These rates were selected because, in Carson Medlin's experience, they represent the rates that investors in securities such as Peoples State Bank's common stock would demand in light of the potential appreciation and risks. On the basis of these assumptions, Carson Medlin calculated that the present value of Peoples State Bank as an independent bank ranged from $17.33 per share to $18.86 per share, on a price to earnings basis, and, $13.67 per share to $14.87 per share, on a price to book basis. The consideration implied by the terms of the merger agreement was $25.73 per share, which falls above the range under present value analysis on both a price to earnings basis and price to book basis.

Carson Medlin noted that it included present value analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the numerous assumptions that must be made, including assets and earnings growth rates, dividend payout rates, terminal values and discount rates.

Historical Stock Performance Analysis. Carson Medlin reviewed and analyzed the historical trading prices and volumes of Alabama National common stock on a monthly basis from January 1995 to September 2000. Carson Medlin also compared price performance of the Alabama National common stock to the performance of the banks in the Southeastern Independent Bank Review, over the past 18 quarters ended June 30, 2000 on a price to book value basis and on a price to earnings basis. Carson Medlin considers Alabama National common stock to be liquid and marketable in comparison with these SIBR banks and bank holding companies.

                                                                    Average for
                                                   Alabama National SIBR Banks
                                                   ---------------- -----------
     Stock Price to Book Value....................       155%           142%
     Stock Price to Trailing 12-months Earnings...       9.7           12.5

Carson Medlin also examined the limited information regarding the infrequent trading prices and volumes of Peoples State Bank common stock. Peoples State Bank common stock has not traded in any public market or securities exchange, and the number of shares traded was insufficient to reflect a meaningful market value. Therefore, Carson Medlin did not place any weight on the market value of Peoples State Bank's common stock in its analysis.

Contribution Analysis. Carson Medlin reviewed the relative contributions in terms of various balance sheet and income statement components to be made by Peoples State Bank and Alabama National to the combined institution based on
(1) balance sheet data at June 30, 2000, and (2) year to date income statement as of June 30, 2000. The income statement and balance sheet components analyzed included total assets, loans, net of unearned income, total deposits, shareholders' equity, net interest income, core earnings and net income. The following tables compare the pro forma ownership of Peoples State Bank and Alabama National shareholders in the combined company based upon the exchange ratio with each company's respective contribution to each element of this analysis:

                                  Pro Forma Ownership of Pro Forma Ownership of
                                    Peoples State Bank      Alabama National
                                   Shareholders in the    Shareholders in the
                                     Combined Company       Combined Company
                                  ---------------------- ----------------------
Implied Pro Forma Ownership......          6.2%                   93.8%

                                                         Peoples      Alabama
                                                        State Bank    National
                                                       Contribution Contribution
                                                       to Combined  to Combined
                                                         Company      Company
                                                       ------------ ------------
Income Statement
  Net Interest Income.................................     6.2%         93.8%
  Core Earnings.......................................     5.8%         94.2%
  Net Income..........................................     5.0%         95.0%


Balance Sheet as of June 30, 2000
  Total Assets........................................     5.3%         94.7%
  Total Deposits......................................     5.9%         94.1%
  Shareholders Equity.................................     5.6%         94.4%

Other Analysis. Carson Medlin also reviewed selected investment research reports on, and earnings estimates for, Alabama National as well as other information which Carson Medlin deemed relevant.

The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Peoples State Bank or Alabama National could materially affect the assumptions used in preparing the opinion.

In connection with its opinion, dated as of the date of this document, Carson Medlin confirmed the appropriateness of its reliance on the analyses used to render its October 5, 2000 written opinion by performing procedures to update certain of such analyses and reviewing the assumptions on which its analyses were based and the facts considered in connection therewith.

As part of its investment banking business, Carson Medlin is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Carson Medlin has experience in, and knowledge of, the valuation of banking enterprises.

Peoples State Bank has agreed to pay Carson Medlin at the closing of the transaction, a cash fee equal to one percent (1%) of the aggregate consideration to be received by Peoples State Bank's shareholders. Pursuant to the Carson Medlin engagement agreement, Peoples State Bank also agreed to indemnify Carson Medlin against certain liabilities, including liabilities under the federal securities laws.

Effect on Certain Employee Benefit Plans of Peoples State Bank

401(k) Plan. Peoples State Bank maintains a 401(k) defined contribution plan for its employees (the "401(k) Plan"). Pursuant to the Merger Agreement, the 401(k) Plan will be terminated prior to the Effective Time, and Alabama National will offer each employee of Peoples State Bank the opportunity to enroll in Alabama National 401(k) defined contribution plan (the "ANB Plan"). For purposes of vesting requirements under the ANB Plan, Peoples State Bank employees will be given credit for their years of service with Peoples State Bank.

Deferred Compensation and Deferred Bonus Plans. Peoples State Bank offers its directors, executive officers and certain other employees the opportunity to defer a portion of his or her fees and/or compensation. The details are set forth in separate deferred compensation agreements between the bank and each participant, as described in more detail below. Pursuant to the Merger Agreement, each of these agreements will either be amended or terminated prior to the Effective Time, and certain of the participants will become eligible to participate in comparable deferred compensation programs offered by Alabama National.

1. Director Deferred Fee and Bonus Agreements. Each member of Peoples State Bank's Board of Directors has entered into Director Deferred Fee and Bonus Agreements ("Director Agreements") with Peoples State Bank. The participating directors are permitted to defer fees and bonuses to accumulate income for retirement. Pursuant to the Merger Agreement, each Director Agreement will be amended and restated prior to the Effective Time to include the following features: (i) no payment will be due the participating director upon a change in control; (ii) no additional contributions will be permitted after the Effective Time; (iii) cash balances accrued in the director's deferral account prior to the Effective Time will be carried forward through the Effective Time, which balances will accrue interest at a rate equal to Peoples State Bank's annual return on equity ("ROE") through December 31, 2000, and thereafter at an interest rate equal to 30-day LIBOR; and (iv) the other provisions in the Director Agreement, such as provisions related to disability, termination for cause, etc., will be continued.

After the Effective Time, each participant in a Director Agreement will be permitted to participate in an Alabama National deferred compensation plan containing the following features: (i) up to 100% of the director's fees will be eligible for deferral; (ii) Alabama National will not match contributions to the plan; and (iii) deferred amounts may be (A) accumulated as a cash balance receiving a 30-day LIBOR interest rate or (B) exchanged for Alabama National stock.

2. Executive Deferred Compensation Agreements. Mr. Wayne M. Turner ("Mr. Turner") and Mr. Joe E. Fairchild ("Mr. Fairchild") have entered into Executive Deferred Compensation Agreements ("Compensation Agreements") with Peoples State Bank whereby Mr. Turner and Mr. Fairchild are permitted to defer base compensation to accumulate income for retirement. Pursuant to the Merger Agreement, each Compensation Agreement will be amended and restated prior to the Effective Time to include the following features: (i) no payment will be due the participating executive upon a change in control; (ii) no additional contributions will be permitted after the Effective Time; (iii) cash balances accrued in the executive's deferral account will be carried forward after the Effective Time, which balances will accrue interest at the ROE through December 31, 2000, and thereafter at an interest rate equal to 30-day LIBOR; and (iv) the other provisions in the Compensation Agreement, such as provisions related to disability, termination for cause, etc., will be continued.

After the Effective Time, each participant in a Compensation Agreement will be permitted to participate in an Alabama National deferred compensation plan containing the following features: (i) up to $2,731.82 of regular compensation will be eligible for deferral in the 2001 plan year, which amount will be increased by 3% each year thereafter; (ii) Alabama National will not match contributions to the plan; and (iii) deferred amounts may be (A) accumulated as a cash balance receiving a 30-day LIBOR interest rate or (B) exchanged for Alabama National stock.

3. Executive Deferred Bonus Agreements. Eight directors and officers of Peoples State Bank, including Mr. Turner and Mr. Fairchild, are parties to Executive Deferred Bonus Agreements ("Bonus Agreements") whereby the participants are permitted to defer annual bonuses to accumulate income for retirement. Pursuant to the Merger Agreement, the Bonus Agreements for Mr. Turner and Mr. Fairchild ("Turner and Fairchild Bonus Agreements") will be amended and restated prior to the Effective Time to include the following features: (i) no payment will be due the participant upon a change in control; (ii) no additional contributions will be permitted after the Effective Time; (iii) cash balances accrued in the deferral account will be carried forward through the Effective Time, which balances will accrue interest at the ROE through December 31, 2000, and thereafter at an interest rate equal to 30-day LIBOR; and (iv) the other provisions in the Bonus Agreements, such as provisions related to disability, termination for cause, etc., will be continued.

After the Effective Time, Mr. Turner and Mr. Fairchild will be permitted to participate in an Alabama National deferred compensation plan ("New Bonus Plan") containing the following features: (i) up to 25% of bonus compensation will be eligible for deferral; (ii) Alabama National will not match contributions to the plan; and (iii) deferred amounts may be (A) accumulated as a cash balance receiving a 30-day LIBOR interest rate or (B) exchanged for Alabama National stock.

The remaining six participants in the Bonus Agreements may elect one of the two following options: (1) participation in an amended and restated agreement on the terms set forth in the Fairchild and Turner Bonus Agreements, together with participation in an Alabama National plan after the Effective Time on the terms set forth in the New Bonus Plan; or (2) termination of his or her respective Bonus Agreement as of the Effective Time for a lump-sum payment in an amount equal to the product of (i) the participant's vested accrual account balance as of the Effective Time and (ii) the lesser of (A) the multiple of Peoples State Bank's book value paid by Alabama National in connection with the Merger Agreement, or (B) two (2). Participants electing option (ii) will not be eligible to participate in a comparable deferred compensation arrangement after the Effective Time.

4. Employee Deferred Bonus Agreement. Certain employees of Peoples State Bank have entered into Employee Deferred Bonus Agreements ("Employee Agreements") with Peoples State Bank whereby the participating employees are permitted to defer bonuses to accumulate income for retirement. Pursuant to the Merger Agreement, each employee participant shall terminate his or her respective Employee Agreement prior to the Effective Time for a lump-sum payment in an amount equal to the product of (i) the participant's vested accrual account balance as of the Effective Time and (ii) the lesser of (A) the multiple of Peoples State Bank's book value paid by Alabama National in connection with the Merger Agreement, or (B) two (2). Participants in the Employee Agreements will not be eligible to participate in a deferred compensation arrangement after the Effective Time.

Surrender of Certificates

Promptly after the Effective Time, SunTrust Bank, Atlanta, acting in the capacity of exchange agent for Alabama National (the "Exchange Agent"), will mail to each former holder of record of Peoples State Bank common stock a form letter of transmittal, together with instructions and a return mailing envelope (collectively, the "Exchange Materials"), for the exchange of such holders' Peoples State Bank common stock certificates for certificates representing shares of Alabama National common stock and cash in lieu of fractional shares. HOLDERS OF PEOPLES STATE BANK COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE EXCHANGE MATERIALS FROM THE EXCHANGE AGENT.

Upon receipt of the Exchange Materials, former holders of Peoples State Bank common stock should complete the letter of transmittal in accordance with the instructions and mail the letter of transmittal together with all stock certificates representing shares of Peoples State Bank common stock to the

Exchange Agent in the return envelope provided. Upon receipt of the certificates and related documentation, Alabama National will issue, and the Exchange Agent will mail, to such holder of Peoples State Bank common stock a check in the amount of any payment in respect of fractional shares of Peoples State Bank common stock payable to the surrendering shareholder and a certificate representing the number of shares of Alabama National common stock to which such holder is entitled pursuant to the Merger Agreement. No certificates of Alabama National common stock and no payment in respect of fractional shares will be delivered to a holder of Peoples State Bank common stock unless and until such holder shall have delivered to the Exchange Agent certificates representing the shares of Peoples State Bank common stock owned by such holder and in respect of which such holder claims payment is due, or such documentation and security in respect of lost or stolen certificates as may be required by the Exchange Agent.

Former shareholders of record of Peoples State Bank will be entitled to vote after the Effective Time at any meeting of Alabama National shareholders the number of whole shares of Alabama National common stock into which such holders' respective shares of Peoples State Bank common stock are converted, regardless of whether such holders have exchanged their certificates representing Peoples State Bank common stock for certificates representing Alabama National common stock.

Beginning six months after the Effective Time, no dividend or other distribution payable after the Effective Time with respect to Alabama National common stock issued to replace Peoples State Bank common stock will be paid to the holder of an unsurrendered Peoples State Bank common stock certificate until the holder surrenders such certificate, at which time such holder will be entitled to receive all previously withheld dividends and distributions, without interest.

After the Effective Time, there will be no transfers on Peoples State Bank's stock transfer books of shares of Peoples State Bank common stock issued and outstanding at the Effective Time. If certificates representing shares of Peoples State Bank common stock are presented for transfer after the Effective Time, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

Neither Alabama National nor the Exchange Agent shall be liable to a holder of Peoples State Bank common stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

Conditions to Consummation of the Merger

The respective obligations of Alabama National and Peoples State Bank to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective Time:

  (i) shareholder approval of Peoples State Bank and Interim Bank and Board of Director approval of Peoples State Bank, Interim Bank and Alabama National shall have been received;

  (ii) all regulatory approvals shall have been received and waiting periods shall have expired, and no such approval shall be conditioned or restricted in a manner which, in the opinion of the Board of Directors of Alabama National or Peoples State Bank, materially adversely impacts the Merger so as to render it inadvisable;

  (iii) all consents necessary to avoid a material adverse effect on the relevant party shall have been obtained;

  (iv) no court or regulatory authority shall have taken any action that restricts, prohibits or makes illegal the transactions provided for in the Merger Agreement, and no action shall have been instituted seeking to restrain the Merger which renders its consummation inadvisable;

  (v) Alabama National shall have received a letter, dated as of the Effective Time, from PricewaterhouseCoopers LLP, concurring with the conclusions of Alabama National's and Peoples State Bank's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests.

  (vi) Alabama National and Peoples State Bank shall have received a written opinion of counsel from Maynard, Cooper & Gale, P.C. to the effect that the Merger will qualify as a tax-free reorganization within the meaning of
  Section 368(a) of the Internal Revenue Code of 1986, as amended; and

  (vii) the Registration Statement on Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been commenced or threatened by the Commission.

The obligations of Alabama National and Interim Bank to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

  (i) the representations and warranties of Peoples State Bank in the Merger Agreement shall be true as if made at the Effective Time;

  (ii) the agreements and covenants of Peoples State Bank in the Merger Agreement shall have been performed and complied with by the Effective Time;

  (iii) Peoples State Bank shall have delivered to Alabama National certain certificates of its corporate officers provided for in the Merger Agreement;

  (iv) Alabama National and Wayne M. Turner shall have signed an employment agreement;

  (v) Peoples State Bank shall have delivered to Alabama National an opinion of its counsel as provided in the Merger Agreement;

  (vi) immediately prior to the Effective Time, Peoples State Bank shall have a minimum net worth (as defined in the Merger Agreement) of $8,500,000;

  (vii) Alabama National shall have received from Beemer, Pricher, Kuehnhackl & Heidbrink, P.A., a comfort letter dated as of the Effective Time with respect to such matters relating to the financial statements of Peoples State Bank as Alabama National may reasonably request;

  (viii) Alabama National shall have received an affiliates letter from each affiliate of Peoples State Bank assuring Alabama National that the transactions provided for in the Merger Agreement will qualify for pooling of interests accounting treatment;

  (ix) Alabama National shall have received evidence that (A) each Director Deferred Fee and Bonus Agreement; (B) each Executive Deferred Compensation Agreement; (C) each Executive Deferred Bonus Agreement; and (D) each Employee Deferred Bonus Agreement of Peoples State Bank have been either amended or terminated as provided in the Merger Agreement; and

  (x) Peoples State Bank shall have taken all steps necessary to terminate the Peoples State Bank 401(k) Plan immediately prior to the Effective Time.

The obligations of Peoples State Bank to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

  (i) the representations and warranties of Alabama National in the Merger Agreement shall be true as if made at the Effective Time;

  (ii) the agreements and covenants of Alabama National in the Merger Agreement shall have been performed and complied with by the Effective Time;

  (iii) Alabama National shall have delivered to Peoples State Bank certain certificates of its corporate officers provided for in the Merger Agreement;

  (iv) Alabama National shall have delivered to Peoples State Bank an opinion of its counsel as provided in the Merger Agreement;

  (v) People State Bank shall have received an opinion from Carson Medlin that the consideration to be received by the Peoples State Bank stockholders is fair from a financial point of view; and

  (vi) the Alabama National common stock to be issued in the Merger shall have been qualified as a NASDAQ "National Market System Security."

Regulatory Approvals

The Merger is conditioned upon receipt of the necessary regulatory approvals. Bank holding companies and banks are regulated extensively under both federal and state law. Alabama National is subject to regulation by the Federal Reserve. The Bank Holding Company Act requires a bank holding company to obtain the prior approval of the Federal Reserve before it may acquire substantially all of the assets of any bank or ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of any such bank. Accordingly, on October 11, 2000, Alabama National filed an application with the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act. By letter dated November 21, 2000, the Federal Reserve approved the application by Alabama National to acquire Peoples State Bank.

Peoples State Bank is subject to regulation by the Florida Department of Banking and Finance (the "Department"). Pursuant to the requirements of Section
658.28 of the Florida Statutes, any proposed change in control, whether direct or indirect, of a state bank must be submitted to the Department in the form of an application for approval of such proposed change in ownership. Alabama National submitted an application to indirectly acquire Peoples State Bank (through the merger of Interim Bank with and into Peoples State Bank) to the Department on October 11, 2000. By letter dated November 22, 2000, the Department approved the Merger, subject to certain customary conditions.

The Merger is also subject to the approval of the FDIC under Section 18(c) and other provisions of the Federal Deposit Insurance Act. Peoples State Bank submitted an application to the FDIC to obtain such approval on October 11, 2000. By letter dated November 27, 2000, the FDIC approved the application of Peoples State Bank to complete the Merger.

Conduct of Business Pending the Merger

The Merger Agreement requires that each of Peoples State Bank and Alabama National shall preserve its business organization, goodwill, relationships with depositors, customers and employees and take no action that would adversely affect its ability to perform under the Merger Agreement. In addition, Peoples State Bank has agreed that, without the consent of Alabama National, it will not:

  (i) amend its Articles of Incorporation, Bylaws or other governing instruments or those of any of its subsidiaries;

  (ii) incur additional debt obligations except in the ordinary course of business or allow any lien to exist on any share of the stock of itself or any of its subsidiaries;

  (iii) repurchase, redeem or otherwise acquire or exchange any shares, or any securities convertible into any shares of the stock of itself or any of its subsidiaries or declare or pay any dividend or make any other distribution in respect of its capital stock;

  (iv) except as provided in the Merger Agreement, issue, sell, pledge, encumber or enter into any contract to issue, sell, pledge or encumber, or authorize any of the foregoing, any additional shares of Peoples State Bank common stock or any other capital stock of Peoples State Bank or any subsidiary, or any options, warrants, conversion or other rights to acquire any such stock;

  (v) adjust, split, combine or reclassify any of its capital stock or that of any of its subsidiaries, or authorize any of the foregoing, other than in the ordinary course of business for reasonable and adequate consideration;

  (vi) except as specifically provided in the Merger Agreement, acquire any direct or indirect equity interest in any entities, other than in connection with foreclosures in the ordinary course of business and acquisitions of control by a depository institution subsidiaries in a fiduciary capacity;

  (vii) grant any increase in compensation or benefits of the employees or officers of Peoples State Bank or any of its subsidiaries, except in accordance with past practices with respect to employees or enter into, grant or pay bonuses, severance agreements, or material increases in fees or other compensation to officers and directors;

  (viii) enter into any employment contract without an unconditional right to terminate without liability;

  (ix) adopt any new employee benefit plans or make any material changes to any existing employee benefit plans other than as required by law or that is necessary or advisable to maintain the tax qualified status of any such plan;

  (x) make any significant change in any accounting methods or systems of internal accounting controls, except as appropriate to conform to changes in regulatory accounting requirements or generally accepted accounting principles;

  (xi) commence any litigation other than in accordance with past practice, settle any litigation involving any liability for material monetary damages or restrictions on the operations of Peoples State Bank or any of its subsidiaries or, except in the ordinary course of business, modify, amend, terminate, waive, release, compromise or assign any material rights, contracts or claims;

  (xii) operate its business otherwise than in the ordinary course, or in a manner not consistent with safe and sound banking practices or applicable law;

  (xiii) fail to file timely any report required to be filed with any regulatory authorities;

  (xiv) make any loan or advance to any shareholder owning 5% or more of the outstanding shares of Peoples State Bank common stock, director or officer of Peoples State Bank or any of its subsidiaries, or any of the members of their immediate families, except for unfunded loan commitments or renewals of existing loans in existence on the date of the Merger Agreement;

  (xv) cancel without payment in full, or modify any contract relating to, any loan or other obligation receivable from any shareholder, director, officer or employee of Peoples State Bank or any of its subsidiaries or any of their immediate families;

  (xvi) enter into any contract for services or otherwise with any of the holders of 5% or more of Peoples State Bank common stock, or the directors, officers or employees of Peoples State Bank or any of its subsidiaries or any members of their immediate families;

  (xvii) modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration;

  (xviii) file any application to relocate or terminate the operations of any of its banking offices or any of its subsidiaries;

  (xix) except in accordance with applicable law, change its or any of its subsidiary's lending, investment, liability management and other material banking policies in any material respect;

  (xx) intentionally take any action reasonably expected to jeopardize or delay the receipt of any regulatory approval required to consummate the Merger; or

  (xxi) take any action that would cause the transactions provided for in the Merger Agreement to be subject to requirements imposed by any anti-takeover laws, and Peoples State Bank shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in the Merger Agreement from any anti-takeover law.

Alabama National has agreed that, without the consent of Peoples State Bank, it will not:

  (i) fail to file timely any report required to be filed with any regulatory authorities, including the SEC; or

  (ii) take any action that would cause the Alabama National common stock to cease to be traded on the NASDAQ, except for certain exceptions specified in the Merger Agreement.

Each party has also agreed to give written notice to the other promptly upon becoming aware of the occurrence of any event which is likely to constitute a Material Adverse Effect within the meaning given to such term in the Merger Agreement or constitute a breach of any of its representations, warranties or covenants contained in the Merger Agreement and to use its reasonable efforts to remedy any such condition or breach.

Waiver and Amendment; Termination; Termination Fee

Prior to the Effective Time, either Alabama National or Peoples State Bank may waive any default in performance of any term of the Merger Agreement, waive or extend the time for the compliance or fulfillment by the other of any and all of its obligations under the Merger Agreement, waive any or all of the conditions precedent and may, to the extent permitted by law, amend the Merger Agreement in writing with the approval of the Board of Directors of each of Peoples State Bank and Alabama National.

The Merger Agreement may be terminated at any time prior to the Effective Time, as follows: (i) by mutual consent, (ii) in the event of a breach of a representation or warranty or covenant or agreement by the non-breaching party under certain circumstances, (iii) by either party (provided that such terminating party is not in material breach of any material obligation in the Merger Agreement), in the event any required regulatory approval is denied or not obtained or the shareholders of Peoples State Bank fail to approve the Merger, (iv) by either party, in the event there is a material adverse effect on the business, operations or financial conditions of the other party that is not remedied, (v) by either party, in the event any of the conditions precedent to the Merger cannot be satisfied or fulfilled or the Merger is not consummated by March 31, 2001, and such failure was not the fault of the terminating party, unless a consent from a regulatory authority has not been obtained by March 31, 2001, at which time the termination date may be extended to June 30, 2001; (vi) by Alabama National, if the holders of greater than 5% of the outstanding shares of Peoples State Bank common stock properly assert their dissenters' rights under the Florida Statutes; (vii) by Peoples State Bank, if a majority of the disinterested members of the Board of Directors of Peoples State Bank shall have determined to enter into an agreement with respect to an acquisition or merger transaction proposal which it considers superior to the Merger, provided that if Peoples State Bank terminates the Merger Agreement under such circumstances of a superior acquisition or merger proposal, Peoples State Bank shall pay to Alabama National a termination fee of $750,000; or (viii) by Alabama National if any person or entity which is not a party to the Merger Agreement initiates a legal proceeding with any regulatory authority challenging the validity or legality of the transaction provided for in the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement shall become void and have no effect, except that the confidentiality requirements, miscellaneous provisions, termination fee provisions and provisions regarding expenses shall survive such termination. In addition, such termination will not relieve a breaching party from liability for an uncured willful breach of the representation, warranty, covenant or agreement giving rise to the termination.

Management and Operations After the Merger

From and after the Effective Time, the Alabama National Board of Directors will consist of the fourteen (14) current directors of Alabama National. The Merger Agreement provides that from and after the Effective Time, the board of directors of Peoples State Bank will consist of the current eight (8) directors of Peoples State Bank, plus John H. Holcomb, III, Chairman and CEO of Alabama National and Richard Murray IV, Executive Vice President of Alabama National. Such directors are to serve in accordance with the bylaws of Alabama National and Peoples State Bank, respectively.

All current Alabama National officers will continue to serve Alabama National in accordance with the bylaws of Alabama National after the Effective Time. The Merger Agreement further provides that, pursuant to the terms of an employment agreement, after the Effective Time, Wayne M. Turner will continue to serve as President and Chief Executive Officer of Peoples State Bank. All directors and officers of each of the subsidiaries of Alabama National after the Effective Time will continue to serve in accordance with the terms of the bylaws of each such subsidiary.

Interests of Certain Persons in the Merger

All of the current directors of Alabama National will serve as directors of Alabama National after the Effective Time. As set forth above under "- Management and Operations After the Merger," certain officers of Alabama National and its subsidiaries will continue to serve as officers and certain officers of Peoples State Bank will serve as officers of Peoples State Bank after the Effective Time. No director or executive officer of Alabama National has any material direct or indirect financial interest in Peoples State Bank or the Merger, except as a director, executive officer or shareholder of Alabama National or its subsidiaries.

In the normal course of business, Peoples State Bank makes loans to directors and officers of Peoples State Bank, including loans to certain related persons and entities. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and, in the opinion of management of Peoples State Bank, do not involve more than the normal risk of collectibility. As of September 30, 2000, the amount of these loans (including amounts available under lines of credit) by Peoples State Bank to Peoples State Bank directors and officers was 1% of Peoples State Bank's total loans.

A condition precedent to the obligations set forth in the Merger Agreement is that Wayne M. Tuner will, as of the Effective Time, enter into an employment agreement (the "Employment Agreement") whereby Mr. Turner agrees, among other things, to serve as President of Peoples State Bank for a period of three years, unless earlier terminated pursuant to the terms of the Employment Agreement. Pursuant to the employment agreement, Mr. Turner will receive (i) annual compensation of not less than $125,000 for the term of the Employment Agreement and (ii) certain other fringe benefits. Mr. Turner will also receive a payment in the amount of $375,000 as consideration for the termination of his current employment agreement with Peoples State Bank.

Certain directors and officers of Peoples State Bank are currently subject to deferred compensation plans of Peoples State Bank. We are amending these plans under the terms of the Merger Agreement. These amendments provide for cash payments to some of these individuals and provide for revised terms that may be more beneficial to some or all of these individuals. See "-Effect on Certain Employee Benefit Plans of Peoples State Bank" on page 32 for a discussion of the proposed amendments to these plans.

Federal Income Tax Consequences

Neither Alabama National nor Peoples State Bank has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. Maynard, Cooper & Gale, P.C., counsel for Alabama National, has delivered an opinion to Alabama National and Peoples State Bank that, for federal income tax purposes, under current law, assuming (i) that the Merger will take place as described in the Merger Agreement, (ii) that certain factual matters represented by Alabama National and Peoples State Bank (including the representation that Peoples State Bank shareholders will maintain sufficient equity ownership interests in Alabama National after the Merger) are true and correct at the time of consummation of the Merger, and (iii) that there are not significant numbers of Peoples State Bank shareholders that invoke dissenters' rights, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the "Code"), and Alabama National and Peoples State Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

Assuming that significant numbers of Peoples State Bank's shareholders do not invoke dissenters' rights, that the Merger will take place as described in the Merger Agreement, and that certain factual matters represented by Alabama National and Peoples State Bank (including the representation that Peoples State Bank shareholders will maintain sufficient equity ownership interests in Alabama National after the Merger) are true and correct at the time of consummation of the Merger, then, in the opinion of Maynard, Cooper & Gale, P.C., the following will be the material federal income tax consequences of the
Merger: (i) no gain or loss will be recognized by Alabama National or Peoples State Bank in the Merger; (ii) the shareholders of Peoples State Bank will recognize no gain or loss upon the exchange of their Peoples State Bank common stock solely for shares of Alabama National common stock; (iii) the basis of the Alabama National common stock received by the Peoples State Bank shareholders in the proposed transaction will, in each instance, be the same as the basis of the Peoples State Bank common stock surrendered in exchange therefor; (iv) the holding period of the Alabama National common stock received by the Peoples State Bank shareholders will, in each instance, include the period during which the Peoples State Bank common stock surrendered in exchange therefor was held, provided that the Peoples State Bank common stock was held as a capital asset on the date of the exchange; (v) the payment of cash to Peoples State Bank shareholders in lieu of fractional share interests of Alabama National common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Alabama National; these cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Code Section 302(a) of the Code; and (vi) where solely cash is received by a Peoples State Bank shareholder in exchange for his or her Peoples State Bank common stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his or her Peoples State Bank common stock, subject to the provisions and limitations of
Section 302 of the Code.

THE DISCUSSION SET FORTH ABOVE IS BASED UPON THE OPINION OF MAYNARD, COOPER & GALE, P.C., AND APPLIES ONLY TO PEOPLES STATE BANK SHAREHOLDERS WHO HOLD PEOPLES STATE BANK COMMON STOCK AS A CAPITAL ASSET, AND MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS PEOPLES STATE BANK SHAREHOLDERS, IF ANY, WHO RECEIVED THEIR PEOPLES STATE BANK COMMON STOCK UPON EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND PEOPLES STATE BANK SHAREHOLDERS THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER OR ANY TAX CONSEQUENCES OF A SUBSEQUENT TRANSACTION INVOLVING ALABAMA NATIONAL COMMON STOCK, INCLUDING ANY REDEMPTION OR TRANSFER OF ALABAMA NATIONAL COMMON STOCK. THIS DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED

TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH PEOPLES STATE BANK SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Accounting Treatment

Alabama National will account for the Merger as a pooling-of-interests transaction in accordance with generally accepted accounting principles, which, among other things, require that the number of shares of Peoples State Bank common stock acquired for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of Peoples State Bank common stock. Under this accounting treatment, assets and liabilities of Peoples State Bank will be added to those of Alabama National at their recorded book values, and the shareholders' equity of the two companies will be combined in Alabama National's consolidated balance sheet. Financial statements of Alabama National issued after the Effective Time of the Merger will be restated to reflect the consolidated operations of Alabama National and Peoples State Bank as if the Merger had taken place prior to the periods covered by the financial statements. The receipt of a letter from PricewaterhouseCoopers LLP, independent accountants, concurring with the conclusions of Alabama National's and Peoples State Bank's management that no conditions exist with respect to each company that would preclude accounting for the Merger as a pooling of interests, is a condition to the consummation of the Merger.

Expenses and Fees

The Merger Agreement provides that each of the parties will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including filing, registration and application fees, printing and mailing fees and expenses, and fees and expenses of their respective accountants and counsel.

Resales of Alabama National Common Stock

The shares of Alabama National common stock issued pursuant to the Merger Agreement will be freely transferrable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of Peoples State Bank for purposes of Rule 145 under the Securities Act of 1933 as of the date of the Special Meeting or for purposes of applicable interpretations regarding pooling-of-interests accounting treatment. Affiliates may not sell their shares of Alabama National common stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. In addition, affiliates may not sell their shares of Alabama National common stock until such time as financial results covering at least 30 days of combined operations of Alabama National and Peoples State Bank after the Merger have been published. Alabama National may place restrictive legends on certificates representing Alabama National common stock issued to all persons who are deemed "affiliates" of Peoples State Bank under Rule 145. This Proxy Statement-Prospectus does not cover resales of Alabama National common stock received by any person who may be deemed to be an affiliate of Peoples State Bank.

                        PRO FORMA FINANCIAL INFORMATION

Pro Forma Combined Condensed Consolidated Statement of Condition

The following unaudited Pro Forma Combined Condensed Consolidated Statement of Condition combines the historical consolidated statements of condition of Alabama National and Peoples State Bank giving effect to the merger, which will be accounted for as a pooling of interests, as if it had been effective September 30, 2000, after giving effect to the pro forma adjustments. For a description of pooling of interests accounting treatment, see "The Merger-Accounting Treatment." This financial data should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto of Peoples State Bank, which are included herein as Appendix C, and of Alabama National which are incorporated by reference in this Proxy Statement. See "Where You Can Find More Information," and Appendix C. This pro forma financial information is not necessarily indicative of the actual financial position that would have occurred had the Merger been consummated on September 30, 2000, nor is it necessarily indicative of the future financial position.

        Pro Forma Combined Condensed Consolidated Statement of Condition
                      As of September 30, 2000 (Unaudited)
                         (In Thousands, Except Ratios)

                                  Historical            Pro Forma
                          ---------------------------  Adjustments
                                            Peoples   ----------------    Pro Forma
                          Alabama National State Bank Debit     Credit     Combined
                          ---------------- ---------- ------    ------    ----------
ASSETS
Cash and cash
 equivalents............     $   77,139     $  4,277  $  --     $  --     $   81,416
Investments.............        339,887       12,602     --        --        352,489
Federal funds sold......         44,449        2,149     --        --         46,598
Loans, net of allowance
 for loan losses........      1,574,141       97,346     --        --      1,671,487
Premises and equipment..         48,388        2,090     --        --         50,478
Intangibles, net........         14,619           --     --        --         14,619
Other assets............         88,701        3,158     --        --         91,859
                             ----------     --------  ------    ------    ----------
 Total assets...........     $2,187,324     $121,622  $  --     $  --     $2,308,946
                             ==========     ========  ======    ======    ==========
LIABILITIES
Deposits................     $1,704,810     $101,955  $  --     $  --     $1,806,765
Federal funds
 purchased..............        138,089        1,844     --        --        139,933
Short-term borrowings...         75,140        8,000     --        --         83,140
Other liabilities.......         37,109          996     --        --         38,105
Long-term debt..........         78,948          --      --        --         78,948
                             ----------     --------  ------    ------    ----------
 Total liabilities......      2,034,096      112,795     --        --      2,146,891
STOCKHOLDERS' EQUITY
Common stock............         11,187        1,152   1,152(1)    735(1)     11,922
Additional paid-in
 capital................         85,642          288     288(1)    117(1)     85,759
Retained earnings.......         65,466        8,096                          73,562
Treasury stock..........         (3,523)        (588)    --        588(1)     (3,523)
Unrealized gains
 (losses) on investments
 available for sale.....         (5,544)        (121)    --        --         (5,665)
                             ----------     --------  ------    ------    ----------
 Total stockholders'
  equity................        153,228        8,827   1,440     1,440       162,055
                             ----------     --------  ------    ------    ----------
 Total liabilities and
  stockholders' equity..     $2,187,324     $121,622  $1,440    $1,440    $2,308,946
                             ==========     ========  ======    ======    ==========
 Capital ratios:
 Average equity to
  average assets........           7.14%        7.40%                           7.15%
 Leverage...............           6.90         7.54                            6.93
 Tier 1 risk-based
  capital...............           8.67         9.98                            8.73
 Total risk-based
  capital...............           9.91        11.23                            9.98

--------
(1) To record the issuance of 735,000 shares of Alabama National common stock in exchange for all of the outstanding common shares of Peoples State Bank common stock. For purpose of these pro forma selected consolidated financial data, it is assumed that 735,000 shares of Alabama National common stock will be issued in consummating the Merger. This figure is calculated by multiplying the exchange ratio by the number of Peoples State Bank common shares actually outstanding at September 30, 2000. The Merger is expected to be accounted for as a pooling of interests. See "The Merger-Terms of the Merger."

                                                       Outstanding
                                                         Shares
                                                       -----------
   Peoples State Bank outstanding shares.............    631,464
   Conversion ratio, as agreed upon..................   1.163960
                                                        --------
   Alabama National shares to be issued..............                  735,000
   Par value of 735,000 shares issued at $1.00 per
    share............................................              $   735,000
   Shares issued at par value........................   $735,000
   Total capital stock of Peoples State Bank.........    852,397
                                                        --------
   Excess recorded as an increase to additional paid-
    in capital.......................................                  117,397
                                                                   -----------
                                                                       852,397
   To eliminate Peoples State Bank capital stock:
    Common stock at par value........................               (1,152,000)
    Treasury stock...................................                  587,603
    Additional paid-in capital.......................                 (288,000)
                                                                   -----------
                                                                      (852,397)
                                                                   -----------
      Net change in equity...........................              $       --
                                                                   ===========

Pro Forma Combined Condensed Consolidated Statements of Income

The following unaudited Pro Forma Combined Condensed Consolidated Statements of Income present the combined consolidated statements of income of Alabama National and Peoples State Bank assuming the companies had been combined for each period presented on a pooling of interests accounting basis, after giving effect to the pro forma adjustments. For a description of pooling of interests accounting treatment, see "The Merger-Accounting Treatment." This financial data should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto, of Alabama National, which are incorporated by reference in this proxy statement, and of Peoples State Bank, included herein as Appendix C. See "Where You Can Find More Information" and Appendix C. This pro forma financial information is not necessarily indicative of the actual operating results that would have occurred had the Merger been consummated as of the beginning of the periods presented, nor is it necessarily indicative of future operating results.

         Pro Forma Combined Condensed Consolidated Statement of Income
            For the Nine Months Ended September 30, 2000 (Unaudited)
                     (In Thousands, Except Per Share Data)

                                     Historical           Pro Forma
                             --------------------------- Adjustments
                                               Peoples   ------------- Pro Forma
                             Alabama National State Bank Debit  Credit Combined
                             ---------------- ---------- -----  ------ ---------
Interest income (1)........      $117,181       $6,934   $ --   $ --   $124,115
Interest expense...........        61,493        3,231     --     --     64,724
                                 --------       ------   -----  -----  --------
Net interest income........        55,688        3,703     --     --     59,391
Provision for loan losses..         1,553          200     --     --      1,753
Noninterest income (1).....        23,400          787     --     --     24,187
Noninterest expense........        51,880        2,752     --     --     54,632
                                 --------       ------   -----  -----  --------
Income before income
 taxes.....................        25,655        1,538     --     --     27,193
Provision for income
 taxes.....................         7,868          575     --     --      8,443
                                 --------       ------   -----  -----  --------
Income before minority
 interest in earnings of
 consolidated subsidiary...        17,787          963     --     --     18,750
Minority interest in
 earnings of consolidated
 subsidiary................            20          --      --     --         20
                                 --------       ------   -----  -----  --------
Net income.................      $ 17,767       $  963   $ --   $ --   $ 18,730
                                 ========       ======   =====  =====  ========
Earnings per common share--
 diluted...................      $   1.58       $ 1.52                 $   1.57
                                 ========       ======                 ========
Average common shares
 outstanding--diluted......        11,221          631    (631)   735    11,956
                                 ========       ======   =====  =====  ========

--------
(1) Loan fees of $128,000 have been reclassified from noninterest income to interest income for Peoples State Bank to be consistent with Alabama National's presentation.

         Pro Forma Combined Condensed Consolidated Statement of Income
            For the Nine Months Ended September 30, 1999 (Unaudited)
                     (In Thousands, Except Per Share Data)

                                     Historical           Pro Forma
                             --------------------------- Adjustments
                                               Peoples   ------------- Pro Forma
                             Alabama National State Bank Debit  Credit Combined
                             ---------------- ---------- -----  ------ ---------
Interest income (1)........      $ 90,811       $5,257   $ --   $ --   $ 96,068
Interest expense...........        42,441        2,154     --     --     44,595
                                 --------       ------   -----  -----  --------
Net interest income........        48,370        3,103     --     --     51,473
Provision for loan losses..         1,338           57     --     --      1,395
Noninterest income (1).....        22,392          686     --     --     23,078
Noninterest expense........        45,835        2,593     --     --     48,428
                                 --------       ------   -----  -----  --------
Income before income
 taxes.....................        23,589        1,139     --     --     24,728
Provision for income
 taxes.....................         7,452          423     --     --      7,875
                                 --------       ------   -----  -----  --------
Income before minority
 interest in earnings of
 consolidated subsidiary...        16,137          716     --     --     16,853
Minority interest in
 earnings of consolidated
 subsidiary................            18          --      --     --         18
                                 --------       ------   -----  -----  --------
Net income.................      $ 16,119       $  716   $ --   $ --   $ 16,835
                                 ========       ======   =====  =====  ========
Earnings per common share--
 diluted...................      $   1.43       $ 1.13                 $   1.40
                                 ========       ======                 ========
Average common shares
 outstanding--diluted......        11,273          631    (631)   735    12,008
                                 ========       ======   =====  =====  ========

--------
(1) Loan fees of $119,000 have been reclassified from noninterest income to interest income for Peoples State Bank to be consistent with Alabama National's presentation.

         Pro Forma Combined Condensed Consolidated Statement of Income
                For the Year Ended December 31, 1999 (Unaudited)
                     (In Thousands, Except Per Share Data)

                                     Historical           Pro Forma
                             --------------------------- Adjustments
                                               Peoples   ------------- Pro Forma
                             Alabama National State Bank Debit  Credit Combined
                             ---------------- ---------- -----  ------ ---------
Interest income (1)........      $125,668      $ 7,257   $ --   $ --   $132,925
Interest expense...........        59,283        3,024     --     --     62,307
                                 --------      -------   -----  -----  --------
Net interest income........        66,385        4,233     --     --     70,618
Provision for loan losses..         1,954          153     --     --      2,107
Noninterest income (1).....        30,557          940     --     --     31,497
Noninterest expense........        62,455        3,405     --     --     65,860
                                 --------      -------   -----  -----  --------
Income before income
 taxes.....................        32,533        1,615     --     --     34,148
Provision for income
 taxes.....................        10,237          580     --     --     10,817
                                 --------      -------   -----  -----  --------
Income before minority
 interest in earnings of
 consolidated subsidiary...        22,296        1,035     --     --     23,331
Minority interest in
 earnings of consolidated
 subsidiary................            25          --      --     --         25
                                 --------      -------   -----  -----  --------
Net income.................      $ 22,271      $ 1,035   $ --   $ --   $ 23,306
                                 ========      =======   =====  =====  ========
Earnings per common share--
 diluted...................      $   1.98      $  1.64                 $   1.94
                                 ========      =======                 ========
Average common shares
 outstanding--diluted......        11,273          631    (631)   735    12,008
                                 ========      =======   =====  =====  ========

--------
(1) Loan fees of $156,000 have been reclassified from noninterest income to interest income for Peoples State Bank to be consistent with Alabama National's presentation.

         Pro Forma Combined Condensed Consolidated Statement of Income
                For the Year Ended December 31, 1998 (Unaudited)
                     (In Thousands, Except Per Share Data)

                                     Historical           Pro Forma
                             --------------------------- Adjustments
                                               Peoples   ------------- Pro Forma
                             Alabama National State Bank Debit  Credit Combined
                             ---------------- ---------- -----  ------ ---------
Interest income (1)........      $115,704       $6,009   $ --   $ --   $121,713
Interest expense...........        56,555        2,509     --     --     59,064
                                 --------       ------   -----  -----  --------
Net interest income........        59,149        3,500     --     --     62,649
Provision for loan losses..         1,796          --      --     --      1,796
Noninterest income (1).....        29,350          800     --     --     30,150
Noninterest expense........        61,154        3,247     --     --     64,401
                                 --------       ------   -----  -----  --------
Income before income
 taxes.....................        25,549        1,053     --     --     26,602
Provision for income
 taxes.....................         8,154          350     --     --      8,504
                                 --------       ------   -----  -----  --------
Income before minority
 interest in earnings of
 consolidated subsidiary...        17,395          703     --     --     18,098
Minority interest in
 earnings of consolidated
 subsidiary................            23          --      --     --         23
                                 --------       ------   -----  -----  --------
Net income.................      $ 17,372       $  703   $ --   $ --   $ 18,075
                                 ========       ======   =====  =====  ========
Earnings per common share--
 diluted...................      $   1.55       $ 1.11                 $   1.52
                                 ========       ======                 ========
Average common shares
 outstanding--diluted......        11,173          631    (631)   735    11,908
                                 ========       ======   =====  =====  ========

--------
(1) Loan fees of $123,000 have been reclassified from noninterest income to interest income for Peoples State Bank to be consistent with Alabama National's presentation.

         Pro Forma Combined Condensed Consolidated Statement of Income
                For the Year Ended December 31, 1997 (Unaudited)
                     (In Thousands, Except Per Share Data)

                                     Historical           Pro Forma
                             --------------------------- Adjustments
                                               Peoples   ------------- Pro Forma
                             Alabama National State Bank Debit  Credit Combined
                             ---------------- ---------- -----  ------ ---------
Interest income (1)........      $104,508       $5,542   $ --   $ --   $110,050
Interest expense...........        48,379        2,469     --     --     50,848
                                 --------       ------   -----  -----  --------
Net interest income........        56,129        3,073     --     --     59,202
Provision for loan losses..         3,421          --      --     --      3,421
Noninterest income (1).....        20,294          813     --     --     21,107
Noninterest expense........        52,788        2,722     --     --     55,510
                                 --------       ------   -----  -----  --------
Income before income
 taxes.....................        20,214        1,164     --     --     21,378
Provision for income
 taxes.....................         6,086          409     --     --      6,495
                                 --------       ------   -----  -----  --------
Income before minority
 interest in earnings of
 consolidated subsidiary...        14,128          755     --     --     14,883
Minority interest in
 earnings of consolidated
 subsidiary................            12          --      --     --         12
                                 --------       ------   -----  -----  --------
Net income.................      $ 14,116       $  755   $ --   $ --   $ 14,871
                                 ========       ======   =====  =====  ========
Earnings per common share--
 diluted...................      $   1.28       $ 1.20                 $   1.27
                                 ========       ======                 ========
Average common shares
 outstanding--diluted......        10,999          631    (631)   735    11,734
                                 ========       ======   =====  =====  ========

--------
(1) Loan fees of $83,000 have been reclassified from noninterest income to interest income for Peoples State Bank to be consistent with Alabama National's presentation.

                 DESCRIPTION OF ALABAMA NATIONAL CAPITAL STOCK

General

The authorized capital stock of Alabama National currently consists of 17,500,000 shares of Alabama National common stock, par value $1.00 per share, and 100,000 shares of preferred stock, par value $1.00 per share (the "Alabama National Preferred Stock"). The following is a summary description of Alabama National's capital stock.

Common Stock

Holders of shares of Alabama National common stock are entitled to receive such dividends as may from time to time be declared by the Alabama National Board out of funds legally available therefor. Holders of Alabama National common stock are entitled to one vote per share on all matters on which the holders of Alabama National common stock are entitled to vote and do not have cumulative voting rights. Holders of Alabama National common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of Alabama National, holders of Alabama National common stock are entitled to share equally and ratably in the assets of Alabama National, if any, remaining after the payment of all debts and liabilities of Alabama National and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of Alabama National common stock are, and the shares of Alabama National common stock offered by Alabama National hereby when issued, will be fully paid and nonassessable. The rights, preferences and privileges of holders of Alabama National common stock are subject to any class or series of Alabama National Preferred Stock that Alabama National may issue in the future.

Preferred Stock

The Alabama National Certificate of Incorporation, as amended, (the "Certificate") provides that the Board of Directors is authorized without further action by the holders of the Alabama National common stock to provide for the issuance of shares of Alabama National Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and relative participating options and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such class or services. Any share of Alabama National Preferred Stock so issued may rank senior to the Alabama National common stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding-up, or both. In addition, any such shares of Alabama National Preferred Stock may have class or series voting rights. Upon completion of this Merger, Alabama National will not have any shares of Alabama National Preferred Stock outstanding. Issuances of Alabama National Preferred Stock, while providing Alabama National with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Alabama National common stock, and in certain circumstances such issuances could have the effect of decreasing the market price of the Alabama National common stock. The Alabama National Board, without stockholder approval, may issue Alabama National Preferred Stock with voting or conversion rights which could adversely affect the voting power of the holders of the Alabama National common stock. Alabama National has no present plan to issue any shares of Alabama National Preferred Stock.

Certain Anti-Takeover Effects

The provisions of the Alabama National Certificate, the Alabama National Bylaws and the DGCL summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders and may make removal of management more difficult.

Authorized but Unissued Stock. The authorized but unissued shares of Alabama National common stock and Alabama National Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Alabama National common stock and Alabama National Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage any attempt to obtain control of Alabama National by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of Alabama National's management.

Limitations on Shareholder Action by Written Consent and Limitations on Calling Shareholder Meetings. The Alabama National Certificate of Incorporation and Alabama National Bylaws prohibit stockholder action by written consent in lieu of a meeting and provide that stockholder action can be taken only at an annual or special meeting of stockholders. The Alabama National Bylaws provide that subject to the rights of holders of any series of Alabama National Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the Alabama National Board or the Chairman of the Alabama National Board. Stockholders will not be permitted to call a special meeting of stockholders. Such provision may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Alabama National Board or the Chairman of the Alabama National Board.

Section 203 of the Delaware Corporation Law. Subject to certain exclusions summarized below, Section 203 of the DGCL ("Section 203") prohibits any "Interested Stockholder" from engaging in a "Business Combination" with a Delaware corporation for three years following the date such person became an Interested Stockholder. "Interested Stockholder" generally includes: (a)(i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation or (ii) any person who is an affiliate or associate of the corporation and who was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person's status as an Interested Stockholder is determined; and (b) the affiliates and associates of such person. Subject to certain exceptions, a "Business Combination" includes (i) any merger or consolidation of the corporation or a majority-owned subsidiary of the corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a majority-owned subsidiary of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or the subsidiary to the Interested stockholder except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series or securities convertible into the stock of any class or series of the corporation or the subsidiary that is owned by the Interested stockholder; and (v) any receipt by the Interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

Section 203 does not apply to a Business Combination if (i) before a person became an Interested Stockholder, the board of directors of the corporation approved either the transaction in which the Interested Stockholder became an Interested Stockholder or the Business Combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested Stockholder the Business Combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

                 SUPERVISION AND REGULATION OF ALABAMA NATIONAL
                             AND PEOPLES STATE BANK

Alabama National, its subsidiary banks, and Peoples State Bank are subject to state and federal banking laws and regulations which impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not stockholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of Alabama National and/or Peoples State Bank.

Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and following in 1991 with the Federal Deposit Insurance Corporation Act ("FDICIA"), numerous additional regulatory requirements have been placed on the banking industry in the past eleven years, and additional changes have been proposed. The operations of Alabama National and Peoples State Bank may be affected by legislative changes and the policies of various regulatory authorities. Alabama National and Peoples State Bank are unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

As a bank holding company, Alabama National is subject to the regulation and supervision of the Federal Reserve. The Alabama National's subsidiary banks and Peoples State Bank are subject to supervision and regulation by applicable state and federal banking agencies, including the Federal Reserve, the Office of the Comptroller of the Currency (the "OCC") and the Federal Deposit Insurance Corporation (the "FDIC"). These banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain allowances against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.

Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, bank holding companies from any state may now acquire banks located in any other state, subject to certain conditions, including concentration limits. As of June 1, 1997, a bank may establish branches across state lines by merging with a bank in another state (unless applicable state law prohibits such interstate mergers), provided certain conditions are met. A bank may also establish a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits such interstate de novo branching and certain other conditions are met.

There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default.

The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized" as such terms are defined under regulations issued by each of the federal banking agencies. In general, the agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banking companies. The guidelines define capital as either Tier 1 (primarily common shareholders' equity) or Tier 2 (certain debt instruments and a portion of the allowance for loan losses). Alabama National and the banks are subject to a minimum Tier 1 capital ratio (Tier 1 capital to risk-weighted assets) of 4%, a total capital ratio (Tier 1 plus Tier 2 to risk-weighted assets) of 8% and a Tier 1 leverage ratio (Tier 1 to average quarterly assets) of 3%. To be considered a "well capitalized" institution, the Tier 1 capital ratio, the total capital ratio, and the Tier 1 leverage ratio must equal or exceed 6%, 10% and 5%, respectively.

The banks are subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, investments in or certain other transactions with affiliates, and on the amount of advances to third parties collateralized by the securities or obligations of affiliates.

The banks are also subject to the provisions of Section 23B of the Federal Reserve Act that, among other things, prohibit a bank from engaging in certain transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the bank, as those prevailing at the time for comparable transactions with non-affiliated companies.

The banks are also subject to certain restrictions on extensions of credit to executive officers, directors, certain principal stockholders and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

The Community Reinvestment Act ("CRA") requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC or the OCC shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA.

These factors are considered in evaluating mergers, acquisitions and applications to open a branch or facility. The CRA also requires all institutions to make public disclosure of their CRA ratings.

There are various legal and regulatory limits on the extent to which the banks may pay dividends or otherwise supply funds to Alabama National. In addition, federal and state regulatory agencies also have the authority to prevent a bank or bank holding company from paying a dividend or engaging in any other activity that, in the opinion of the agency, would constitute an unsafe or unsound practice.

FDIC regulations require that management report on its responsibility for preparing its institution's financial statements and for establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness.

On March 11, 2000, the Gramm-Leach-Bliley Act became effective. This Act permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company by filing a declaration if each of its subsidiary banks is well capitalized under the FDICIA prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the CRA. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve.

The Gramm-Leach-Bliley Act broadly defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking; and activities that the Federal Reserve has determined to be closely related to banking. The Act also permits the Federal Reserve, in consultation with the Department of Treasury, to determine that other activities are "financial in nature" and therefore permissible for financial holding companies. A national bank also may engage, subject to limitations on investment, in activities that are financial in nature (other than insurance underwriting, insurance company portfolio investment, merchant banking, real estate development and real estate investment) through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory CRA rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank at issue has a CRA rating of satisfactory or better.

The Act preserves the role of the Federal Reserve as the umbrella supervisor for holding companies while at the same time incorporating a system of functional regulation designed to take advantage of the strengths of the various federal and state regulators. In particular, the Act replaces the broad exemption from Securities and Exchange Commission regulation that banks previously enjoyed with more limited exemptions, and it reaffirms that states are the regulators for the insurance activities of all persons, including federally-chartered banks.

The Gramm-Leach-Bliley Act also establishes a minimum federal standard of financial privacy. Financial institutions are required to institute written privacy policies that must be disclosed to customers at certain required intervals.

                   EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS

As a result of the Merger, holders of Peoples State Bank common stock will be exchanging shares of Peoples State Bank, a Florida banking corporation governed by the Florida Banking Code ("FBC") and the Florida Business Corporation Act ("FBCA"), Peoples State Bank's Articles of Incorporation, and Peoples State Bank's Bylaws, for shares of Alabama National, a Delaware corporation governed by the DGCL, Alabama National's Certificate of Incorporation and Alabama National's Bylaws. Certain significant differences exist between the rights of Peoples State Bank shareholders and those of Alabama National shareholders. The differences deemed material by Peoples State Bank and Alabama National are summarized below. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the FBC, the FBCA and the DGCL, as well as to Alabama National's Certificate of Incorporation and Bylaws and Peoples State Bank's Articles of Incorporation and Bylaws.

Charter and Bylaw Provisions

Alabama National's Certificate of Incorporation and Bylaws contain certain provisions which may make Alabama National a less attractive target for an acquisition of control by anyone who does not have the support of Alabama National's Board of Directors and shareholders. Such provisions include, among other things, the ability of the Alabama National Board of Directors to issue preferred stock and to fix the designation, preferences and other rights of such preferred stock. See "Description of Alabama National Common Stock." Peoples State Bank's Articles of Incorporation and Bylaws do not contain any provision providing for such action on behalf of the Board of Directors.

The foregoing summary is qualified in its entirety by reference to Alabama National's Certificate and Bylaws, which are available upon written request from Alabama National and which are on file with the Commission, and to the Articles of Incorporation and Bylaws of Peoples State Bank, which are available upon request from Peoples State Bank. See "Where You Can Find More Information."

Shareholder Approval of Mergers

Section 658.44 of the FBC provides that certain mergers, consolidations, and sales of substantially all of the assets of a Florida bank must be approved by the Florida Department of Banking and Finance and by a majority of the outstanding shares of the bank entitled to vote thereon. The Merger requires the prior approval of the Florida Department of Banking and Finance.

The DGCL permits a merger to become effective without the approval of the surviving corporation's shareholders provided certain requirements are met. Under the DGCL, if the articles of incorporation of the surviving corporation do not change following the merger, the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger, no shareholder approval is required. Where shareholder approval is required under the DGCL a merger can generally be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon, unless the certificate or articles of incorporation require a greater vote. If the proposed merger or other business combination were to involve an "interested person" or "affiliated transaction," however, the DGCL imposes supermajority approval requirements with certain qualifications. Neither the Alabama National Certificate of Incorporation nor Peoples State Bank's Articles of Incorporation contain any supermajority requirements. See "-Antitakeover Legislation."

Dissenters' Rights

Under Florida law, holders of Peoples State Bank Common Stock as of the Record Date are entitled to dissenters' rights of appraisal. See "Dissenters' Rights."

Under the DGCL, a shareholder has the right, in connection with certain mergers or consolidations, to dissent from certain corporate transactions and receive the fair market value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of his shares in cash in lieu of the consideration he otherwise would have received in the transaction. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. In addition, a Delaware corporation may, but is not required to, provide in its certificate of incorporation that appraisal rights shall be available to shareholders in certain other events regarding which appraisal rights are not otherwise available. No such provision is included in Alabama National's Certificate of Incorporation.

Under the DGCL, appraisal rights will not be available to shareholders of a corporation (unless the certificate of incorporation provides otherwise, which the Alabama National Certificate of Incorporation does not) if the shares are listed on a national securities exchange or quoted on the NASDAQ National Market or held of record by more than 2,000 shareholders and shareholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares: (a) shares of stock of the surviving or resulting corporation,
(b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 shareholders; (c) cash in lieu of fractional shares of such stock; or (d) any combination of the consideration listed in (a) through (c) above. In addition, appraisal rights will not be available to shareholders of a Delaware corporation in a merger if such corporation is the surviving corporation and no vote of its shareholders is required. See "-Shareholder Approval of Mergers."

Shareholders Meetings and Voting

Special Meetings. Under the FBCA and pursuant to the Peoples State Bank Articles of Incorporation and Bylaws, a special meeting of shareholders may be called at any time by the Chairman of the Board, the President or, in their absence by the Vice President, or by the majority of the Board of Directors, and shall be called upon the written request of the shareholders owning ten percent (10%) or more of the outstanding stock of Peoples State Bank.

Under the DGCL, shareholders of Delaware corporations do not have a right to call special meetings unless such right is conferred upon the shareholders in the corporation's certificate of incorporation or bylaws. Alabama National's Certificate of Incorporation does not confer the right to its shareholders to call a special shareholders meeting.

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Actions Without a Meeting. Under the FBCA and the DGCL, the shareholders may take action without a meeting if a consent in writing to such action is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the articles or certificate of incorporation. Peoples State Bank's Articles and Bylaws do not prohibit such action by written consent. Alabama National's Certificate denies shareholder action by written consent.

Election and Removal of Directors. Pursuant to the Articles of Incorporation and Bylaws of Peoples State Bank, members of the Board are elected by the shareholders at each annual meeting of the shareholders and serves until the next annual meeting or until their successors have been elected or appointed. A majority of the full Board plus one may, at any time during the year following the annual meeting of the shareholders in which such action has been authorized, increase the number of directors by not more than two (2) and appoint persons to fill the resulting vacancies. When any vacancy occurs among the directors, a majority of the remaining members of the Board may appoint a director to fill such vacancy at any regular or special meeting of the Board.

Under the DGCL, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless the articles or certificate of incorporation provides for cumulative voting. Alabama National's Certificate of Incorporation does not provide for cumulative voting. See "Description of Alabama National Common Stock."

Under the FBCA, and if cumulative voting is not authorized, as in the case of Peoples State Bank, once a director has been elected, he or she may be removed if the number of votes cast to remove him is greater than the number of votes cast not to remove him, unless the articles or certificate of incorporation provide that directors may be removed only for cause. Peoples State Bank's Articles do not contain such a provision.

Under the DGCL, unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is staggered, shareholders may effect a removal of a director only for cause. Alabama National's Certificate of Incorporation does not provide for a classified or staggered Board.

Voting on Other Matters. Section 658.23 of the FBC requires amendments to the Articles of Incorporation of a Florida bank to be approved by the Florida Department of Banking and Finance. The FBCA requires amendments to the Articles of Incorporation to be approved by the shareholders of the corporation upon recommendation of the corporation's Board of Directors. Unless the FBCA, the Articles of Incorporation, or the Board of Directors requires a greater vote or voting by groups, amendments to the Articles of Incorporation must be approved by a majority of the votes cast, a quorum being present.

Section 658.23 of the FBC provides that, unless the Articles of Incorporation provide otherwise, the Board has the authority to adopt or amend bylaws that do not conflict with bylaws that may have been adopted by the shareholders.

Under the DGCL, an amendment to the articles or certificate of incorporation requires the approval of the holders of at least a majority of the outstanding shares of the corporation entitled to vote

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thereon, unless otherwise specified in the articles of incorporation. Alabama
National's Certificate of Incorporation does not contain a provision increasing this voting requirement.

Under the DGCL and the FBCA, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets (with or without the goodwill), otherwise than in the usual and regular course of its business, only with the approval of the holders of a majority of all of the outstanding shares of the corporation entitled to vote thereon, unless the certificates or articles of incorporation or bylaws require a greater vote. Alabama National's Certificates of Incorporation does not require a greater vote.

Under the DGCL and the FBCA, the dissolution of a corporation must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, unless the articles or certificate of incorporation requires the vote of a larger portion of the outstanding stock. Neither Peoples State Bank's Articles of Incorporation nor Alabama National's Certificate of Incorporation require a greater vote.

Dividends

Under the FBC, the directors of any bank or trust company, after charging off bad debts, depreciation, and other worthless assets if any, and making provision for reasonably anticipated future losses on loans and other assets, may quarterly, semiannually, or annually declare a dividend of so much of the aggregate of the net profits of that period combined with its retained net profits of the preceding 2 years as they shall judge expedient, and, with the approval of the Department of Banking and Finance, any bank or trust company may declare a dividend from retained net profits which accrued prior to the preceding 2 years, but each bank or trust company shall, before the declaration of a dividend on its common stock, carry twenty percent (20%) of its net profits for such preceding period as is covered by the dividend to its surplus fund, until the same shall at least equal the amount of its common and preferred stock then issued and outstanding. No bank or trust company shall declare any dividend at any time at which its net income from the current year combined with the retained net income from the preceding two (2) years is a loss or which would cause the capital accounts of the bank or trust company to fall below the minimum amount required by law, regulation, order, or any written agreement with the Department of Banking and Finance or a state or federal regulatory agency. A bank or trust company may, however, split up or divide the issued shares of capital stock into a greater number of shares without increasing or decreasing the capital accounts of the bank or trust company, and such shall not be construed to be a dividend.

The DGCL provides that dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits (not only out of surplus) for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, substantially all of the funds available for the payment of dividends by Alabama National are derived from the Banks, and there are various statutory limitations on the ability of the Banks to pay dividends to Alabama National. See "Risk Factors-Restrictions on Dividends" and "Where You Can Find More Information."

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Holders of Alabama National common stock are entitled to receive dividends ratably when, as and if declared by Alabama National's Board of Directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding.

Preemptive Rights

Pursuant to Peoples State Bank's Articles of Incorporation, the shareholders of Peoples State Bank have a preemptive right to acquire a proportional amount of any additional shares of capital stock issued by Peoples State Bank, subject to certain limitations under the FBCA. Alabama National's Certificate of Incorporation does not provide for preemptive rights.

Liquidation Rights

Generally under both the FBCA and the DGCL, shareholders are entitled to share ratably in the distribution of assets upon the dissolution of their corporation. Preferred shareholders typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders have been fully satisfied, common shareholders are entitled to the distribution of any remaining assets. Holders of Alabama National common stock are entitled to receive their pro rata portion of the remaining assets of Alabama National after the holders of Alabama National Preferred Stock, if any, have been paid in full any sums to which they may be entitled. As of the date hereof, no Alabama National Preferred Stock has been issued by Alabama National. Pursuant to Alabama National's Certificate, the Alabama National Board has discretion to set liquidation preferences for Alabama National's Preferred Stock. See "Description of Alabama National Capital Stock."

Limitation of Liability and Indemnification

Peoples State Bank. Peoples State Bank's Articles do not provide for any indemnification to Peoples State Bank officers, directors or employees, as permitted by the FBCA. The Bylaws of Peoples State Bank do provide for indemnification or reimbursement by Peoples State Bank of any person for any reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he or she is or shall be made a party by reason of, among other things, his or her being or having been a director, officer, or employee of Peoples State Bank, provided the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; provided, however, that no such reimbursement shall occur if the person is adjudged guilty of or liable for negligence or misconduct in the performance of his or her duties to the corporation, unless the court determines that such indemnification is appropriate under the circumstances. In any event, it is mandatory for a Florida corporation to indemnify a director, officer, employee or agent against expenses actually and reasonably incurred in successfully defending an action, if he or she prevails on the merits in such action.

Alabama National. Delaware law permits a corporation to set limits on the extent of a director's liability. Under the Alabama National Certificate, a director will not be liable to Alabama National or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for
(a) breach of a director's duty of loyalty, (b) acts or omissions not in good faith or which involve

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intentional misconduct or a knowing violation of law, (c) an unlawful payment of dividends or an unlawful stock purchase or redemption, or (d) any transaction from which the director derived any improper personal benefit. The Alabama National Certificate of Incorporation authorizes the indemnification of Alabama National's directors, officers and others to the fullest extent permitted by law. Delaware law permits a corporation to indemnify its officers, directors, employees and agents if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification is not allowed under Delaware law, absent a court order to the contrary, if the officer, director, employee or agent seeking indemnification has been finally adjudged to be liable to the corporation.

Antitakeover Legislation

Affiliated Transactions and Certain Business Combinations. The FBCA requires that any "affiliated transaction," which term includes a merger, sale of significant assets of the corporation and similar extraordinary corporate transactions, between the corporation and an interested shareholder (generally defined as any person who is the beneficial owner of more than ten percent (10%) of the outstanding voting shares of the corporation) be approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation other than the shares beneficially owned by the interested shareholder. The voting requirements of the FBCA will not apply, however, to an affiliated transaction if: (a) the affiliated transaction has been approved by a majority of the corporation's disinterested directors; (b) the corporation has not had more than 300 shareholders at any time during the preceding three years; (c) the interested shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for at least five (5) years;
(d) the interested shareholder is the beneficial owner of at least ninety percent (90%) of the outstanding voting shares of the corporation; (e) certain fair price requirements have been met. The statute also provides that the restrictions contained therein shall not apply to any corporation whose articles of incorporation or bylaws contain a provision expressly electing not to be governed thereby. The Peoples State Bank Articles do not contain such a provision.

The DGCL similarly prohibits a corporation from entering into certain "business combinations" between the corporation and an "interested stockholder" (generally defined as any person who is the beneficial owner of more than 15% of the outstanding voting shares of the corporation), unless the corporation's Board of Directors has previously approved either (a) the business combination in question or (b) the stock acquisition by which such interested stockholder's beneficial ownership interest reached 15%. The prohibition lasts for three years from the date the interested stockholder's beneficial ownership reached 15%. Notwithstanding the preceding, the DGCL allows a corporation to enter into a business combination with an interested stockholder if: (a) the business combination is approved by the corporation's Board of Directors and is authorized by an affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder, or (b) such interested stockholder owned at least 85% of the outstanding voting stock of the corporation. The statute also provides that the restrictions contained therein shall not apply to any corporation whose certificate of incorporation contains a provision expressly electing not to be governed thereby. The Alabama National Certificate does not contain such a provision.

Control Share Regulation. Unless the articles of incorporation or bylaws provide otherwise, the FBCA restricts the voting rights of a person who acquires "control shares" in an "issuing public

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corporation." "Control shares" are defined under the FBCA as those shares that, when added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person to exercise the voting power of the corporation in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or
(c) a majority or more of all voting power. An "issuing public corporation" is a corporation that has: (a) 100 or more shareholders; (b) its principal place of business, its principal office or substantial assets within Florida; and (c) either (i) more than ten percent (10%) of its shareholders reside in Florida,
(ii) more than ten percent (10%) of its shares are owned by Florida residents, or (iii) 1,000 shareholders reside in Florida. However, Florida's "control share" anti-takeover statute does not apply to a merger transaction that is subject to shareholder approval. The effect of this statute is discussed below only to illustrate the differences between Delaware and Florida law.

If a control share acquisition has been made, the control shares have no voting rights unless the holders of a majority of shares (other than those held by the acquirer and the corporation's officers and employee-directors) grant voting rights to those shares by resolution. Any person who proposes to make or has made a control share acquisition (an "Acquirer") may, at his or her election, deliver an acquiring person statement to the issuing public corporation setting forth certain information concerning the Acquirer and the acquisition of his shares, together with a request for a shareholders meeting to determine his voting rights, which meeting must be held within fifty (50) days of the date of the request. The Acquirer must pay the expenses of the shareholders meeting.

If an Acquirer acquires a majority of the outstanding shares of the corporation and is granted full voting rights pursuant to the procedure outlined above, the other shareholders of the corporation have dissenters' rights to require the corporation to purchase their shares for a "fair value." The term "fair value" is defined as a value not less than the highest price paid per share by the acquirer in the control share acquisition.

Although certain of the specific differences between the voting and other rights of Peoples State Bank's shareholders and Alabama National's shareholders are discussed above, the foregoing summary is not intended to be a complete statement of the comparative rights of such shareholders under the laws of the FBC, FBCA and Delaware law, or the rights of such persons under the respective charters and Bylaws of Alabama National and Peoples State Bank. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The foregoing summary is qualified in its entirety by reference to the particular requirements of the FBC, FBCA and the DGCL and the specific provisions of Alabama National's Certificate of Incorporation and Bylaws and Peoples State Bank's Articles of Incorporation and Bylaws.

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                CERTAIN INFORMATION CONCERNING ALABAMA NATIONAL

General

Alabama National is a registered bank holding company subject to supervision and regulation by the Federal Reserve and is a corporation organized under the laws of the State of Delaware. Its main office is located at 1927 First Avenue North, Birmingham, Alabama 35203 (Telephone Number: (205) 583-3600). Alabama National is currently the parent of three national banks, National Bank of Commerce of Birmingham (Birmingham, Alabama and the Birmingham metropolitan area), Community Bank of Naples, National Association (Naples, Florida) and Citizens & Peoples Bank, National Association (Escambia County, Florida); three state member banks, Alabama Exchange Bank (Tuskegee, Alabama), Bank of Dadeville (Dadeville, Alabama) and First Gulf Bank (Baldwin County, Alabama), and four state nonmember banks, First American Bank (Decatur/Huntsville, Alabama), Public Bank (St. Cloud, Florida), Georgia State Bank (Mableton, Georgia) and First Citizens Bank (Talladega, Alabama). In addition, Alabama National is the ultimate parent entity of one securities brokerage firm, NBC Securities, Inc. (Birmingham, Alabama); one receivables factoring company, Corporate Billing, Inc. (Decatur, Alabama); and one insurance agency, Rankin Insurance, Inc. (Decatur, Alabama).

At September 30, 2000, Alabama National had total assets of approximately $2.2 billion, total deposits of approximately $1.7 billion, total net loans of approximately $1.6 billion and total shareholders' equity of approximately $153.2 million. Additional information about Alabama National is included in documents incorporated by reference in this Proxy Statement-Prospectus. See "Summary-Selected Consolidated Financial Data," and "Where You Can Find More Information."

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               CERTAIN INFORMATION CONCERNING PEOPLES STATE BANK

Description of Business

General

Peoples State Bank commenced operations in 1949 as a full service commercial bank, without trust powers, in Groveland, Florida. Its main office is located at 200 East Broad Street in Groveland, Florida.

Peoples State Bank offers a full range of retail and commercial deposit accounts and loans. In addition, Peoples State Bank provides such consumer services as U.S. Savings Bonds, wire transfers, automatic teller services, travelers checks, cashiers checks, safe deposit boxes, bank by mail services and direct deposit services.

Market Area and Competition

The primary service area for Peoples State Bank presently consists of southern and central Lake County, Florida with offices located in Groveland, Clermont and Leesburg. The market area is bounded on the west by Sumter County, on the south by Polk County, on the east by Orange County, and on the north by State Road 44. Competition among financial institutions in southern and central Lake County is intense. There are currently 13 commercial banks with 51 branches, and two savings and loan associations with seven branch offices within the Bank's primary service area.

Peoples State Bank is in competition with existing area financial institutions other than commercial banks and savings and loan associations, including insurance companies, consumer finance companies, brokerage houses, credit unions and other business entities which have recently been invading the traditional banking markets. The extent to which other types of financial institutions compete with commercial banks has increased significantly within the past few years as a result of federal and state legislation which has, in several respects, deregulated financial services. The impact of existing legislation and subsequent laws that deregulated the financial services industry cannot be fully assessed or accurately predicted.

Deposits

Peoples State Bank offers a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts and certificates of deposit with fixed rates and a range of maturity date options. The sources of deposits are residents, businesses and employees of businesses within the bank's market area. Peoples State Bank pays competitive interest rates on time and savings deposits. In addition, Peoples State Bank has implemented a service charge fee schedule competitive with other financial institutions in the bank's market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

No material portion of the bank's deposits have been obtained from any one customer or group of customers. There are no material seasonal factors that would have an adverse impact on the Bank's deposits. No material deposit liabilities have been incurred from outside the Bank's service area.

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Loan Portfolio

Peoples State Bank engages in a full complement of lending activities, including commercial, consumer/installment and real estate loans.

Lending is directed principally towards individuals and businesses whose demands for funds fall within Peoples State Bank's legal lending limits and which are potential deposit customers of Peoples State Bank. This includes loans made to individuals, partnerships or corporate borrowers, which are obtained for a variety of business purposes. Particular emphasis is placed on small and middle market commercial loans and owner occupied commercial and residential real estate loans.

Peoples State Bank may originate loans and participate with other banks with respect to loans which exceed Peoples State Bank's lending limits. Management of Peoples State Bank does not believe that loan participations necessarily pose any greater risk of loss than loans which Peoples State Bank originates.

No material portion of Peoples State Bank's outstanding loans was concentrated within a single industry or group of related industries, with the exception of residential and commercial mortgage loans. As of September 30, 2000, approximately 82.3% of Peoples State Bank's outstanding loans consisted of residential and commercial mortgage loans. There are no material seasonal factors that would have an adverse impact on Peoples State Bank's outstanding loans. However, because Peoples State Bank derives a substantial portion of its business from mortgage loans, to the extent that fluctuations and changes occur in the housing industry, Peoples State Bank's business could fluctuate as well.

The following is a description of each of the major categories of loans in Peoples State Bank's loan portfolio:

Commercial, Financial and Agricultural. These loans are customarily granted to local business customers, usually on a collateralized basis, to meet local credit needs. The loans can be extended for periods of between one year and five years and are usually structured to fully amortize over the term of the amortization up to ten years. The terms and loan structure are dependent on the collateral and strength of the borrower. The loan to value ratios typically range from 50% to 80%. The risks of these types of loans depend on the general business conditions of the local economy and the local business borrower's ability to sell its products and services in order to generate sufficient business profits to repay Peoples State Bank under the agreed upon terms and conditions. The value of the collateral held by Peoples State Bank as a measure of safety against loss is most volatile in this loan category.

Real Estate-Construction. These loans are made for the construction of single family residences in Peoples State Bank's market area. The loans are granted to qualified individuals with down payments which are typically at least 20% of the appraised value or contract price, whichever is less. The interest rates typically fluctuate up to 1% above Peoples State Bank's prime interest rate during the 6 months to 1 year construction period, and Peoples State Bank generally charges a fee of up to 1% in addition to the normal closing costs. These loans generally command higher rates and fees commensurate with the risk warranted in the construction lending field. The risk in construction lending is dependent upon the performance of the builder in building the project to the plans and

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specifications of the borrower and the bank's ability to administer and control all phases of the construction disbursements. Upon completion of the construction period, the mortgage is converted to a permanent loan and normally sold to an investor in the secondary mortgage market.

Real Estate Mortgage

These loans are granted to qualified individuals for the purchase and refinance of existing single family residences in Peoples State Bank's market area. Both fixed and variable rate loans are offered at competitive rates and terms. Peoples State Bank generally grants only those fixed rate loans which can be sold immediately upon closing in accordance with commitments obtained in advance from a mortgage investor. This practice allows the bank to limit interest rate risk associated with this type of lending. Peoples State Bank retains adjustable rate loans for its portfolio when it has sufficient liquidity to fund them and when rates are favorable for the retention of these loans. The bank's adjustable rate mortgages have annual and lifetime interest rate caps consistent with industry standards. None of the bank's home mortgage loans carry prepayment penalties, and therefore all of these loans can be paid out or refinanced at any time.

Installment/Consumer Loans

These loans are granted to individuals for personal, family or household purposes including the purchase of automobiles and recreational vehicles which may be used to secure these loans. This category also includes loans made for home improvements and may be secured by first or junior mortgage liens. Consumer loans are generally granted for periods ranging between one and five years at fixed rates ranging from 1% below the prime rate to 8% above the prime rate depending on the loan term and collateral. Losses or declines in the borrowers' income due to unemployment or divorce and increases in the borrowers' expenses due to illness or injury represent the most common risks associated with defaults on consumer loans.

Investments

As of September 30, 2000, investment in securities comprised approximately 10.4% of Peoples State Bank's assets, federal funds sold comprised approximately 1.8% of the bank's assets, and loans comprised approximately 81.0% of the bank's assets. Peoples State Bank invests primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States and obligations of agencies of the United States. In addition, Peoples State Bank enters into federal funds transactions with its principal correspondent banks, and primarily acts as a net seller of such funds. The sale of federal funds amounts to a short term loan from Peoples State Bank to another bank. A state bank's lending and investment limits are separate and distinct requirements.

Asset/Liability Management

It is the objective of Peoples State Bank to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain of the officers of Peoples State Bank are responsible for monitoring policies and procedures that are designed to ensure an acceptable composition of asset/liability mix, stability and leverage of all sources of funds while adhering to prudent banking practices. It is the overall philosophy of management to support asset growth primarily through growth of core deposits,

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which include deposits of all categories made by individuals, partnerships and corporations. Management of Peoples State Bank seeks to invest the largest portion of the bank's assets in commercial, consumer and real estate loans.

Peoples State Bank regards certificates of deposits of $100,000 or more as volatile deposits. The Bank maintains sufficient liquidity to repay these deposits on maturity. While Peoples State Bank does not generally pursue these types of deposits, at times it is profitable to do so and this option is exercised when deemed prudent by management. This accounts for the volatility in this liability category.

Securities sold subject to repurchase are only done on an exception basis to maintain account relationships. As of September 30, 2000, Peoples State Bank had entered into repurchase agreements totaling $1.8 million. Peoples State Bank has available four (4) overnight federal funds purchased lines totaling $6.5 million which may be used to meet liquidity needs. As of September 30, 2000, Peoples State Bank had no balances outstanding under these lines. As of September 30, 2000, Peoples State Bank had total loans from the Federal Home Loan Bank of Atlanta of $8.0 million that were comprised of $6.0 million in a one-year advance and $2.0 million in an overnight line of credit.

The bank's asset/liability mix is monitored on a daily basis with a quarterly report reflecting interest sensitive assets and interest sensitive liabilities being prepared and presented to the Peoples State Bank's Board of Directors. The objective of this policy is to control interest sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on the bank's earnings.

Correspondent Banking

Correspondent banking involves the provision of services by one bank to another bank which cannot provide the services for itself from an economic or practical standpoint. Peoples State Bank is required to purchase correspondent services offered by larger banks, including check collections, purchase of federal funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to or participations with correspondent banks.

Peoples State Bank may sell loan participations to correspondent banks with respect to loans which exceed the Bank's lending limit. As of September 30, 2000, portions of six loans were sold to other banks.

Data Processing

Peoples State Bank has entered into a data processing services agreement with Phoenix International, Ltd., Inc., a financial institutions software services company based in central Florida. Under the agreement, Peoples State Bank licenses the use of a full range of data processing software, including such operating systems as an automated general ledger, deposit accounting, commercial, real estate and installment lending data processing and central information file.

Facilities

Peoples State Bank owns all of its facilities. The Bank's main office is located in a single-story commercial building in Groveland, Florida. The facility consists of 7,500 square feet, 9 teller

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stations, 11 offices, a vault, a night depository, and 5 drive-in windows. A board/conference room is located in an adjacent building on the Bank's premises which consists of 1,008 square feet. Simpson House, an adjacent storage facility, consists of approximately 4,200 square feet.

The Bank's Clermont branch office is located in a single-story commercial building which consists of 4,159 square feet and includes 9 teller stations, 1 office, a vault, a night depository and 5 drive-in windows. The Bank's Leesburg branch office is located in a single-story commercial building which consists of 2,500 square feet and includes 5 teller stations, a vault, a night depository and 4 drive-in windows.

Employees

Peoples State Bank presently employs 56.5 full-time equivalent persons, including 15 officers. Peoples State Bank hires additional persons as needed, including additional tellers and customer service representatives. Management of Peoples State Bank believes that its employee relations are good. There are no collective bargaining agreements covering any of the Bank's employees, and the only employee subject to an employment contract is the bank's President and CEO.

Information About Voting Securities and Principal Holders Thereof

Market Price and Dividends. There is no established public trading market for Peoples State Bank's common stock. As of September 30, 2000, there were 184 record holders of Peoples State Bank's common stock.

During 1998 and 1999, Peoples State Bank paid quarterly dividends of $.10 per share. In the second quarter of 1999, a special additional dividend of $.05 per share was also paid. For the first three quarters of 2000, Peoples State Bank has paid regular quarterly dividends of $.15 per share. See "Effect of Merger on Rights of Shareholders-Dividends" for a discussion of the present restrictions on the payment of dividends of Peoples State Bank's common stock, and the restrictions which will limit the future payment of dividends on Alabama National's common stock upon consummation of the merger.

Security Ownership of Certain Beneficial Owners and Management. The following table sets forth, as of the Record Date, (i) the names and addresses of each beneficial owner of more than 5% of Peoples State Bank common stock showing the amount and nature of such beneficial ownership, (ii) the names of each director and executive officer of Peoples State Bank and the number of shares of Peoples State Bank common stock owned beneficially by each of them, and (iii) the number of shares of Peoples State Bank common stock owned beneficially by all directors and executive officers as a group.

                                                                   Percent
                                            Shares Beneficially of Outstanding
                   Name                            Owned            Shares
                   ----                     ------------------- --------------
Bradford Johnson...........................        58,440           9.25%
 Post Office Box 8208
 Shawnee Mission, Kansas 66208
Gerald Horowitz............................        50,040           7.92%
 3860 Northside Drive
 Atlanta, Georgia 30305
Suntrust Banks, Inc........................        33,816           5.36%
 Post Office Box 4418
 Center Code 0635
 Atlanta, Georgia 30302
Donald B. Bailey...........................        25,287(1)         4.00%
Peggy Sue Brinkley.........................           250               *
Joe E. Fairchild...........................        14,493            2.30%
Jane L. Geraci.............................        23,187(2)         3.67%
Bobby L. Leininger.........................        11,544            1.83%
Mark I. McLin..............................        11,811(3)         1.87%
Stephen W. Parrish.........................         1,497               *
Jeffrey A. Rice............................        45,591(4)         7.22%
 Post Office Box 4418
 Center Code 0635
 Atlanta, Georgia 30303
W. Wayne Sittler...........................             0               *
Dan Summerlin..............................            10               *
Wayne M. Turner............................         2,619            0.41%
All executive officers and directors as a
 group (11 persons)........................       136,289           21.58%

--------
 * Represents less than 1%.
(1) Includes 1,920 shares held by Mr. Bailey's wife in her own right and 3,135 shares held by Mr. and Mrs. Bailey as trustee or custodian for their children, with respect to which Mr. Bailey disclaims beneficial ownership.
(2) Includes 480 shares held jointly by Mrs. Geraci and her daughter, with respect to which Mrs. Geraci disclaims beneficial ownership.
(3) Includes 3,000 shares held by Mr. McLin as custodian for his children, with respect to which he disclaims beneficial ownership.
(4) Includes 90 shares held by Mr. Rice as custodian for his daughter, with respect to which he disclaims beneficial ownership.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             OF PEOPLES STATE BANK

The following discussion and financial information are presented to aid in an understanding of the current financial position and results of operations of Peoples State Bank and should be read in conjunction with the Audited Financial Statements and Notes thereto included at Appendix C. The emphasis of this discussion will be on the nine month periods ended September 30, 2000 and 1999 and the years 1999, 1998, and 1997.

At September 30, 2000, Peoples State Bank had assets of approximately $121.6 million and operated three banking locations in Lake County, Florida. Peoples State Bank's primary business is banking; therefore loans and investments are the principal source of income.

This discussion contains certain forward looking statements with respect to the financial condition, results of operation and business of Peoples State Bank related, among other things to: trends or uncertainties which will impact future operating results, liquidity and capital resources, and the relationship between those trends or uncertainties and nonperforming loans and other loans; the effect of the market's perception of future inflation and real returns and the monetary policies of the Federal Reserve on short and long term interest rates; and the effect of interest rate changes on liquidity and the interest rate sensitivity management. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (a) difficulty integrating the operations of Peoples State Bank and Alabama National and (b) general economic conditions, either nationally or in Florida, are less favorable than expected.

Financial Condition

Average Assets and Liabilities

During the nine months ended September 30, 2000, average assets increased $22.3 million, or 24.3%, from the nine months ended September 30, 1999. From 1998 to 1999 average assets increased $18.2 million, or 24.1%. From 1997 to 1998 average assets increased $6.2 million, or 9.0%. The primary emphasis of Peoples State Bank's growth strategy is in the lending area.

During the nine months ended September 30, 2000, average deposits increased $15.0 million to $94.7 million, an 18.9% increase over the September 30, 1999 average deposits of $79.6 million. From 1998 to 1999 average deposits increased $13.8 million, or 20.6%. From 1997 to 1998 average deposits increased $5.4 million, or 8.8%. Peoples State Bank carried no foreign loans or deposits in any period discussed.

The following table depicts Peoples State Bank's average balance sheets for the nine months ended September 30, 2000 and 1999 and for the years ending December 31, 1999, 1998 and 1997:

                             AVERAGE BALANCE SHEETS
                             (Amounts in thousands)

                                    Nine Months
                                       Ended
                                   September 30,     Year Ended December 31,
                                  -----------------  -------------------------
                                    2000     1999     1999     1998     1997
                                  --------  -------  -------  -------  -------
Assets:
Cash and due from banks.......... $  4,505  $ 4,667  $ 4,511  $ 2,965  $ 2,433
Funds sold.......................    2,432    2,228    2,470    2,724    2,996
Securities.......................   10,827    8,664    8,893   10,296   11,051
Loans, net of unearned income....   90,737   71,177   72,571   55,404   50,654
Allowance for loan losses........   (1,120)    (945)    (953)    (920)    (935)
                                  --------  -------  -------  -------  -------
Loans, net of allowance for loan
 losses..........................   89,617   70,232   71,618   54,484   49,719
Premises and equipment...........    2,181    2,457    2,417    2,342    1,867
Other assets.....................    4,457    3,488    3,704    2,606    1,135
                                  --------  -------  -------  -------  -------
    Total assets................. $114,019  $91,736  $93,613  $75,417  $69,201
                                  ========  =======  =======  =======  =======
Liabilities and Stockholders'
 Equity:
Deposits:
  Demand deposits................ $ 18,114  $15,065  $15,651  $12,222  $ 9,856
  Interest-bearing transaction
   accounts......................    5,027    6,019    5,925    5,553    5,103
  Savings and money market
   deposits......................   21,256   18,376   18,416   15,943   13,699
  Time deposits..................   50,266   40,174   40,834   33,294   32,959
                                  --------  -------  -------  -------  -------
    Total deposits...............   94,663   79,634   80,826   67,012   61,617
                                  --------  -------  -------  -------  -------
Funds purchased..................    2,231    1,504    1,510      552      205
Short-term debt..................    7,556    1,778    2,825      --       --
Long-term debt...................      --       --       --       --       --
Accrued interest and other
 liabilities.....................    1,136    1,117      634      529      541
Stockholders' equity.............    8,433    7,703    7,818    7,324    6,838
                                  --------  -------  -------  -------  -------
    Total liabilities and
     stockholders' equity........ $114,019  $91,736  $93,613  $75,417  $69,201
                                  ========  =======  =======  =======  =======

Loans

Net loans at December 31, 1999 were $83.3 million, an increase of 38.7% over December 31, 1998's total of $60.1 million. At December 31, 1999, real estate-mortgage and construction loans represented 82.3% of total loans, commercial and financial loans represented 14.1% of total loans, and consumer loans represented only 3.3% of total loans.

At September 30, 2000, $77.2 million, or 78.3%, of total loans, net of unearned interest, mature within one year or may be repriced within one year due to a variable rate arrangement.

The table immediately below shows the classification of loans by major category at December 31, 1999, 1998, 1997, 1996, and 1995. The second table depicts maturities of selected loan categories for loans maturing after one year.


                         COMPOSITION OF LOAN PORTFOLIO
                   (Amounts in thousands, except percentages)

                                                              December 31,
                          -----------------------------------------------------------------------------------------
                                1999              1998              1997              1996              1995
                          ----------------- ----------------- ----------------- ----------------- -----------------
                                   Percent           Percent           Percent           Percent           Percent
                          Amount   of Total Amount   of Total Amount   of Total Amount   of Total Amount   of Total
                          -------  -------- -------  -------- -------  -------- -------  -------- -------  --------
Commercial, financial
 and agricultural.......  $11,782    14.12% $ 5,693     9.46% $ 4,012     7.41% $ 7,199    15.36% $ 1,778     5.56%
Real estate:
 Construction...........    5,795     6.94    4,534     7.53    3,048     5.63    4,670     9.96    3,547    11.10
 Mortgage--residential..   34,586    41.44   27,101    45.03   27,880    51.51   17,558    37.45   11,568    36.20
 Mortgage--commercial...   27,154    32.54   19,173    31.86   15,057    27.82   12,960    27.65   10,958    34.29
 Mortgage--other........    1,173     1.41    1,609     2.67    2,081     3.84    1,984     4.23    2,370     7.42
Consumer................    2,762     3.31    1,919     3.19    1,785     3.30    2,320     4.95    1,389     4.35
Other...................      201      .24      153      .25      263      .49      187      .40      348     1.09
                          -------   ------  -------   ------  -------   ------  -------   ------  -------   ------
 Total gross loans......   83,453   100.00%  60,182   100.00%  54,126   100.00%  46,878   100.00%  31,958   100.00%
                                    ------            ------            ------            ------            ------
Unearned income.........     (124)             (109)             (100)             (103)              (68)
                          -------           -------           -------           -------           -------
 Total loans, net of
  unearned income.......   83,329            60,073            54,026            46,775            31,890
Allowance for loan
 losses.................   (1,043)             (925)             (936)             (919)             (932)
                          -------           -------           -------           -------           -------
 Total net loans........  $82,286           $59,148           $53,090           $45,856           $30,958
                          =======           =======           =======           =======           =======

           LOAN MATURITY AND SENSITIVITY TO CHANGES IN INTEREST RATES
                             (Amounts in thousands)

                                           December 31, 1999
                         ------------------------------------------------------
                                          Over one year
                                          through five
                         One year or less     years     Over five years  Total
                         ---------------- ------------- --------------- -------
Commercial, financial
 and agricultural.......      $7,717         $4,124         $1,902      $13,743
Real estate.............       7,260         21,906         37,740       66,906
Consumer................         359          1,884            437        2,680

                                                          Predetermined Floating
                                                              Rates      Rates
                                                          ------------- --------
Maturing after one year but within five years............   $ 18,908    $ 9,000
Maturing after five years................................      8,296     31,789
                                                            --------    -------
                                                            $ 27,204    $40,789
                                                            ========    =======

Peoples State Bank's rollover/renewal policy consists of a re-evaluation of maturing loans to determine whether such loans will be renewed (or rolled over) and, if so, at what amount, rate and maturity.

Investment Securities

The following table summarizes securities available for sale for the periods presented.

                         AVAILABLE FOR SALE SECURITIES
                             (Amounts in thousands)

                                                           December 31,
                                                    ---------------------------
                                                        1999          1998
                                                    ------------- -------------
                                                     Cost  Market  Cost  Market
                                                    ------ ------ ------ ------
U.S. Treasury securities........................... $  --  $  --  $1,000 $1,001
U.S. Government Agencies...........................  4,655  4,512  4,520  4,532
State and political subdivisions...................  1,282  1,222  1,690  1,703
Mortgage backed securities.........................  2,896  2,746  2,120  2,112
Other..............................................    320    320    337    337
                                                    ------ ------ ------ ------
  Total............................................ $9,153 $8,800 $9,667 $9,685
                                                    ====== ====== ====== ======

The maturities and weighted average yields of securities available for sale at December 31, 1999, are presented in the following table using the average stated contractual maturities.

         SECURITIES AVAILABLE FOR SALE MATURITY DISTRIBUTION AND YIELDS
                     (Amounts in thousands, except yields)

                                                            December 31, 1999
                          ---------------------------------------------------------------------------------------------
                                            After one but       After five but
                          Within one year Within five years    Within ten years     After ten years Other securities
                          --------------- -------------------  -------------------  --------------- -------------------
                          Amount Yield(1) Amount    Yield(1)   Amount    Yield(1)   Amount Yield(1) Amount    Yield(1)
                          ------ -------- --------- ---------  --------- ---------  ------ -------- --------  ---------
U.S. Treasury
 securities.............  $ --      -- %  $     --        -- % $     --        -- % $  --     -- %  $    --         -- %
U.S. Government
 Agencies...............    --      --        2,427      6.51      2,085      6.36     --     --         --         --
State and political
 subdivisions...........    102    6.01         103      5.87        115      4.00  $  902   5.47        --         --
Mortgage backed
 securities.............    --      --          256      6.06        --        --    2,490   7.25        --         --
Equity securities.......    --      --          --        --         --        --      --     --         320       5.01
                          -----    ----   ---------   -------  ---------   -------  ------   ----   --------    -------
 Total..................  $ 102    5.93%  $   2,786      6.44% $   2,200      6.24% $3,392   6.78%  $    320       5.01%
                          =====    ====   =========   =======  =========   =======  ======   ====   ========    =======

--------
(1) Computed on a tax-equivalent basis utilizing a 34% tax rate, without giving effect to the disallowance for Federal income tax purposes of interest related to certain tax-exempt assets.

Deposits

Between 1998 and 1999 Peoples State Bank experienced growth in each type of deposit as shown in the table below. Non-interest bearing demand deposits increased by $3.8 million, or 27.8%, from year-end 1998 to year-end 1999. Total time deposits increased by $12.9 million, or 39.9%, to $45.1 million from year-end 1998. All categories of deposits, except for time deposits less than $100,000, increased from year-end 1997 to year-end 1998, including an increase of $3.9 million, or 40.2%, in non-interest bearing deposits and an increase of $4.2 million, or 29.7%, in savings and money market deposits.

Peoples State Bank has maintained and strengthened a stable base of non-interest bearing demand deposits despite consumer trends toward interest bearing deposits. At December 31, 1998, non-interest bearing demand deposits were 19.34% of total deposits and at December 31, 1999 this ratio had increased to 19.81%.

The table below summarizes deposits of Peoples State Bank for the dates indicated:

                                    DEPOSITS
                   (Amounts in thousands, except percentages)

                                                              December 31,
                          ------------------------------------------------------------------------------------
                                1999             1998             1997             1996             1995
                          ---------------- ---------------- ---------------- ---------------- ----------------
                                  Percent          Percent          Percent          Percent          Percent
                          Amount  of Total Amount  of Total Amount  of Total Amount  of Total Amount  of Total
                          ------- -------- ------- -------- ------- -------- ------- -------- ------- --------
Demand..................  $17,257   19.81% $13,505   19.34% $ 9,632   14.71% $ 8,423   14.59% $ 7,814   16.27%
NOW.....................    6,154    7.07    5,715    8.18    5,539    8.46    5,863   10.16    5,177   10.78
Savings and money
 market.................   18,568   21.32   18,371   26.30   14,166   21.64   14,208   24.61   13,878   28.90
Time less than
 $100,000...............   33,460   38.42   26,018   37.26   30,708   46.91   24,911   43.15   17,163   35.74
Time greater than
 $100,000...............   11,657   13.38    6,233    8.92    5,416    8.28    4,324    7.49    3,990    8.31
                          -------  ------  -------  ------  -------  ------  -------  ------  -------  ------
 Total deposits.........  $87,096  100.00% $69,842  100.00% $65,461  100.00% $57,729  100.00% $48,022  100.00%
                          =======  ======  =======  ======  =======  ======  =======  ======  =======  ======

The following table reflects maturities of time deposits of $100,000 or more at December 31, 1999. Time deposits include both certificates of deposit and time deposit open accounts. Deposits of $11.7 million in this category represented 13.4% of total deposits at year-end 1999. Peoples State Bank management does not actively pursue these deposits as a means to fund interest earning assets, and as a result, rates paid on these deposits do not differ from rates paid on smaller denomination certificates of deposit.

              MATURITIES OF CERTIFICATES OF DEPOSIT AND OTHER TIME
                          DEPOSITS OF $100,000 OR MORE
                             (Amounts in thousands)

                                              December 31, 1999
                         -----------------------------------------------------------
                                       After Three
                         Zero Through    Through    One Through Greater Than
                         Three Months Twelve Months Three Years Three Years   Total
                         ------------ ------------- ----------- ------------ -------
Certificates of deposit
 of $100,000 or more....    $2,530       $5,210       $3,917        $--      $11,657
                            ------       ------       ------        ---      -------
    Total...............    $2,530       $5,210       $3,917        $--      $11,657
                            ======       ======       ======        ===      =======

Capital Resources

Shareholders' equity increased by $798,000 to $8.8 million at September 30, 2000 from $8.0 million at year-end 1999. The increase is primarily attributable to net income of $963,000, less dividends paid during the first nine months of $284,000.

The Federal Reserve and FDIC require that banks have a minimum of Tier I capital equal to not less than 4% of risk adjusted assets and total capital equal to not less than 8% of risk adjusted assets. Tier I capital consists of common shareholders' equity. Tier II capital includes reserves for loan losses up to 1.25% of risk adjusted assets. Tier I capital was $8.9 million at September 30, 2000, and total

(Tier I plus Tier II) capital was $10.1 million at September 30, 2000. Tier I and total capital ratios were 9.98% and 11.23%, respectively, at September 30, 2000. Both ratios were above the regulatory minimums. The following table summarizes the components of regulatory capital and regulatory capital ratios for the periods presented.

                              ANALYSIS OF CAPITAL
                   (Amounts in thousands, except percentages)

                                       September 30,      December 31,
                                       ------------- -------------------------
                                           2000       1999     1998     1997
                                       ------------- -------  -------  -------
Tier 1 Capital.......................     $ 8,948    $ 8,269  $ 7,518  $ 7,077
Tier 2 Capital.......................       1,122        944      707      574
                                          -------    -------  -------  -------
  Total qualifying capital (1).......     $10,070    $ 9,213  $ 8,225  $ 7,651
                                          =======    =======  =======  =======
Risk-adjusted total assets (including
 off-balance sheet exposures)........     $89,690    $75,385  $56,374  $45,567
Tier 1 risk-based capital ratio
 (4.00% required minimum)............        9.98%     10.97%   13.34%   15.53%
Total risk-based capital ratio (8.00%
 required minimum)...................       11.23      12.22    14.59    16.79
Tier 1 leverage ratio (4.00% required
 minimum)............................        7.54       8.06     9.72     9.75

--------
(1)  Does not include $89,000, $99,000, $218,000 and $362,000 of Peoples State
     Bank's allowance for loan losses at September 30, 2000 and December 31, 1999, 1998 and 1997, respectively, in excess of 1.25% of risk-adjusted total assets.

Results of Operations

Net Interest Income

Net interest income, which is the difference between interest income earned on earning assets and the interest paid on interest-bearing liabilities, is the largest component of a bank's earnings. Net interest income increased by $600,000, or 19.3%, in the nine months ended September 30, 2000 ("the 2000 nine months") compared with the nine months ended September 30, 1999 ("the 1999 nine months"). Average earning assets increased by $21.9 million, or 26.7%, in the 2000 nine months compared to the 1999 nine months. During the 2000 nine months the increase in earning assets was partly funded by a volume increase of $18.5 million, or 27.2%, in average interest-bearing liabilities. Despite the increase in net interest income during the 2000 nine months versus the 1999 nine months, the net interest spread and net interest margin decreased by 39 and 30 basis points, respectively. The decline in net interest spread and net interest margin is primarily attributable to increased reliance on time deposits and Federal Home Loan Bank (FHLB) borrowings as a proportion of overall funding because time deposits and FHLB borrowings generally bear higher interest rates than other deposit liabilities. The following table analyzes net interest income, weighted average yields on earning assets and weighted average rates paid on interest-bearing liabilities for the 1999 and 2000 nine months.

                AVERAGE BALANCES, INCOME AND EXPENSES AND RATES
                (Amounts in thousands, except yields and rates)

                                      Nine months ended September 30,
                               ------------------------------------------------
                                        2000                     1999
                               ------------------------ -----------------------
                               Average   Income/ Yield/ Average  Income/ Yield/
                               Balance   Expense  Rate  Balance  Expense  Rate
                               --------  ------- ------ -------  ------- ------
Assets:
Earning assets:
 Loans (1) (3) (4)...........  $ 90,737  $6,279   9.24% $71,177  $4,742   8.91%
 Securities:
  Taxable....................     8,399     413   6.57    7,483     337   6.02
  Tax exempt.................     2,428     148   8.17    1,181      68   7.72
 Funds sold..................     2,432     145   7.96    2,228     134   8.04
                               --------  ------         -------  ------
   Total earning assets (2)..   103,996   6,985   8.97   82,069   5,281   8.60
                               --------  ------         -------  ------
Cash and due from banks......     4,505                   4,667
Premises and equipment.......     2,181                   2,457
Other assets.................     4,457                   3,488
Allowance for loan losses....    (1,120)                   (945)
                               --------                 -------
   Total assets..............  $114,019                 $91,736
                               ========                 =======
Liabilities:
Interest-bearing liabilities:
 Interest-bearing transaction
  accounts...................  $  5,027      86   2.29  $ 6,019      81   1.80
 Savings deposits............    21,256     572   3.59   18,376     400   2.91
 Time deposits...............    50,266   2,156   5.73   40,174   1,551   5.16
 Funds purchased.............     2,231      62   3.71    1,504      71   6.31
 Other short-term
  borrowings.................     7,556     355   6.28    1,778      51   3.84
                               --------  ------         -------  ------
   Total interest-bearing
    liabilities..............    86,336   3,231   5.00   67,851   2,154   4.24
                               --------  ------         -------  ------
 Demand deposits.............    18,114                  15,065
 Accrued interest and other
  liabilities................     1,136                   1,117
 Stockholders' equity........     8,433                   7,703
                               --------                 -------
   Total liabilities and
    stockholders' equity.....  $114,019                 $91,736
                               ========                 =======
Net interest spread..........                     3.97%                   4.36%
                                                  ====                    ====
Net interest income/margin on
 a taxable equivalent basis..             3,754   4.82%           3,127   5.09%
                                                  ====                    ====
Tax equivalent adjustment
 (2).........................                51                      24
                                         ------                  ------
Net interest income/margin...            $3,703   4.76%          $3,103   5.06%
                                         ======   ====           ======   ====

--------
(1) Average loans include nonaccrual loans. All loans and deposits are domestic.
(2) Tax equivalent adjustments are based on the assumed rate of 34%, and do not give effect to the disallowance for Federal income tax purposes of interest expense related to tax exempt assets.
(3) Fees in the amount of $265,000 and 232,000 are included in interest and fees on loans for the 2000 nine months and the 1999 nine months, respectively.
(4) Includes loan fees in the amount of $128,000 and $119,000 for the periods ended September 30, 2000 and 1999, respectively, that have been reclassified from noninterest income to be consistent with Alabama National's presentation.

From 1998 to 1999, net interest income increased $733,000, or 20.9%. Average earning assets increased by $15.5 million, or 22.7% from 1998 to 1999. During 1999, average interest-bearing liabilities increased $14.2 million, or 25.6%. Competition for lending and funding resulted in a 7 basis point reduction in Peoples State Bank's net interest margin from 1998 to 1999. Presented below is an analysis of net interest income, weighted average yields on earning assets and weighted average rates paid on interest-bearing liabilities for 1999, 1998, and 1997.

                AVERAGE BALANCES, INCOME AND EXPENSES AND RATES
                (Amounts in thousands, except yields and rates)

                                               Year Ended December 31,
                         -----------------------------------------------------------------------
                                  1999                    1998                    1997
                         ----------------------- ----------------------- -----------------------
                         Average  Income/ Yield/ Average  Income/ Yield/ Average  Income/ Yield/
                         Balance  Expense  Rate  Balance  Expense  Rate  Balance  Expense  Rate
                         -------  ------- ------ -------  ------- ------ -------  ------- ------
Assets:
Earning assets:
 Loans (1) (3) (4)...... $72,571  $6,543   9.02% $55,404  $5,242   9.46% $50,654  $4,717   9.31%
 Securities:
  Taxable...............   7,705     466   6.05    9,472     562   5.93   10,514     629   5.98
  Tax exempt............   1,188      92   7.78      824      68   8.27      537      47   8.75
 Funds sold.............   2,470     188   7.61    2,724     165   6.06    2,996     167   5.57
                         -------  ------         -------  ------         -------  ------
   Total earning assets
    (2).................  83,934   7,289   8.68   68,424   6,037   8.82   64,701   5,560   8.59
                         -------  ------         -------  ------         -------  ------
 Cash and due from
  banks.................   4,511                   2,965                   2,433
 Premises and
  equipment.............   2,417                   2,342                   1,867
 Other assets...........   3,704                   2,606                   1,135
 Allowance for loan
  losses................    (953)                   (920)                   (935)
                         -------                 -------                 -------
   Total assets......... $93,613                 $75,417                 $69,201
                         =======                 =======                 =======
Liabilities:
Interest-bearing
 liabilities:
 Interest-bearing
  transaction
  accounts.............. $ 5,925     113   1.91  $ 5,553     103   1.85  $ 5,103     122   2.39
 Savings and money
  market deposits.......  18,416     546   2.96   15,943     509   3.19   13,699     450   3.28
 Time deposits..........  40,834   2,143   5.25   33,294   1,872   5.62   32,959   1,887   5.73
 Funds purchased........   1,510      85   5.63      552      25   4.53      205      10   4.88
 Other short-term
  borrowings............   2,825     137   4.85      --      --              --      --
                         -------  ------         -------  ------         -------  ------
   Total interest-
    bearing
    liabilities.........  69,510   3,024   4.35   55,342   2,509   4.53   51,966   2,469   4.75
                         -------  ------         -------  ------         -------  ------
Demand deposits.........  15,651                  12,222                   9,856
Accrued interest and
 other liabilities......     634                     529                     541
Stockholders' equity....   7,818                   7,324                   6,838
                         -------                 -------                 -------
   Total liabilities and
    stockholders'
    equity.............. $93,613                 $75,417                 $69,201
                         =======                 =======                 =======
Net interest spread.....                   4.33%                   4.29%                   3.84%
                                           ====                    ====                    ====
Net interest
 income/margin on a
 taxable equivalent
 basis..................           4,265   5.08%           3,528   5.16%           3,091   4.78%
                                           ====                    ====                    ====
Tax equivalent
 adjustment (2).........              32                      28                      18
                                  ------                  ------                  ------
Net interest
 income/margin..........          $4,233   5.04%          $3,500   5.11%          $3,073   4.75%
                                  ======   ====           ======   ====           ======   ====

--------
(1) Average loans include nonaccrual loans. All loans and deposits are domestic.
(2) Tax equivalent adjustments are based on the assumed rate of 34%, and do not give effect to the disallowance for Federal income tax purposes of interest expense related to tax exempt assets.
(3) Fees in the amount of $314,000, $177,000 and $68,000 are included in interest and fees on loans for 1999, 1998 and 1997, respectively.

(4) Includes loan fees in the amount of $156,000, $123,000 and $83,000 for 1999, 1998 and 1997, respectively, that have been reclassified from noninterest income to be consistent with Alabama National's presentation.

The percentage of earning assets funded by interest-bearing liabilities also affects Peoples State Bank's net interest income. Peoples State Bank's earning assets are funded by interest-bearing liabilities, noninterest-bearing demand deposits and stockholders' equity. The net return on earning assets funded by noninterest-bearing demand deposits and stockholders' equity exceeds the net return on earning assets funded by interest-bearing liabilities. Peoples State Bank maintains a relatively consistent percentage of earning assets that are funded by noninterest-bearing liabilities. During the 2000 nine months, 18.5% of Peoples State Bank's average earning assets were funded by noninterest-bearing liabilities compared with 19.7% in the 1999 nine months. In 1999, 19.4% of Peoples State Bank's average earning assets were funded by noninterest-bearing liabilities as compared to 18.6% in 1998. The earning assets funded by noninterest-bearing liabilities had a positive impact on the net interest income for each period.

The following tables set forth the effect which varying levels of earning assets and interest-bearing liabilities and the applicable rates had on changes in net interest income for the 2000 nine months and for the years ended 1999 and 1998. For the purposes of these tables, changes, which are not solely attributable to volume or rates, are allocated to volume and rates on a pro rata basis.

                   ANALYSIS OF CHANGES IN NET INTEREST INCOME
                             (Amounts in thousands)

                              Nine Months Ended
                                September 30,
                           -------------------------
                            2000 Compared to 1999
                               Variance Due to
                           -------------------------
                           Volume  Yield/Rate Total
                           ------  ---------- ------
Earning assets:
Loans..................... $1,354    $ 183    $1,537
Securities:
  Taxable.................     44       32        76
  Tax exempt..............     76        4        80
Cash balances in other
 banks....................    --       --        --
Funds sold................     13       (2)       11
Trading account
 securities...............    --       --        --
                           ------    -----    ------
  Total interest income...  1,487      217     1,704

Interest-bearing
 liabilities:
Interest-bearing
 transaction accounts.....    (20)      25         5
Savings and money market
 deposits.................     69      103       172
Time deposits.............    420      185       605
Funds purchased...........     37      (46)       (9)
Other short-term
 borrowings...............    254       50       304
Long-term debt............    --       --        --
                           ------    -----    ------
  Total interest expense..    760      317     1,077
                           ------    -----    ------
  Net interest income on a
   taxable equivalent
   basis.................. $  727    $(100)      627
                           ======    =====
Taxable equivalent
 adjustment...............                       (27)
                                              ======
Net interest income.......                    $  600
                                              ======

                   ANALYSIS OF CHANGES IN NET INTEREST INCOME
                             (Amounts in thousands)

                                                December 31,
                              --------------------------------------------------
                               1999 Compared to 1998      1998 Compared to 1997
                                  Variance Due to            Variance Due to
                              -------------------------  -----------------------
                              Volume  Yield/Rate Total   Volume Yield/Rate Total
                              ------  ---------- ------  ------ ---------- -----
Earning assets:
Loans.......................  $1,555    $(254)   $1,301   $448     $ 77    $525
Securities:
  Taxable...................    (107)      11       (96)   (62)      (5)    (67)
  Tax exempt................      28       (4)       24     24       (3)     21
Cash balances in other
 banks......................     --       --        --     --       --      --
Funds sold..................     (16)      39        23    (16)      14      (2)
Trading account securities..     --       --        --     --       --      --
                              ------    -----    ------   ----     ----    ----
  Total interest income.....   1,460     (208)    1,252    394       83     477

Interest-bearing
 liabilities:
Interest-bearing transaction
 accounts...................       7        3        10     10      (29)    (19)
Savings and money market
 deposits...................      75      (38)       37     72      (13)     59
Time deposits...............     401     (130)      271     20      (35)    (15)
Funds purchased.............      53        7        60     16       (1)     15
Other short-term
 borrowings.................      68       69       137    --       --      --
Long-term debt..............     --       --        --     --       --      --
                              ------    -----    ------   ----     ----    ----
  Total interest expense....     604      (89)      515    118      (78)     40
                              ------    -----    ------   ----     ----    ----
  Net interest income on a
   taxable equivalent
   basis....................  $  856    $(119)      737   $276     $161     437
                              ======    =====             ====     ====
Taxable equivalent
 adjustment.................                         (4)                    (10)
                                                 ------                    ----
Net interest income.........                     $  733                    $427
                                                 ======                    ====

Interest Sensitivity

Peoples State Bank monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on net interest income. The principal monitoring technique employed by Peoples State Bank is the measurement of the interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets and liabilities, selling securities available for sale, replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability.

Peoples State Bank evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, and sources and prices of off-balance sheet commitments in order to decrease interest sensitivity risk. Peoples State Bank uses computer simulations to measure the net income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.

The following table illustrates Peoples State Bank's interest rate sensitivity at September 30, 2000, assuming the relevant assets and liabilities are collected and paid, respectively, based on historical experience rather than their stated maturities.

                         INTEREST SENSITIVITY ANALYSIS
                     (Amounts in thousands, except ratios)

                                                September 30, 2000
                         ------------------------------------------------------------------
                                    After One After Three
                                     Through    Through
                         Within One   Three     Twelve     Within One Greater Than
                           Month     Months     Months        Year      One Year    Total
                         ---------- --------- -----------  ---------- ------------ --------
Assets:
Earning assets:
  Loans (3).............  $58,037    $ 7,622   $ 11,493     $77,152     $19,830    $ 96,982
  Securities (1)........      605        984        411       2,000      10,132      12,132
  Funds sold............    2,149        --         --        2,149         --        2,149
                          -------    -------   --------     -------     -------    --------
    Total interest-
     earning assets.....  $60,791    $ 8,606   $ 11,904     $81,301     $29,962    $111,263
Liabilities:
Interest-bearing
 liabilities:
  Interest-bearing
   deposits:
    Demand deposits.....  $14,268    $   --    $    --      $14,268     $ 4,657    $ 18,925
    Savings deposits....      --         --         --          --        7,955       7,955
    Time deposits (2)...    2,498      4,996   $ 22,482      29,976      27,280      57,256
  Funds purchased.......    1,844        --         --        1,844         --        1,844
  Short-term
   borrowings...........    6,000        --       2,000       8,000         --        8,000
                          -------    -------   --------     -------     -------    --------
    Total interest-
     bearing
     liabilities........  $24,610    $ 4,996   $ 24,482     $54,088     $39,892    $ 93,980
                          -------    -------   --------     -------     -------    --------
Period gap..............  $36,181    $ 3,610   $(12,578)    $27,213     $(9,930)
                          =======    =======   ========     =======     =======
Cumulative gap..........  $36,181    $39,791   $ 27,213     $27,213     $17,283    $ 17,283
                          =======    =======   ========     =======     =======    ========
Ratio of cumulative gap
 to total earning
 assets.................    32.52%     35.76%     24.46 %     24.46%      15.53 %

--------
(1) Excludes investment equity securities of $470,000.
(2) Excludes matured certificates which have not been redeemed by the customer and on which no interest is accruing.
(3) Excludes nonaccrual loans of $364,000.

Market Risk

Peoples State Bank's earnings are dependent on its net interest income which is the difference between interest income earned on all earning assets, primarily loans and securities, and interest paid on all interest bearing liabilities, primarily deposits. Market risk is the risk of loss from adverse changes in market prices and rates. Peoples State Bank's market risk arises primarily from inherent interest rate risk in its lending, investing and deposit gathering activities. Peoples State Bank seeks to reduce its exposure to market risk through actively monitoring and managing its interest rate risk. Management relies upon static "gap" analysis to determine the degree of mismatch in the maturity and repricing distribution of interest earning assets and interest bearing liabilities which quantifies, to a large extent, the degree of market risk inherent in Peoples State Bank's balance sheet. Gap analysis is further augmented by simulation analysis to evaluate the impact of varying levels of prevailing interest rates and the sensitivity of specific earning assets and interest bearing liabilities to changes in those prevailing rates. Simulation analysis consists of evaluating the impact on net interest income given changes from 200 basis points below to 200 basis points above the current prevailing rates. Management makes certain assumptions as to the effect varying levels of interest rates have on certain earning assets and interest bearing liabilities, which assumptions consider both historical experience and consensus estimates of outside sources.

With respect to the primary earning assets, loans and securities, certain features of individual types of loans and specific securities introduce uncertainty as to their expected performance at varying levels of interest rates. In some cases, imbedded options exist whereby the borrower may elect to repay the obligation at any time. These imbedded prepayment options make anticipating the performance of those instruments difficult given changes in prevailing rates. At September 30, 2000, essentially every loan, net of unearned income, (totaling $98.6 million, or 81.0% of total assets), carry such imbedded options. Management believes that assumptions used in its simulation analysis about the performance of financial instruments with such imbedded options are appropriate. However, the actual performance of these financial instruments may differ from management's estimates due to several factors, including the diversity and financial sophistication of the customer base, the general level of prevailing interest rates and the relationship to their historical levels, and general economic conditions. The difference between those assumptions and actual results, if significant, could cause the actual results to differ from those indicated by the simulation analysis.

Deposits totaled $102.0 million, or 83.8%, of total assets at September 30, 2000. Since deposits are the primary funding source for earning assets, the associated market risk is considered by management in its simulation analysis. Generally, it is anticipated that deposits will be sufficient to support funding requirements. However, the rates paid for deposits at varying levels of prevailing interest rates have a significant impact on net interest income and therefore, must be quantified by Peoples State Bank in its simulation analysis. Specifically, Peoples State Bank's spread, the difference between the rates earned on earning assets and rates paid on interest bearing liabilities, is generally higher when prevailing rates are higher. As prevailing rates reduce, the spread tends to compress, with severe compression at very low prevailing interest rates. This characteristic is called "spread compression" and adversely effects net interest income in the simulation analysis when anticipated prevailing rates are reduced from current rates. Management relies upon historical experience to estimate the degree of spread compression in its simulation analysis. Management believes that such estimates of possible spread compression are reasonable. However, if the degree of spread compression varies from that expected, the actual results could differ from those indicated by the simulation analysis.

The following table illustrates the results of simulation analysis used by Peoples State Bank to determine the extent to which market risk would affect net interest margin for the next twelve months if prevailing interest rates increased or decreased the specified amounts from current rates. Because of the inherent use of estimates and assumptions in the simulation model used to derive this information, the actual results of the future impact of market risk on Peoples State Bank's net interest margin may differ from that found in the table.

                                  MARKET RISK
                             (Amounts in thousands)

                                                      As of September 30, 2000
                                                     ---------------------------
                                                     Net Interest   Change from
Change in Prevailing Interest Rates                  Income Amount Income Amount
-----------------------------------                  ------------- -------------
+200 basis points...................................    $6,348         15.73%
+100 basis points...................................     5,918          7.89
0 basis points......................................     5,485           --
-100 basis points...................................     5,055         (7.84)
-200 basis points...................................     4,592        (16.28)

Provision and Allowance for Loan Losses

Peoples State Bank has policies and procedures for evaluating the overall credit quality of its loan portfolio including timely identification of potential problem credits. On a monthly basis, management reviews the appropriate level for the allowance for loan losses. This review and analysis is based on the results of the internal monitoring and reporting system, analysis of economic conditions in its markets and a review of historical statistical data, current trends regarding the volume and severity of past due and problem loans and leases, the existence and effect of concentrations of credit, and changes in national and local economic conditions for both Peoples State Bank and other financial institutions. Management also considers in its evaluation of the adequacy of the allowance for loan losses the results of recent regulatory examinations.

Management's periodic evaluation of the adequacy of the allowance for loan losses is based on Peoples State Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of any underlying collateral, and an analysis of current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future Peoples State Bank's regulators or its economic environment will not require further increases in the allowance.

The table below sets forth certain information with respect to Peoples State Bank's average loans, allowance for loan losses, charge-offs and recoveries for the 2000 nine months and each of the five years in the period ended December 31, 1999.

                           ALLOWANCE FOR LOAN LOSSES
                   (Amounts in thousands, except percentages)

                          Nine Months
                             Ended
                          September 30         Year Ended December 31,
                          ------------ -------------------------------------------
                              2000      1999     1998     1997     1996     1995
                          ------------ -------  -------  -------  -------  -------
Total loans outstanding
 at end of period, net
 of unearned income.....    $98,557    $83,329  $60,073  $54,026  $46,775  $31,890
                            =======    =======  =======  =======  =======  =======
Average amount of loans
 outstanding, net of
 unearned income........    $90,737    $72,571  $55,404  $50,654  $40,272  $31,647
                            =======    =======  =======  =======  =======  =======
Allowance for loan
 losses at beginning of
 period.................    $ 1,043    $   925  $   936  $   919  $   932  $   935
Charge-offs:
  Commercial, financial
   and agricultural.....         23          4        6        1       14      --
  Real estate--
   mortgage.............        --          11       15        2        6       83
  Consumer..............         29         20        8        6       18       36
                            -------    -------  -------  -------  -------  -------
    Total charge-offs...         52         35       29        9       38      119
                            -------    -------  -------  -------  -------  -------
Recoveries:
  Commercial, financial
   and agricultural.....          6        --        15       17        6       23
  Real estate--
   mortgage.............         10        --         2      --         6      --
  Consumer..............          4        --         1        9       13       33
                            -------    -------  -------  -------  -------  -------
    Total recoveries....         20        --        18       26       25       56
                            -------    -------  -------  -------  -------  -------
    Net charge-offs
     (recoveries).......         32         35       11      (17)      13       63
Provision for loan
 losses.................        200        153      --       --       --        60
                            -------    -------  -------  -------  -------  -------
Allowance for loan
 losses at period-end...    $ 1,211    $ 1,043  $   925  $   936  $   919  $   932
                            =======    =======  =======  =======  =======  =======
Allowance for loan
 losses to period-end
 loans..................       1.23%      1.25%    1.54%    1.73%    1.96%    2.92%
Net charge-offs
 (recoveries) to average
 loans..................       0.05       0.05     0.02    (0.03)    0.03     0.20

At September 30, 2000, the allowance for loan losses was $1.2 million as compared to $1.0 million and $925,000 at year-end 1999 and 1998, respectively. The allowance for loan losses at September 30, 2000 to ending loans was 1.23% and was relatively unchanged from 1999 year-end total of 1.25%. This ratio has been relatively consistent from year to year since 1996. The allowance was considered adequate at September 30, 2000.

Peoples State Bank experienced net charge-offs of $32,000 and $35,000 in the 2000 nine months and year-end 1999, respectively. Net charge-offs in 1998 totaled $11,000 and Peoples State Bank recorded a net recovery of $17,000 in 1997.

Nonperforming Assets

Nonperforming assets are loans on a non-accrual basis, accruing loans 90 days or more past due, and other real estate owned. At September 30, 2000, nonperforming assets totaled $490,000 compared with $467,000 at December 31, 1999. At year-end 1998 and 1997, nonperforming assets were $424,000 and $825,000, respectively. The following table summarizes nonperforming assets for the periods indicated:

                              NONPERFORMING ASSETS
                   (Amounts in thousands, except percentages)

                          September 30,          At December 31,
                          ------------- --------------------------------------
                              2000       1999    1998    1997    1996    1995
                          ------------- ------  ------  ------  ------  ------
Nonaccrual loans........     $  364     $  287  $  411  $  766  $  590  $  346
Restructured loans......        --         --      --      --      --      --
Loans past due 90 days
 or more and still
 accruing...............        --         --       13      14      26     --
                             ------     ------  ------  ------  ------  ------
  Total nonperforming
   loans................        364        287     424     780     616     346
Other real estate
 owned..................        126        180     --       45     141     117
                             ------     ------  ------  ------  ------  ------
  Total nonperforming
   assets...............     $  490     $  467  $  424  $  825  $  757  $  463
                             ======     ======  ======  ======  ======  ======
Allowance for loan
 losses to period-end
 loans..................       1.23%      1.25%   1.54%   1.73%   1.96%   2.92%
Allowance for loan
 losses to period-end
 nonperforming loans....     332.69     363.41  218.16  120.00  149.19  269.36
Allowance for loan
 losses to period-end
 nonperforming assets...     247.14     223.34  218.16  113.45  121.40  201.30
Net charge-offs
 (recoveries) to average
 loans..................       0.05       0.05    0.02   (0.03)   0.03    0.20
Nonperforming assets to
 period-end loans and
 foreclosed property....       0.50       0.56    0.71    1.53    1.61    1.45
Nonperforming loans to
 period-end loans.......       0.37       0.34    0.71    1.44    1.32    1.08


In accordance with regulatory standards, loans are classified as non-accrual when the collection of principal or interest is 90 days or more past due or when, in management's judgment, such principal or interest will not be collectible in the ordinary course of business, unless in the opinion of management the loan is both adequately secured and in process of collection.

Peoples State Bank has identified loans totaling approximately $3.9 million, or 4.1%, of the loan portfolio at September 30, 2000, through Peoples State Bank's internal loan evaluation program in which some concern exists about the borrower's ability to comply with present repayment terms. These loans are not included as nonperforming assets and are categorized as "watch" for internal evaluation purposes only. These credits, however, were considered in determining the adequacy of the allowance for possible loan losses and, while current, are regularly monitored for changes with a particular industry or general economic trends, which could cause the borrowers severe financial difficulties. Peoples State Bank's management does not expect a significant loss in any of these loans.

Noninterest Income

Total noninterest income increased $101,000, or 14.7%, from the 1999 nine months to the 2000 nine months. For year-end 1999, noninterest income increased $140,000, or 17.5% over 1998 noninterest income of $800,000. Increases occurred in all major categories of noninterest income. The following table depicts the major sources of noninterest income for the periods indicated:

                               NONINTEREST INCOME
                             (Amounts in thousands)

                                                         Nine
                                                        Months
                                                         Ended
                                                       September   Year Ended
                                                          30,     December 31,
                                                       --------- --------------
                                                       2000 1999 1999 1998 1997
                                                       ---- ---- ---- ---- ----
Service charges on deposit accounts................... $402 $374 $532 $491 $222
Bank owned life insurance.............................   34   28   39   25  --
Fees on business manager program......................  209  129  181   35  --
Loan loss recoveries..................................  --   --   --   --   150
Securities gains (losses).............................  --     6    6   13   (2)
Other.................................................  142  149  182  236  443
                                                       ---- ---- ---- ---- ----
  Total noninterest income............................ $787 $686 $940 $800 $813
                                                       ==== ==== ==== ==== ====

Noninterest Expense

Total noninterest expense increased $159,000 from the 1999 nine months to the 2000 nine months, representing a 6.1% increase. Noninterest expense totaled $3.4 million for 1999, an increase of $158,000 compared to 1998. The following table summarizes noninterest expenses for the periods indicated:

                              NONINTEREST EXPENSE
                             (Amounts in thousands)

                                           Nine Months     Year Ended December
                                       Ended September 30,         31,
                                       ------------------- --------------------
                                         2000      1999     1999   1998   1997
                                       --------- --------- ------ ------ ------
Salaries and employee benefits........    $1,523    $1,410 $1,894 $1,752 $1,494
Net occupancy expense.................       507       468    619    603    473
Postage and freight...................        33        42     43     49     37
Directors fees........................       101        49     63     74     67
Banking assessments...................        32        22     30     27     24
Data processing expenses..............       --        --      36     28     27
Legal and professional fees...........        32        26     85     83     67
Advertising...........................        73       108    105     79     79
Other.................................       451       468    530    552    454
                                       --------- --------- ------ ------ ------
  Total noninterest expense...........    $2,752    $2,593 $3,405 $3,247 $2,722
                                       ========= ========= ====== ====== ======

Income Taxes, Inflation and Other Issues

Income tax expense was $575,000 during the 2000 nine months compared to $423,000 during the 1999 nine months, for an effective tax rate of 37.4% and 37.1%, respectively. Income tax expense was $580,000 for 1999 versus $350,000 during 1998, for an effective tax rate of 35.9% and 33.2%, respectively. These effective rates are impacted by items of income and expense that are not subject to federal or state taxation.

Because Peoples State Bank's assets and liabilities are essentially monetary in nature, the effect of inflation on Peoples State Bank's assets differs greatly from that of most commercial and industrial companies. Inflation can have an impact on the growth of total assets in the banking industry and the resulting need to increase capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also can have a significant effect on other expenses, which tend to rise during periods of general inflation. Peoples State Bank's management believes, however, that Peoples State Bank's financial results are influenced more by its ability to react to changes in interest rates than by inflation.

Except as discussed in this Management's Discussion and Analysis, Peoples State Bank's management is not aware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on liquidity, capital resources or operations. Peoples State Bank's management is not aware of any current recommendations by regulatory authorities, which, if implemented, would have such an effect.

                                 LEGAL MATTERS

The legality of the Alabama National common stock to be issued in the Merger will be passed upon by Maynard, Cooper & Gale, P.C., Birmingham, Alabama ("Maynard, Cooper"). As of December 15, 2000, attorneys in the law firm of Maynard, Cooper owned an aggregate of 36,470 shares of Alabama National common stock.

Certain legal matters in connection with the Merger will be passed upon for Peoples State Bank by Shutts & Bowen, LLP, Orlando, Florida.

Maynard, Cooper has rendered an opinion with respect to the federal tax consequences of the Merger. See "The Merger-Federal Income Tax Consequences."

                                    EXPERTS

The consolidated financial statements of Alabama National as of December 31, 1999, 1998 and 1997 and for each of the three years ended December 31, 1999, have been incorporated by reference in this Proxy Statement-Prospectus, in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

The financial statements of Peoples State Bank as of December 31, 1999 and 1998 and for each of the two years ended December 31, 1999 have been included herein in reliance on the report of Beemer, Pricher, Kuehnhackl & Heidbrink, P.A., successor to Beemer, Kuehnhackl & Company, P.A., independent certified public accountants, given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

Alabama National files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information that the companies file with the SEC at the SEC's public reference room at 450 5th Street, Northwest, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." In addition, Alabama National common stock is traded on the NASDAQ National Market System. Reports, proxy statements and other information should also be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 70006.

Alabama National filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the SEC the Alabama National common stock to be issued to Peoples State Bank Shareholders in the Merger. This Proxy Statement-Prospectus is a part of that Registration Statement and constitutes a prospectus of Alabama National. As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all the information you can find in Alabama National's Registration Statement.

The SEC allows Alabama National to "incorporate by reference" information into this Proxy Statement-Prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Proxy Statement-Prospectus, except for any information superseded by information contained directly in this Proxy Statement-Prospectus or in later filed documents incorporated by reference in this Proxy Statement-Prospectus.

This Proxy Statement-Prospectus incorporates by reference the documents set forth below that Alabama National has previously filed with the SEC. These documents contain important information about Alabama National. Some of these filings have been amended by later filings, which are also listed.

       SEC Filings (File No. 0-25160)                        Period/As of date
       ------------------------------                        -----------------
          Annual Report on Form 10-K                    Year ended December 31, 1999
        Quarterly Reports on Form 10-Q         Quarters ended March 31, 2000, June 30, 2000,
                                                           and September 30, 2000

Alabama National also incorporates by reference additional documents that may be filed with the SEC between the date of this Proxy Statement-Prospectus and date of the Special Meeting, the consummation of the Merger or the termination of the Merger Agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Alabama National has supplied all information contained or incorporated by reference in this Proxy Statement-Prospectus relating to Alabama National and Peoples State Interim Bank, and Peoples State Bank has supplied all such information relating to Peoples State Bank.

As noted in the "Surrender of Certificates" section of this Proxy Statement-Prospectus on page 35, Peoples State Bank Shareholders should not send in their Peoples State Bank certificates until they receive the transmittal materials from the exchange agent. Registered Peoples State Bank Shareholders who have further questions about their share certificates, the conversion of certificates into book-entry form or the exchange of their Peoples State Bank common stock for Alabama National common stock should call the stock transfer agent at 1-800-568-3476.

You can obtain any of the documents incorporated by reference through Alabama National, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from Alabama National without charge. Peoples State Bank Shareholders may obtain documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                        Alabama National BanCorporation
                            1927 First Avenue North
                           Birmingham, Alabama 35203
                   Attn.: Corporate Secretary, Kimberly Moore
                           Telephone: (205) 583-3600

You should rely only on the information contained or incorporated by reference in this Proxy Statement-Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement-Prospectus. This Proxy Statement- Prospectus is dated December 19, 2000. You should not assume that the information contained in this Proxy Statement-Prospectus is accurate as of any date other than that date. Neither the mailing of this Proxy Statement-Prospectus to shareholders nor the issuance of Alabama National common stock in the Merger creates any implication to the contrary.

                                                                      APPENDIX A


                         AGREEMENT AND PLAN OF MERGER

                                 by and between

                         ALABAMA NATIONAL BANCORPORATION

                                       and

                         PEOPLES STATE BANK OF GROVELAND


                                   Dated as of

                                October 10, 2000

                               TABLE OF CONTENTS
                               -----------------

                                                                                                               Page
                                                                                                               ----

                                                   ARTICLE 1
                                      TRANSACTIONS AND TERMS OF MERGER
     1.1      Merger..........................................................................................   2
     1.2      Time and Place of Closing.......................................................................   2
     1.3      Effective Time..................................................................................   2

                                                      ARTICLE 2
                                                   TERMS OF MERGER

     2.1      Articles of Incorporation.......................................................................   2
     2.2      Bylaws..........................................................................................   2
     2.3      Directors.......................................................................................   2
     2.4      Name and Business...............................................................................   2

                                                      ARTICLE 3
                                             MANNER OF CONVERTING SHARES

     3.1      Conversion of Shares............................................................................   3
     3.2      Anti-Dilution Provisions........................................................................   3
     3.3      Shares Held by PSBG.............................................................................   3
     3.4      Dissenting Stockholders.........................................................................   3
     3.5      Fractional Shares...............................................................................   4

                                                      ARTICLE 4
                                                 EXCHANGE OF SHARES

     4.1      Exchange Procedures.............................................................................   4
     4.2      Rights of Former PSBG Stockholders..............................................................   4
     4.3      Lost or Stolen Certificates.....................................................................   5

                                                      ARTICLE 5
                                       REPRESENTATIONS AND WARRANTIES OF PSBG

     5.1      Organization, Standing and Power................................................................   5
     5.2      Authority; No Breach By Agreement...............................................................   5
     5.3      Capital Stock...................................................................................   6
     5.4      PSBG Subsidiaries...............................................................................   6
     5.5      Financial Statements............................................................................   7
     5.6      Absence of Undisclosed Liabilities..............................................................   7
     5.7      Absence of Certain Changes or Events............................................................   7
     5.8      Tax Matters.....................................................................................   7
     5.9      Loan Portfolio; Documentation and Reports.......................................................   8
     5.10     Assets; Insurance...............................................................................   8
     5.11     Environmental Matters...........................................................................   9
     5.12     Compliance with Laws............................................................................  10
     5.13     Labor Relations; Employees......................................................................  10
     5.14     Employee Benefit Plans.........................................................................   10

     5.15     Material Contracts.............................................................................   12
     5.16     Legal Proceedings..............................................................................   12
     5.17     Reports........................................................................................   12
     5.18     Statements True and Correct....................................................................   13
     5.19     Accounting, Tax and Regulatory Matters.........................................................   13
     5.20     Offices........................................................................................   13
     5.21     Data Processing Systems........................................................................   13
     5.22     Intellectual Property..........................................................................   14
     5.23     Administration of Trust Accounts...............................................................   14
     5.24     Broker's Fees..................................................................................   14
     5.25     Regulatory Approvals...........................................................................   14
     5.26     Opinion of Counsel.............................................................................   14
     5.27     Takeover Laws..................................................................................   14
     5.28     Year 2000......................................................................................   14
     5.29     Derivatives Contracts..........................................................................   14

                                                   ARTICLE 6
                                      REPRESENTATIONS AND WARRANTIES OF ANB

     6.1      Organization, Standing and Power...............................................................   14
     6.2      Authority; No Breach By Agreement..............................................................   15
     6.3      Capital Stock..................................................................................   15
     6.4      Financial Statements...........................................................................   15
     6.5      Absence of Undisclosed Liabilities.............................................................   16
     6.6      Absence of Certain Changes or Events...........................................................   16
     6.7      Compliance with Laws...........................................................................   16
     6.8      Material Contracts.............................................................................   16
     6.9      Legal Proceedings..............................................................................   16
     6.10     Reports........................................................................................   17
     6.11     Statements True and Correct....................................................................   17
     6.12     Accounting, Tax and Regulatory Matters.........................................................   17
     6.13     1934 Act Compliance............................................................................   17
     6.14     Regulatory Approvals...........................................................................   17
     6.15     Opinion of Counsel.............................................................................   17

                                                  ARTICLE 7
                                   CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1      Covenants of Parties...........................................................................   18
     7.2      Covenants of PSBG..............................................................................   18
     7.3      Covenants of ANB...............................................................................   20
     7.4      Adverse Changes in Condition...................................................................   20
     7.5      Reports........................................................................................   20
     7.6      Acquisition Proposals..........................................................................   20
     7.7      NASDAQ Qualification...........................................................................   21

                                                   ARTICLE 8
                                              ADDITIONAL AGREEMENTS

     8.1      Regulatory Matters.............................................................................   21
     8.2      Access to Information..........................................................................   22
     8.3      Efforts to Consummate..........................................................................   22
     8.4      PSBG Stockholders' Meeting.....................................................................   23

     8.5      Certificates of Objections.....................................................................   23
     8.6      Press Releases.................................................................................   23
     8.7      Expenses.......................................................................................   23
     8.8      Failure to Close...............................................................................   23
     8.9      Fairness Opinion...............................................................................   24
     8.10     Accounting and Tax Treatment...................................................................   24
     8.11     Agreement of Affiliates........................................................................   24
     8.12     Takeover Laws..................................................................................   24
     8.13     Indemnification; Directors and Officers Insurance..............................................   25
     8.14     ANB 401(k) Plan................................................................................   25

                                                       ARTICLE 9
                                    CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1      Conditions to Obligations of Each Party........................................................   25
     9.2      Conditions to Obligations of ANB and Interim...................................................   26
     9.3      Conditions to Obligations of PSBG..............................................................   28

                                                       ARTICLE 10
                                                       TERMINATION

     10.1     Termination....................................................................................   29
     10.2     Effect of Termination..........................................................................   30
     10.3     Non-Survival of Representations and Covenants..................................................   30

                                                       ARTICLE 11
                                                     MISCELLANEOUS

     11.1     Definitions....................................................................................   30
     11.2     Entire Agreement...............................................................................   36
     11.3     Amendments.....................................................................................   36
     11.4     Waivers........................................................................................   36
     11.5     Assignment.....................................................................................   36
     11.6     Notices........................................................................................   36
     11.7     Brokers and Finders............................................................................   37
     11.8     Governing Law..................................................................................   37
     11.9     Counterparts...................................................................................   37
     11.10    Captions.......................................................................................   37
     11.11    Enforcement of Agreement.......................................................................   37
     11.12    Severability...................................................................................   37
     11.13    Singular/Plural; Gender........................................................................   38

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 10, 2000, by and among Alabama National BanCorporation ("ANB"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama, and Peoples State Bank of Groveland ("PSBG"), a Florida banking corporation, with its principal office located in Groveland, Florida.


                                    Preamble
                                    --------

     The Boards of Directors of ANB and PSBG are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of PSBG by ANB pursuant to the merger of Peoples State Interim Bank ("Interim") with and into PSBG. Interim will be a new Florida banking corporation formed by ANB pursuant to Section 658.42(2) of the Florida Statutes as soon as practicable after the execution of this Agreement. At the effective time of such merger, the outstanding shares of the capital stock of PSBG shall be converted into the right to receive shares of the common stock of ANB (except as provided herein). As a result, stockholders of PSBG shall become stockholders of ANB, and the assets and operations of PSBG and Interim shall be combined under the charter of PSBG. The transactions described in this Agreement are subject to the approvals of the stockholders of PSBG, the stockholder of Interim, the Federal Reserve Board, the FDIC, the Florida Department of Banking Finance, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall qualify for treatment as a "pooling of interests."

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER
                        --------------------------------

     1.1  Merger.  Subject to the terms and conditions of this Agreement, at the
          ------
Effective Time, Interim shall be merged with and into PSBG in accordance with the provisions of the FFIC (the "Merger"). At the Effective Time, the separate corporate existence of Interim shall cease, and PSBG, which shall become a wholly-owned subsidiary of ANB, shall be the surviving corporation resulting from the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Florida. The Merger will be consummated pursuant to the terms of this Agreement, which has been (or, in the case of Interim, will
be) approved and adopted by the respective Boards of Directors of ANB, Interim and PSBG, and the Plan of Merger in substantially the form set forth in Exhibit
                                                                        -------
A, which has been (or, in the case of Interim, will be) approved and adopted by
-
the respective Boards of Directors of Interim and PSBG. From and after the Effective Time, the Merger shall have the effects set forth in the FFIC.

     1.2  Time and Place of Closing.  The place of Closing shall be at the
          -------------------------
offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties. The Closing will take place at 9:00 A.M. Central Standard Time on such date and time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Closing to occur on the last business day of the month in which the later of the following occurs: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of PSBG approve this Agreement.

     1.3  Effective Time.  The Merger and other transactions provided for in
          --------------
this Agreement shall become effective on the date and at the time on which the articles of merger ("Articles of Merger") containing the provisions required by, and executed in accordance with, the Florida Business Corporation Act, shall have been accepted for filing by the Secretary of State of the State of Florida or such later date and time as is agreed upon in writing by ANB and PSBG and specified in the Articles of Merger (the "Effective Time"). Unless ANB and PSBG otherwise mutually agree in writing, the Parties shall use their best efforts to cause the Effective Time to occur on the date of Closing.

                                   ARTICLE 2
                                TERMS OF MERGER
                                ---------------

     2.1  Articles of Incorporation.  The Articles of Incorporation of PSBG in
          -------------------------
effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation immediately following the Effective Time.

     2.2  Bylaws.  The Bylaws of PSBG in effect immediately prior to the
          ------
Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time, until otherwise amended or repealed.

     2.3  Directors.  The directors of the Surviving Corporation from and after
          ---------
the Effective Time shall consist of the incumbent directors of PSBG and the other individuals identified in the Plan of Merger.

     2.4  Name and Business.  The name of the Surviving Corporation shall remain
          -----------------
Peoples State Bank of Groveland. The business of the Surviving Corporation shall be conducted at its main office located in Groveland, Florida, and at its legally established branches.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES
                          ---------------------------

     3.1  Conversion of Shares.  Subject to the provisions of this Article 3, at
          --------------------
the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

     (a) Each share of PSBG Common Stock (excluding shares held by PSBG, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.16396 shares of ANB Common Stock (the "Exchange Ratio"). The Exchange Ratio shall be fixed and no adjustment shall be made except pursuant to Section 3.2 of this Agreement. Assuming that no holders of PSBG Common Stock exercise their rights under the Dissenter Provisions, the holders of PSBG Common Stock shall receive, in the aggregate, approximately 735,000 shares of ANB Common Stock.

     (b) At and as of the Effective Time, each share of common stock, $1.667 par value per share, of Interim shall be converted into one share of common stock, $1.667 par value per share, of the Surviving Corporation.

     (c) Each share of ANB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     3.2  Anti-Dilution Provisions.  In the event PSBG changes the number of
          ------------------------
shares of PSBG Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In the event ANB changes the number of shares of ANB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3  Shares Held by PSBG.  Each of the shares of PSBG Common Stock held by
          -------------------
any PSBG Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4  Dissenting Stockholders.  Notwithstanding Section 3.1(a) of this
          -----------------------
Agreement, shares of PSBG Common Stock issued and outstanding at the Effective Time which are held by a holder who has not voted in favor of the Merger and who has demanded payment for such shares in accordance with Section 658.44 of the Florida Statutes ("Dissenting PSBG Shares") shall not be converted into or represent the right to receive the ANB Common Shares payable thereon pursuant to
Section 3.1 of this Agreement, and any such holder shall be entitled only to such rights of appraisal as are granted by Section 658.44 of the Florida Statutes ("Dissenter Provisions"), unless and until such holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal; provided, however, that no payment in connection with Dissenting PSBG Shares shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the Dissenter Provisions and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made; provided, further, that nothing contained in this Section 3.4 shall in any way limit the right of ANB or Interim to terminate this Agreement and abandon the Merger under
Section 10.1(i). If after the Effective Time any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such shares of PSBG Common Stock shall be treated as if they had been converted at the Effective Time into the right to receive the ANB Common Shares (without interest) payable thereon pursuant to Section 3.1 of this Agreement. PSBG shall give ANB prompt notice upon receipt by PSBG of any written objection to the Merger and such written demands for payment for shares of PSBG Common Stock under the Dissenter Provisions, and the withdrawals of such demands, and any other instruments provided to PSBG pursuant to the Dissenter Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder that becomes entitled, pursuant to the Dissenter Provisions, to payment for any shares of PSBG Common Stock held by such Dissenting Shareholder shall receive payment therefor from ANB (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissenter Provisions), and all of such Dissenting PSBG Shares shall be canceled. PSBG shall not, except with the prior written consent of ANB, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by a Dissenting Shareholder.

     3.5  Fractional Shares.  No certificates or scrip representing fractional
          -----------------
shares of ANB Common Stock shall be issued upon the surrender of certificates for exchange; no dividend or distribution with respect to ANB Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of ANB. In lieu of any such fractional share, ANB shall pay to each former stockholder of PSBG who otherwise would be entitled to receive a fractional share of ANB Common Stock an amount in cash (without interest) determined by multiplying (a) the Average Quoted Price by (b) the fraction of a share of ANB Common Stock to which such holder would otherwise be entitled.

                                   ARTICLE 4
                              EXCHANGE OF SHARES
                              ------------------

     4.1  Exchange Procedures.  Promptly after the Effective Time, the Surviving
          -------------------
Corporation or ANB shall cause the Exchange Agent to mail to the former stockholders of PSBG appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of PSBG Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of PSBG Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions with respect to such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of PSBG Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of ANB Common Stock to which such holder may be otherwise entitled (without interest). Except as provided in Section 4.3, neither the Surviving Corporation nor ANB shall be obligated to deliver the consideration to which any former holder of PSBG Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of PSBG Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for PSBG Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, ANB nor the Exchange Agent shall be liable to a holder of PSBG Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2  Rights of Former PSBG Stockholders.  At the Effective Time, the stock
          ----------------------------------
transfer books of PSBG shall be closed as to holders of PSBG Common Stock immediately prior to the Effective Time, and no transfer of PSBG Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of PSBG Common Stock ("PSBG Certificate"), other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of PSBG Common Stock shall be entitled to vote after the Effective Time at any meeting of ANB stockholders the number of whole shares of ANB Common Stock into which their respective shares of PSBG Common Stock are converted, regardless of whether such holders have exchanged their PSBG Certificates for certificates representing ANB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by ANB on the ANB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any PSBG Certificate at or after six (6) months after the Effective Time (the "Cutoff") shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of ANB Common Stock, which dividend or other distribution is attributable to such person's ANB Common Stock represented by said PSBG Certificate held after the Cutoff, until such person surrenders said PSBG Certificate for exchange as provided in Section
4.1 of this Agreement. However, upon surrender of such PSBG Certificate, both the ANB Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such PSBG Certificate.

     4.3  Lost or Stolen Certificates.  If any holder of PSBG Common Stock
          ---------------------------
convertible into the right to receive shares of ANB Common Stock is unable to deliver the PSBG Certificate that represents PSBG Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of ANB Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of ANB that any such PSBG Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by ANB to indemnify and hold ANB and the Exchange Agent harmless; and (c) evidence satisfactory to ANB that such person is the owner of the shares theretofore represented by each PSBG Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such PSBG Certificate for exchange pursuant to this Agreement.

                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF PSBG
                     --------------------------------------

     PSBG hereby represents and warrants to Interim and ANB as follows:

     5.1  Organization, Standing and Power.  PSBG is a state banking corporation
          --------------------------------
duly organized, validly existing and in good standing under the Laws of the State of Florida and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. PSBG is duly qualified or licensed to transact business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG. PSBG has delivered to ANB complete and correct copies of its Articles of Incorporation and Bylaws. PSBG is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and PSBG's deposits are insured by the FDIC to the maximum extent permitted by law.

     5.2  Authority; No Breach By Agreement.
          ---------------------------------

     (a) PSBG has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of PSBG, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of PSBG Common Stock. Subject to such requisite stockholder approval and required regulatory consents, this Agreement represents a legal, valid and binding obligation of PSBG, enforceable against PSBG in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by PSBG, nor the consummation by PSBG of the transactions provided for herein, nor compliance by PSBG with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PSBG's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PSBG Company under, any Contract or Permit of any PSBG Company, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any PSBG Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by PSBG of the Merger and the other transactions provided for in this Agreement.

     5.3  Capital Stock.
          -------------

     (a) The authorized capital stock of PSBG consists of 5,000,000 shares of PSBG Common Stock, of which 631,464 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of PSBG are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of PSBG has been issued in violation of any preemptive rights of the current or past stockholders of PSBG.

     (b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of PSBG outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, stock appreciation rights or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PSBG or contracts, commitments, understandings or arrangements by which PSBG is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. PSBG has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

     5.4  PSBG Subsidiaries.
          -----------------

     (a)  The PSBG Subsidiaries are set forth on Schedule 5.4.  To the extent
                                                 ------------
any PSBG Subsidiaries exist, each such PSBG Subsidiary has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted. Each PSBG Subsidiary is duly qualified or licensed to transact business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG.

     (b) The authorized and issued and outstanding capital stock of each PSBG Subsidiary is set forth on Schedule 5.4. PSBG owns all of the issued and
                           ------------
outstanding shares of capital stock of each PSBG Subsidiary. No equity securities of any PSBG Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any PSBG Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any PSBG Company is or may be bound to transfer any shares of the capital stock of any PSBG Subsidiary. There are no Contracts relating to the rights of any PSBG Company to vote or to dispose of any shares of the capital stock of any PSBG Subsidiary. All of the shares of capital stock of each PSBG Subsidiary held by a PSBG Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and organized and are owned by the PSBG Company free and clear of any Lien. No PSBG Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

     5.5  Financial Statements.  Attached hereto as Schedule 5.5 are copies of
          --------------------                      ------------
all PSBG Financial Statements and PSBG Call Reports for periods ended prior to the date hereof, and PSBG will deliver to ANB promptly copies of all PSBG Financial Statements and PSBG Call Reports prepared subsequent to the date hereof. The PSBG Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the PSBG Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the PSBG Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity and cash flows of the PSBG Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect). The PSBG Call Reports have been prepared in material compliance with the rules and regulations of the respective federal or state banking regulator with which they were filed.

     5.6  Absence of Undisclosed Liabilities.  No PSBG Company has any
          ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG, except Liabilities accrued or reserved against in the consolidated balance sheets of PSBG as of December 31, 1999, included in the PSBG Financial Statements or reflected in the notes thereto. No PSBG Company has incurred or paid any Liability since December 31, 1999, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG.

     5.7  Absence of Certain Changes or Events.  Except as set forth on Schedule
          ------------------------------------                          --------
5.7, since December 31, 1999 (i) there have been no events, changes or
---
occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG or its Subsidiaries, (ii) the PSBG Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of PSBG provided in Article 7 of this Agreement, and (iii) to PSBG's Knowledge, no fact or condition exists which PSBG believes will cause a Material Adverse Effect on PSBG or its Subsidiaries in the future.

     5.8  Tax Matters.
          -----------

     (a) All Tax returns required to be filed by or on behalf of any of the PSBG Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before the date of this Agreement, and all returns filed are complete and accurate in all material respects. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of PSBG, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on PSBG, except as reserved against in the PSBG Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

     (b) None of the PSBG Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the PSBG Companies for the period or periods through and including the date of the respective PSBG Financial Statements has been made and is reflected on such PSBG Financial Statements.

     (d) Deferred Taxes of the PSBG Companies have been provided for in accordance with GAAP.

     5.9  Loan Portfolio; Documentation and Reports.
          -----------------------------------------

     (a) Except as disclosed in Schedule 5.9(a), none of the PSBG Companies is a
                                ---------------
creditor as to any written or oral loan agreement, note or borrowing arrangement including, without limitation, leases, credit enhancements, commitments and interest-bearing assets (the "Loans"), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions. Except as otherwise set forth in Schedule 5.9(a),
                                                            ---------------
none of the PSBG Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 10% stockholder thereof, or to the Knowledge of PSBG, any Person, corporation or enterprise controlling, controlled by or under common control of any of the foregoing. All of the Loans held by any of the PSBG Companies were solicited, originated and exist in material compliance with all applicable PSBG loan policies, except for deviations from such policies that (a) have been approved by current management of PSBG, in the case of Loans with an outstanding principal balance that exceeds $25,000, or (b) in the judgment of PSBG, will not adversely effect the ultimate collectibility of such Loan. Except as set forth in Schedule 5.9(a), none of the PSBG Companies holds any Loans in the original
   ---------------
principal amount in excess of $25,000 per Loan or $50,000 in the aggregate that since January 1, 1997 have been classified by PSBG or any bank examiner, whether regulatory or internal, as other loans Specifically Mentioned, Special Mention, Substandard, Doubtful, Loss, Classified, Criticized, Credit Risk Assets, concerned loans or words of similar import. The allowance for possible loan or credit losses (the "PSBG Allowance") shown on the consolidated balance sheets of PSBG included in the most recent PSBG Financial Statements dated prior to the date of this Agreement was, and the PSBG Allowance shown on the consolidated balance sheets of PSBG included in the PSBG Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the PSBG Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the PSBG Companies as of the dates thereof, except where the inadequacy of such Allowance does not have a Material Adverse Effect on PSBG.

     (b) The documentation relating to each Loan made by any PSBG Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on PSBG.

     (c) Each of the PSBG Companies has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1994, with
(i) the FRB, (ii) the FDIC and (iii) any state regulatory authority ("State Regulator") (collectively "Regulatory Authorities") and all other material reports and statements required to be filed by it since December 31, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the FRB, the FDIC or any State Regulator, and has paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 5.9(c) and as
                                                         ---------------
otherwise provided herein, and except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the PSBG Companies, to the Knowledge of PSBG, no Regulatory Authority has initiated any proceeding or, to the Knowledge of PSBG, investigation into the business or operations of any PSBG Company since December 31, 1993. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or lien or any examinations of any PSBG Company.

     5.10   Assets; Insurance. The PSBG Companies have marketable title, free
            -----------------
and clear of all Liens, to all of their respective Assets. A true, complete, and correct list of all real property owned by PSBG, including without limitation real property acquired in foreclosure of mortgages, is set forth on Schedule
                                                                    --------
5.10(a). One of the PSBG Companies has good and marketable fee simple title to
------
the real property described in Schedule 5.10(a), and one of the PSBG Companies
                               ---------------
has an enforceable leasehold interest in the real property described in Schedule
                                                                        --------
5.10(b), if any.
-------

All tangible properties used in the businesses of the PSBG Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with PSBG's past practices. All Assets that are material to PSBG's business on a consolidated basis, held under leases or subleases by any of the PSBG Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by PSBG or, to the Knowledge of PSBG, by any other party to the Contract. Schedule
                                                                  --------
5.10(c) contains a list of all policies of fire, theft and liability insurance
-------
and the fidelity and blanket bonds and other insurance maintained with respect to the Assets or businesses of the PSBG Companies and specifies the carrier, matters covered, premium cost and coverage limits of each such policy. The Assets of the PSBG Companies include all assets required to operate the business of the PSBG Companies as now conducted.

     5.11   Environmental Matters.
            ---------------------

     (a) To the Knowledge of PSBG, each PSBG Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG.

     (b) There is no Litigation pending or, to the Knowledge of PSBG, threatened before any court, governmental agency or authority or other forum in which any PSBG Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any PSBG Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG.

     (c) There is no Litigation pending or, to the Knowledge of PSBG, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or PSBG with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG.

     (d) To the Knowledge of PSBG, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG.

     (e) To the Knowledge of PSBG, during the period of (i) any PSBG Company's ownership or operation of any of its respective current properties,
(ii) any PSBG Company's participation in the management of any Participation Facility or (iii) any PSBG Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG. Prior to the period of (i) any PSBG Company's ownership or operation of any of its respective current properties, (ii) any PSBG Company's participation in the management of any Participation Facility, or (iii) any PSBG Company's holding of a security interest in a Loan Property, to the Knowledge of PSBG, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG.

     5.12   Compliance with Laws.  PSBG is a duly organized banking corporation
            --------------------
under the Laws of the State of Florida. Each PSBG Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG, and there has occurred no Default under any such Permit. Except as may be disclosed on Schedule 5.12, none of the PSBG Companies:
                       -------------

     (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG; or

     (b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any PSBG Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG, or
(iii) requiring any PSBG Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

     5.13   Labor Relations; Employees.
            --------------------------

     (a) No PSBG Company is the subject of any Litigation asserting that it or any other PSBG Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other PSBG Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any PSBG Company, pending or threatened, nor to its Knowledge, is there any activity involving any PSBG Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     (b)    Schedule 5.13(b) contains a true and complete list showing the names
            ----------------
and current annual salaries of all current executive officers of each of the PSBG Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 1998, 1999 and 2000. Schedule 5.13(b) also sets forth the name and offices held by
                ----------------
each officer and director of each of the PSBG Companies.

      5.14  Employee Benefit Plans.
            ----------------------

     (a)    Schedule 5.14 lists, and PSBG has delivered or made available to ANB
            -------------
prior to the execution of this Agreement copies of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, terminated within the last eight (8) years, maintained by, sponsored in whole or in part by, or contributed to by any PSBG Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "PSBG Benefit Plans"). Any of the PSBG Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "PSBG ERISA Plan." Each PSBG ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referenced to herein as an "PSBG Pension Plan". No PSBG Pension Plan is or has been a multi employer plan within the meaning of Section 3(37) of ERISA.

     (b) All PSBG Benefit Plans and the administration thereof are in compliance with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG. Each PSBG ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and PSBG has no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter. Schedule
                                                                    --------
5.14 includes a copy the Form 5500 filed in each of the most recent three plan
----
years with respect to each PSBG ERISA Plan, including all schedules thereto and the opinions of independent accountants. To the Knowledge of PSBG, no PSBG Company has engaged in a transaction with respect to any PSBG Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any PSBG Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any PSBG Benefit Plan or any PSBG Company with regard to any PSBG Benefit Plan, any trust which is a part of any PSBG Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any PSBG Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists. With respect to the litigation relating to D. Graham Payne, Sr. and the settlement agreement reached thereunder, all issues have been finally resolved and all conditions and obligations of the parties under said agreement have been completely satisfied.

     (c)  Except as shown on Schedule 5.14, no PSBG ERISA Plan which is a
                             -------------
defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any PSBG Pension Plan, (ii) no change in the actuarial assumptions with respect to any PSBG Pension Plan, (iii) no increase in benefits under any PSBG Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG or to materially adversely affect the funding status of any such plan. Neither any PSBG Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any PSBG Company, or the single-employer plan of any entity which is considered one employer with PSBG under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on PSBG. No PSBG Company has provided, or is required to provide, security to a PSBG Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any PSBG Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on PSBG. No PSBG Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on PSBG. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any PSBG Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) No PSBG Company has any obligations for retiree health and life benefits under any of the PSBG Benefit Plans, and there are no restrictions on the rights of such PSBG Company to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on PSBG.

     (f)  Except to the extent described on Schedule 5.14(f), neither the
                                            ----------------
execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any PSBG Company from any PSBG Company under any PSBG Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any PSBG Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG.

     (g) With respect to all PSBG Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the Internal Revenue
Code), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract. All contributions made or required to be made under any PSBG Benefit Plan have been made and such contributions meet the requirements for deductibility under the Internal Revenue Code, and all contributions which are required and which have not been made have been properly recorded on the books of PSBG.

     5.15 Material Contracts. Except as set forth on Schedule 5.15, none of the
          ------------------                         -------------
PSBG Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any PSBG Company or the guarantee by any PSBG Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit);
(iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the PSBG Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the PSBG Companies, any member of the immediate family of the foregoing or, to the Knowledge of PSBG, any related interest (as defined in Regulation O promulgated by the FRB) ("Related Interest") of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the PSBG Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any PSBG Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the PSBG Companies, except as issued in the ordinary course of business with respect to routine matters; or (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the PSBG Companies of amounts aggregating $5,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "PSBG Contracts"). None of the PSBG Companies is in Default under any PSBG Contract. All of the indebtedness of any PSBG Company for money borrowed is prepayable at any time by such PSBG Company without penalty or premium.

     5.16 Legal Proceedings.  Except as set forth on Schedule 5.16, there is no
          -----------------                          -------------
Litigation instituted or pending, or, to the Knowledge of PSBG, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any PSBG Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any PSBG Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG.

     5.17 Reports.  Since January 1, 1995, or the date of organization if later,
          -------
each PSBG Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) any Regulatory Authorities or (ii) any applicable state securities or banking authorities

(except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18 Statements True and Correct.  No statement, certificate, instrument or
          ---------------------------
other writing furnished or to be furnished by any PSBG Company or any Affiliate thereof to ANB pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PSBG Company or any Affiliate thereof for inclusion in the documents to be prepared by ANB in connection with the transactions provided for in this Agreement, including without limitation
(i) documents to be filed with the SEC, including without limitation the Registration Statement on Form S-4 of ANB registering the shares of ANB Common Stock to be offered to the holders of PSBG Common Stock, and all amendments thereto (as amended, the "S-4 Registration Statement") and the Proxy Statement and Prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto (as amended and supplemented, the "Proxy Statement/Prospectus"), (ii) filings pursuant to any state securities and blue sky Laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of ANB or PSBG, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any PSBG Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

     5.19 Accounting, Tax and Regulatory Matters.  No PSBG Company or any
          --------------------------------------
Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.20 Offices.  The headquarters of each PSBG Company and each other office,
          -------
branch or facility maintained and operated by each PSBG Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. Except as set
                                                 -------------
forth on Schedule 5.20, none of the PSBG Companies maintains any other office or
         -------------
branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

     5.21 Data Processing Systems.  Except as set forth in Schedule 5.21, the
          -----------------------                          -------------
electronic data processing systems and similar systems utilized in processing the work of each of the PSBG Companies, including both hardware and software (a) are supplied by a third party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) subject only to the conditions provided in the related license agreements, such systems are wholly within the possession and control of one of the PSBG Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of ANB or ANB's third party provider.

     5.22 Intellectual Property.  One of the PSBG Companies owns or possesses
          ---------------------
valid and binding licenses or other rights (including common law rights) to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its business; and none of the PSBG Companies has received any notice of conflict with respect thereto that asserts the rights of others. The PSBG Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.22 lists all of the trademarks,
                                   -------------
trade names, licenses and other intellectual property used to conduct the businesses of the PSBG Companies.

     5.23 Administration of Trust Accounts. PSBG does not possess and does not
          --------------------------------
exercise trust powers.

     5.24 Broker's Fees. Except as shown on Schedule 5.24, neither PSBG nor any
          -------------                     -------------
of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions provided for in this Agreement.

     5.25 Regulatory Approvals.  PSBG knows of no reason why all requisite
          --------------------
regulatory approvals should not or cannot be obtained.

     5.26 Opinion of Counsel.  PSBG has no Knowledge of any facts that would
          ------------------
preclude issuance of the opinion of counsel referred to in Section 9.2(e).

     5.27 Takeover Laws.  PSBG has taken all action required to be taken by it
          -------------
in order to exempt this Agreement and the transactions provided for hereby, and this Agreement and the transactions provided for hereby are exempt from, the requirements of any applicable "moratorium", "control share", "fair price", "business combination" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the State of Florida or of any other jurisdiction.

     5.28 Year 2000.  PSBG represents and warrants that all computer software
          ---------
and hardware necessary for the conduct of its business (the "Software") is designed to be used prior to, during, and after the calendar year 2000 A.D., and that the Software has operated during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. PSBG further represents and warrants that the Software accepts, calculates, sorts, extracts and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

     5.29 Derivatives Contracts.  PSBG is not a party to nor has PSBG agreed to
          ---------------------
enter into any swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

                                   ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF ANB
                     -------------------------------------

     ANB hereby represent and warrant to PSBG as follows:

     6.1  Organization, Standing and Power.  ANB is a corporation duly
          --------------------------------
organized, validly existing, and in good standing under the Laws of the State of Delaware and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. ANB is duly qualified or licensed to transact business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. ANB has delivered, or upon request will deliver, to PSBG complete and correct copies of its Certificate of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

     6.2  Authority; No Breach By Agreement.
          ---------------------------------

     (a) ANB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been, or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of ANB. Subject to required regulatory consents, this Agreement represents a legal, valid and binding obligation of ANB, enforceable against ANB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by ANB, nor the consummation by ANB of the transactions provided for herein, nor compliance by ANB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ANB's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ANB Company under, any Contract or Permit of any ANB Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any ANB Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by ANB of the Merger and the other transactions provided for in this Agreement.

     6.3  Capital Stock.  The authorized capital stock of ANB, as of the date of
          -------------
this Agreement, consists of (i) 17,500,000 shares of ANB Common Stock, of which 11,047,305 shares are issued and outstanding, and (ii) 100,000 shares of preferred stock, $1.00 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of ANB Common Stock are, and all of the shares of ANB Common Stock to be issued in exchange for shares of PSBG Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of ANB Common Stock has been, and none of the shares of ANB Common Stock to be issued in exchange for shares of PSBG Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of ANB. ANB has granted options to purchase no more than 384,905 shares of ANB Common Stock under various stock plans.

     6.4  Financial Statements.  Attached hereto as Schedule 6.4 are copies of
          --------------------                      ------------
all ANB Financial Statements and ANB Regulatory Reports for periods ended prior to the date hereof, and ANB will deliver to PSBG promptly copies of all ANB Financial Statements and ANB Regulatory Reports prepared subsequent to the date hereof. The ANB Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the ANB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the ANB Companies as of the dates indicated and the consolidated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the ANB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material in amount or effect). The ANB Regulatory Reports have been prepared in material compliance with the rules and regulations of the FRB.

     6.5  Absence of Undisclosed Liabilities.  No ANB Company has any
          ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, except Liabilities accrued or reserved against in the consolidated balance sheets of ANB as of June 30, 2000 included in the ANB Financial Statements or reflected in the notes thereto. No ANB Company has incurred or paid any Liability since June 30, 2000, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

     6.6  Absence of Certain Changes or Events.  Except as set forth on Schedule
          ------------------------------------                          --------
6.6, since June 30, 2000 (i) there have been no events, changes or occurrences
---
that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, and (ii) the ANB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ANB provided in Article 7 of this Agreement.

     6.7  Compliance with Laws.  ANB is duly registered as a bank holding
          --------------------
company under the BHC Act. Each ANB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, and there has occurred no Default under any such Permit. Except as may be disclosed on Schedule 6.7, none of the ANB Companies:
             ------------

     (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB; or

     (b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any ANB Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, or
(iii) requiring any ANB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

     6.8  Material Contracts.  ANB has filed as an exhibit to its annual report
          ------------------
on Form 10-K each Contract required to be so filed under the 1934 Act and the rules and regulations promulgated thereunder. None of the ANB Companies is in Default under any ANB Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. All of the indebtedness of any ANB Company for money borrowed is prepayable at any time by such ANB Company without penalty or premium.

     6.9  Legal Proceedings.  Except as set forth on Schedule 6.9, there is no
          -----------------                          ------------
Litigation instituted or pending, or, to the Knowledge of ANB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any ANB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any ANB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

     6.10 Reports.  Since January 1, 1995, or the date of organization if later,
          -------
each ANB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB).
As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.11 Statements True and Correct.  No statement, certificate, instrument or
          ---------------------------
other writing furnished or to be furnished by any ANB Company or any Affiliate thereof to PSBG pursuant to this Agreement, the Exhibits or Schedules hereto, or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any ANB Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to PSBG's stockholders in connection with the PSBG Stockholders' Meeting, and any other documents to be filed by an ANB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of PSBG, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the PSBG Stockholders' Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the PSBG Stockholders' Meeting. All documents that any ANB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

     6.12 Accounting, Tax and Regulatory Matters.  No ANB Company or any
          --------------------------------------
Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     6.13 1934 Act Compliance.  The Proxy Statement/Prospectus will comply in
          -------------------
all material respects with applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder.

     6.14 Regulatory Approvals.  ANB knows of no reason why all requisite
          --------------------
regulatory approvals should not or cannot be obtained.

     6.15 Opinion of Counsel.  ANB has no Knowledge of any facts that would
          ------------------
preclude issuance of the opinion of counsel referred to in Section 9.3(d).

                                   ARTICLE 7
                   CONDUCT OF BUSINESS PENDING CONSUMMATION
                   ----------------------------------------

     7.1  Covenants of Parties.
          --------------------

     (a) Unless the prior written consent of ANB or PSBG, as the case may be, shall have been obtained, and except as otherwise expressly provided for herein, each Party shall and shall cause each of its Subsidiaries to (i) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (ii) other than pursuant to Section 8.8(b), take no action, except as required by applicable Law, which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     (b) During the period from the date of this Agreement to the Effective Time, each of ANB and PSBG shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries' ongoing operations. Each of ANB and PSBG shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request. Each of ANB and PSBG shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries' businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material Litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of ANB and PSBG shall, and shall cause each of their respective Subsidiaries to, use its best efforts to prevent or promptly respond to same.

     7.2  Covenants of PSBG.  From the date of this Agreement until the earlier
          -----------------
of the Effective Time or the termination of this Agreement, PSBG covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of ANB, which consent shall not be unreasonably withheld:

     (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any PSBG Company; or

     (b) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of PSBG Subsidiaries consistent with past practices (which, for PSBG, shall include creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any PSBG Company of any Lien or permit any such Lien to exist; or

     (c) repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any PSBG Company, or, declare or pay any dividend or make any other distribution in respect of PSBG's capital stock; or

     (d) except for this Agreement, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PSBG Common Stock or any other capital stock of any PSBG Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or

     (e) adjust, split, combine or reclassify any capital stock of any PSBG Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any PSBG Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

     (f) acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business and
(ii) acquisitions of control by a depository institution in its fiduciary capacity; or

     (g) grant any increase in compensation or benefits to the employees or officers of any PSBG Company, except in accordance with past practices with respect to employees; pay any bonus except in accordance with the provisions of any applicable program or plan adopted by the PSBG Board prior to the date of this Agreement; enter into or amend any severance agreements with officers of any PSBG Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any PSBG Company; or

     (h) enter into or amend any employment Contract between any PSBG Company and any Person (unless such amendment is required by Law) that the PSBG Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (i) adopt any new employee benefit plan of any PSBG Company or make any material change in or to any existing employee benefit plans of any PSBG Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

     (j) make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

     (k) (i) commence any Litigation other than in accordance with past practice, (ii) settle any Litigation involving any Liability of any PSBG Company for material money damages or restrictions upon the operations of any PSBG Company, or, (iii) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

     (l) enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws; or

     (m) fail to file timely any report required to be filed by it with any Regulatory Authority; or

     (n) make any Loan or advance to any 5% stockholder, director or officer of PSBG or any of the PSBG Subsidiaries, or any member of the immediate family of the foregoing, or any Related Interest (Known to PSBG or any of its Subsidiaries) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule 7.2(n); or
             ---------------

     (o) cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any stockholder, director or officer of any PSBG Company or any member of the immediate family of the foregoing, or any Related Interest (Known to PSBG or any of its Subsidiaries) of any of the foregoing; or

     (p) enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any PSBG Company or any member of the immediate family of the foregoing, or any Related Interest (Known to PSBG or any of its Subsidiaries) of any of the foregoing; or

     (q) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration; or

     (r) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries; or

     (s) except in accordance with applicable Law, change its or any of its Subsidiaries' lending, investment, liability management and other material banking policies in any material respect; or

     (t) intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement; or

     (u) take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law, but PSBG shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law now or hereafter in effect.

     7.3  Covenants of ANB.  From the date of this Agreement until the earlier
          ----------------
of the Effective Time or the termination of this Agreement, ANB covenants and agrees that it will not do or agree or commit to do any of the following without the prior written consent of the chief executive officer, president or chief financial officer of PSBG, which consent shall not be unreasonably withheld:

     (a) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or

     (b) take any action that would cause the ANB Common Stock to cease to be traded on the NASDAQ or another National Securities Exchange; provided, however, that any action or transaction in which the ANB Common Stock is converted into cash or another marketable security that is traded on a National Securities Exchange shall not be deemed a violation of this Section 7.3(b).

     7.4  Adverse Changes in Condition.  ANB and PSBG, as the case may be, agree
          ----------------------------
to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable best efforts to prevent or promptly to remedy the same.

     7.5  Reports.  Each Party and its subsidiaries shall file all reports
          -------
required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and PSBG shall deliver to ANB copies of all such reports filed by PSBG or its Subsidiaries promptly after the same are filed.

     7.6  Acquisition Proposals.  Except with respect to this Agreement and the
          ---------------------
transactions provided for herein, PSBG expressly agrees that neither PSBG nor any of its Subsidiaries, nor any representative retained by PSBG or any of its Subsidiaries or any Affiliate thereof will solicit any Acquisition Proposal by any person until the earlier of the termination of this Agreement or the consummation of the Merger. PSBG shall promptly notify ANB orally and in writing in the event it or any of its Subsidiaries receives any inquiry or proposal relating to any such transaction. PSBG, acting through the PSBG Board or otherwise, agrees that it shall not, except pursuant to Section 8.8(b) below,
(i) withdraw, modify or change its recommendation to its stockholders with respect to approval of this Agreement or the Merger, (ii) resolve to engage in any Acquisition Proposal, (iii) recommend to the stockholders of PSBG any Acquisition Proposal, or (iv) make any public announcement of a proposal, plan, or intention to do any of the foregoing or enter into and have any agreement, written or oral, to enter into, any agreement, contract, understanding, or arrangement to engage in any of the foregoing.

     7.7  NASDAQ Qualification.  ANB shall, prior to the Effective Time, secure
          --------------------
designation of all ANB Common Stock to be issued in the Merger as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 of the SEC.

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS
                             ---------------------

     8.1  Regulatory Matters.
          ------------------

     (a) ANB shall promptly prepare and file with the SEC the S-4 Registration Statement (or such other form as may be appropriate), and all amendments and supplements thereto, in form reasonably satisfactory to PSBG and its counsel. ANB shall use its reasonable good faith efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing. PSBG shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the meeting of stockholders called to approve the Merger. ANB shall also use its reasonable efforts to obtain all necessary state securities Law or "Blue Sky" permits and approvals required to carry out the transaction provided for in this Agreement, and PSBG shall furnish all information concerning PSBG and the holders of PSBG Common Stock as may be requested in connection with any such action. If at any time prior to the Effective Time of the Merger any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus, PSBG will promptly inform ANB and cooperate and assist ANB in preparing such amendment or supplement and mailing the same to the stockholders of PSBG. As of the date of the execution of this Agreement, and assuming the absence of any additional material factors, unless the PSBG Board in its good faith judgment determines that it is otherwise required by Law it is the intent of the PSBG Board that the Proxy Statement/Prospectus shall contain the recommendation of the PSBG Board in favor of the Merger and, subject to the foregoing, the PSBG Board shall recommend that the holders of PSBG Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement.

     (b) The Parties shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement. ANB and PSBG shall each have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to ANB or PSBG, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

     (c) ANB and PSBG shall, upon request, furnish each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of ANB, PSBG or any of their Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions provided for in this Agreement.

     (d) ANB and PSBG shall promptly furnish each other with copies of written communications received by ANB or PSBG, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority in respect of the transactions provided for herein.

     (e) ANB will indemnify and hold harmless PSBG and its officers and directors and PSBG will indemnify and hold harmless ANB and its directors and officers, from and against any and all actions, causes of actions, losses, damages, expenses or liabilities to which any such entity, or any director, officer or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse the other, and any such director, officer or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such request, statement, application, report or material or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by such indemnifying Party for use therein.

     8.2  Access to Information.
          ---------------------

     (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date of this Agreement, ANB and PSBG shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, access during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of ANB and PSBG shall, and shall cause each of their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or Federal or state banking Laws (other than reports or documents which such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) also other information concerning its business, properties and personnel as the other party may reasonably request.

     (b) All information furnished by ANB to PSBG or its representatives pursuant hereto shall be treated as the sole property of ANB, and, if the Merger shall not occur, PSBG and its representatives shall return to ANB all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. PSBG shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in PSBG's possession prior to the disclosure thereof by ANB; (y) was then generally known to the public; or (z) was disclosed to PSBG by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

     (c) All information furnished by PSBG or its Subsidiaries to ANB or its representatives or subsidiaries pursuant hereto shall be treated as the sole property of PSBG and, if the Merger shall not occur, ANB and its representatives shall return to PSBG all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. ANB shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in ANB's possession prior to the disclosure thereof by PSBG or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to ANB by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

     (d) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

      8.3 Efforts to Consummate.  Subject to the terms and conditions of this
          ---------------------
Agreement, each of PSBG and ANB shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including without limitation obtaining of all of the Consents.

      8.4 PSBG Stockholders' Meeting.  PSBG shall call a meeting of its
          --------------------------
stockholders (the "PSBG Stockholders' Meeting") to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement and such other related matters as it deems appropriate. In connection with the PSBG Stockholders' Meeting (a) PSBG shall, with the assistance of ANB, prepare, publish and mail a notice of meeting in accordance with applicable Law;
(b) ANB shall furnish all information concerning it that PSBG may reasonably request in connection with conducting the PSBG Stockholders' Meeting; (c) ANB shall prepare and furnish to PSBG for distribution to PSBG's stockholders the Proxy Statement/Prospectus; (d) PSBG shall furnish all information concerning it that ANB may reasonably request in connection with preparing the Proxy Statement/Prospectus; (e) the PSBG Board shall recommend to its stockholders the approval of this Agreement; and (f) PSBG shall use its reasonable best efforts to obtain its stockholders' approval. The Parties will use their reasonable best efforts to prepare a preliminary draft of the Proxy Statement/Prospectus within 30 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement/Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to delivery to PSBG's stockholders. PSBG will use its reasonable best efforts to publish and deliver notice of meeting and mail the Proxy Statement/Prospectus as soon as practicable after receipt of all required regulatory approvals and the expiration of all applicable waiting periods.

      8.5 Certificates of Objections.  As soon as practicable (but in no event
          --------------------------
more than three business days) after the PSBG Stockholders' Meeting, PSBG shall deliver to ANB a certificate of the Secretary of PSBG containing the names of the stockholders of PSBG that (a) gave written notice at or prior to the PSBG Stockholders' Meeting that they dissent from the Merger, and/or (b) voted against approval of this Agreement ("Certificate of Objections"). The Certificate of Objections shall include the number of shares of PSBG Common Stock held by each such stockholder and the mailing address of each such stockholder.

      8.6 Press Releases.  Prior to the Effective Time, ANB and PSBG shall
          --------------
obtain the prior consent of the other Party as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction provided for herein; provided, however, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party's disclosure obligations imposed by Law.

      8.7 Expenses.  All costs and expenses incurred in connection with the
          --------
transactions provided for in this Agreement, including without limitation, attorneys' fees, accountants' fees, other professional fees and costs related to expenses of officers and directors of PSBG and the PSBG Companies, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of ANB, all such costs and expenses incurred by PSBG and the PSBG Companies shall not exceed $75,000, exclusive of the Broker's Fee. Each Party hereby agrees to and shall indemnify the other Party against any liability arising from any such fee or payment incurred by such Party.

      8.8 Failure to Close.
          ----------------

     (a) ANB expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

     (b) PSBG expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing. Notwithstanding any other provision of this Agreement, to the extent required by the fiduciary obligations of the PSBG Board, as determined in good faith by a majority of the PSBG Board based on the advice of PSBG's outside counsel, PSBG may:

          (i) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to PSBG pursuant to a customary confidentiality agreement (as determined by PSBG's outside counsel) to, any person concerning an Acquisition Proposal involving PSBG; and

          (ii) approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of this Agreement or the Merger) a superior Acquisition Proposal involving PSBG or enter into an agreement with respect to such superior Acquisition Proposal (for purposes of this Agreement, "superior Acquisition Proposal," when used with reference to PSBG, means a bona fide Acquisition Proposal involving PSBG made by a third party which a majority of the disinterested members of the PSBG Board determines in its good faith judgment (based on the advice of PSBG's independent financial advisor) to be more favorable to PSBG's stockholders than the Merger, and for which financing, to the extent required, is then committed).

PSBG shall promptly advise ANB in writing of any Acquisition Proposal involving PSBG or any inquiry with respect to or which could lead to any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or inquiry and will keep ANB fully informed of the status and details of any such Acquisition Proposal or inquiry.

      8.9  Fairness Opinion.  The PSBG Board has engaged The Carson Medlin
           ----------------
Company (the "PSBG Financial Advisor") to act as advisor to the PSBG Board during the transaction and to opine separately as to the fairness from a financial point of view of the consideration to be received by the stockholders of PSBG under the terms of this Agreement. It is expected that said fairness opinion shall be issued as soon as practicable after the signing of this Agreement. The PSBG Board may, at its option, elect to have the final fairness opinion updated as of the date of the Proxy Statement/Prospectus and immediately prior to the Effective Time in order to account for any Material Adverse Effect that may have occurred with regard to ANB or PSBG.

      8.10 Accounting and Tax Treatment.  Each of the Parties undertakes and
           ----------------------------
agrees to use its best efforts to cause the Merger, and to take no action which would cause the Merger not to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

      8.11 Agreement of Affiliates.  PSBG has disclosed on Schedule 8.11 each
           -----------------------                         -------------
Person whom it reasonably believes is an "affiliate" of PSBG for purposes of Rule 145 under the 1933 Act. PSBG shall use its reasonable efforts to cause each such Person to deliver to ANB not later than 30 days prior to the Effective Time a written agreement, substantially in the form of Exhibit B providing that such
                                                  ---------
Person will not sell, pledge, transfer, or otherwise dispose of the shares of PSBG Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of ANB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of ANB and PSBG have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of ANB Common Stock issued to such affiliates of PSBG in exchange for shares of PSBG Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of ANB and PSBG have been published within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.11 (and ANB shall be entitled to place restrictive legends upon certificates for shares of ANB Common Stock issued to affiliates of PSBG pursuant to this Agreement to enforce the provisions of this Section 8.11). ANB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of ANB Common Stock by such affiliates.

      8.12 Takeover Laws.  PSBG shall take all action necessary to exempt the
           -------------
transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

      8.13 Indemnification; Directors and Officers Insurance.
           -------------------------------------------------

     (a) From and after the Effective Time, ANB shall indemnify and advance costs and expenses (including reasonable attorneys' fees, disbursements and expenses) and hold harmless each present and former director and/or officer of PSBG or its subsidiaries determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, settlements or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a "Claim"), arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent (not prohibited by Federal law) that PSBG would have been required under Florida law and its Articles of Incorporation or Bylaws in effect on the date hereof, to indemnify such person (and also advance expenses as incurred to the fullest extent permitted under applicable law).

     (b) For a period of two (2) years after the Effective Time, ANB shall cause to be maintained in effect the current policies of directors and officers liability insurance maintained by PSBG (provided that ANB may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers and provided that the deductible amount on ANB's policies may be higher than that for existing PSBG policies) with respect to claims arising from facts or events which occurred before the Effective Time, provided that such policies may be maintained at a cost that is comparable to the cost of such policies as of the date of this Agreement.

     (c) If ANB or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of ANB shall assume the obligations set forth in this section.

     (d) The provisions of this Section 8.13 are intended to be for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party's heirs and representatives.

      8.14 ANB 401(k) Plan.  Upon the Effective Time, ANB shall offer each PSBG
           ---------------
employee an opportunity to enroll in the ANB 401(k) Plan. For purposes of vesting requirements under the ANB 401(k) Plan, each such enrollee shall be granted credit for his or her service with PSBG.

                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
               -------------------------------------------------

      9.1 Conditions to Obligations of Each Party.  The respective obligations
          ---------------------------------------
of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.4 of this Agreement:

     (a) Stockholder and Board Approval.  The stockholders of each of PSBG and
         ------------------------------
Interim shall have approved this Agreement and the consummation of the transactions provided for herein by a majority vote, as and to the extent required by Law and by the provisions of any governing instruments, and each of PSBG and Interim shall have furnished the other Party certified copies of resolutions duly adopted by its stockholders evidencing same. The PSBG Board and the Interim Board shall have approved the Agreement and the consummation of the transactions provided for herein in writing by a majority vote.

     (b) Regulatory Approvals.  Other than the filing of the Articles of Merger
         --------------------
as provided for in Section 1.3 hereof, all Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger.

     (c) Consents and Approvals.  Each Party shall have obtained any and all
         ----------------------
Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

     (d) Legal Proceedings.  No court or Regulatory Authority of competent
         -----------------
jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or make illegal consummation of the transactions provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of the transactions provided for in this Agreement which, in the opinion of the ANB Board or the PSBG Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

     (e) Pooling Letter.  ANB shall have received a letter, dated as of the
         --------------
Effective Time, in form and substance reasonably acceptable to it, from PricewaterhouseCoopers, L.L.P., to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

     (f) Tax Matters.  PSBG and ANB shall have received a written opinion of
         -----------
counsel from Maynard, Cooper & Gale, P.C. in form reasonably satisfactory to them (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of PSBG Common Stock for ANB Common Stock will not give rise to gain or loss to the stockholders of PSBG with respect to such exchange (except to the extent of any cash received), and (iii) neither PSBG nor ANB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, counsel for ANB shall be entitled to rely upon representations of officers of PSBG and ANB reasonably satisfactory in form and substance to such counsel.

     (g) S-4 Registration Statement Effective.  The S-4 Registration Statement
         ------------------------------------
shall have become effective under the 1933 Act and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

      9.2 Conditions to Obligations of ANB and Interim.  The obligations of ANB
          --------------------------------------------
and Interim to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by ANB pursuant to Section 11.4(a) of this
Agreement:

     (a) Representations and Warranties.  The representations and warranties of
         ------------------------------
PSBG set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSBG.

     (b) Performance of Agreements and Covenants.  Each and all of the
         ---------------------------------------
agreements and covenants of PSBG to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates.  PSBG shall have delivered to ANB (i) a certificate,
         ------------
dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the PSBG Board and the PSBG stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as ANB and its counsel shall request.

     (d) Employment Agreement.  PSBG shall have delivered to ANB documentation,
         --------------------
in a form satisfactory to ANB in its sole discretion, evidencing the pre-Closing termination (at no cost to PSBG or ANB) of the Employment Agreement between PSBG and Wayne M. Turner shall have executed and delivered an Employment Agreement with ANB in the form attached hereto as Exhibit C.
                                        ---------

     (e) Opinion of Counsel.  PSBG shall have delivered to ANB an opinion of
         ------------------
Shutts & Bowen, LLP, counsel to PSBG, dated as of the Closing, in substantially the form of Exhibit D hereto.
            ---------

     (f) Comfort Letter.  ANB shall have received from Beemer, Kuehnhackl &
         --------------
Company, P.A., independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of PSBG as ANB may reasonably request.

     (g) Net Worth and Capital Requirements.  Immediately prior to the Effective
         ----------------------------------
Time, PSBG shall have a minimum net worth of $8,500,000.  For purposes of this
Section 9.2(g), "net worth" shall mean the sum of the amounts set forth on the balance sheet as shareholders' equity (including the par or stated value of all outstanding capital stock, retained earnings, additional paid-in capital, capital surplus and earned surplus), less the sum of (i) any amounts at which shares of capital stock of such person appear on the asset side of the balance sheet and (ii) any amounts due from or owed by any Subsidiary thereof; provided, however, that for purposes of this Section, any reduction in PSBG's net worth resulting from (i) a decline in the market value of PSBG's investment securities after the date of this Agreement, (ii) any change in generally accepted accounting principles or regulatory accounting requirements occurring after the date of this Agreement, (iii) expenses related to the transactions contemplated by this Agreement within the limits of Section 8.7, and (iv) any other expenses, charges, revaluations or other adjustments made at the request of ANB, including payments required to satisfy the conditions of Section 9.2(d), shall be disregarded.

     (h) Affiliate Agreements.  ANB shall have received from each affiliate of
         --------------------
PSBG, the affiliates letter referred to in Section 8.11 of this Agreement, to the extent necessary to assure in the reasonable judgment of ANB that the transactions contemplated hereby will qualify for pooling of interests accounting treatment.

     (i)  Deferred Compensation Plans.
          ---------------------------

          (i) ANB shall have received evidence, in a form reasonably satisfactory to ANB and its counsel, that (A) each Director Deferred Fee and Bonus Agreement and (B) each Executive Deferred Compensation Agreement, as more specifically identified on Schedule 5.14, has been amended such that, as of the
                           -------------
Effective Time: (1) all provisions that would or may trigger a payment to the participant upon a change of control have been deleted in their entirety, (2) from and after January 1, 2001, no additional deferrals under the applicable Agreement shall be permitted, and (3) from and after January 1, 2001, the applicable interest rate payable pursuant to Section 3.1.2 of each such Agreement shall be the 30-day London Interbank Offered Rate rather than the rate equal to PSBG's Return on Equity; and

          (ii) ANB shall have received evidence, in a form reasonably satisfactory to ANB and its counsel, that each Executive Deferred Bonus Agreement, as more specifically identified on Schedule 5.14, has, as of the
                                              -------------
Effective Time: (A) been amended in accordance with the provisions set forth in sub-sections (i)(1), (2) and (3) above, or (B) been terminated in exchange solely for a lump-sum payment by PSBG in an amount equal to the product of (Y) the participant's vested accrual account balance as of the Effective Time and
(Z) the lesser of (a) the multiple of PSBG's book value paid by ANB in connection with this Agreement (determined with reference to the Average Quoted Price) or (b) two (2); and

          (iii) ANB shall have received evidence, in a form reasonably satisfactory to ANB and its counsel, that each Employee Deferred Bonus Agreement, as more specifically identified on Schedule 5.14, has, as of the
                                              -------------
Effective Time, been terminated in exchange solely for a lump-sum payment by PSBG in an amount equal to the product of (Y) the participant's vested accrual account balance as of the Effective Time and (Z) the lesser of (a) the multiple of PSBG's book value paid by ANB in connection with this Agreement (determined with reference to the Average Quoted Price) or (b) two (2).

     (j) PSBG 401(k) Plan.  PSBG shall have taken all steps necessary or
         ----------------
advisable, in the reasonable estimation of ANB, to terminate the Peoples State Bank 401(k) Plan immediately prior to the Effective Time.

      9.3 Conditions to Obligations of PSBG.  The obligations of PSBG to perform
          ---------------------------------
this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by PSBG pursuant to Section 11.4(b) of this Agreement:

     (a) Representations and Warranties.  The representations and warranties of
         ------------------------------
ANB set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement or (ii) for representations and warranties (other than the representations and warranties set forth in Section 6.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

     (b) Performance of Agreements and Covenants.  Each and all of the
         ---------------------------------------
agreements and covenants of ANB to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates.  ANB shall have delivered to PSBG (i) a certificate,
         ------------
dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the ANB Board evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PSBG and its counsel shall request.

     (d) Opinion of Counsel.  ANB shall have delivered to PSBG an opinion of
         ------------------
Maynard, Cooper & Gale, P.C., counsel to ANB, dated as of the Effective Time, in substantially the form of Exhibit E hereto.
                          ---------

     (e) Fairness Opinion.  PSBG shall have received from the PSBG Financial
         ----------------
Advisor the fairness opinion described in Section 8.9 (as updated immediately prior to the Effective Time, if requested by the PSBG Board) stating that the consideration to be received by the stockholders of PSBG under the terms of this Agreement and recommended by PSBG to its stockholders is fair to PSBG and its stockholders from a financial point of view.

     (f) ANB Common Stock.  The ANB Common Stock to be issued in the Merger
         ----------------
shall have been qualified as a NASDAQ "national market system security" pursuant to Section 7.7 hereof.

                                   ARTICLE 10
                                  TERMINATION
                                  -----------

      10.1 Termination.  Notwithstanding any other provision of this Agreement,
           -----------
and notwithstanding the approval of this Agreement by the stockholders of PSBG, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) by mutual written consent of the ANB Board and the PSBG Board; or

     (b) by the ANB Board or the PSBG Board in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

     (c) by the ANB Board or the PSBG Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

     (d) by the ANB Board or the PSBG Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such Authority is not appealed within the time limit for appeal, or (ii) the stockholders of PSBG fail to vote their approval of this Agreement and the transactions provided for herein at the PSBG Stockholders' Meeting where the transactions are presented to such PSBG stockholders for approval and voted upon; or

     (e) by the ANB Board if there shall have occurred any Material Adverse Effect to the business, operations or financial condition of PSBG taken as a whole and such Material Adverse Effect shall not have been remedied within 30 days after receipt by PSBG of notice in writing from ANB specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

     (f) by the PSBG Board if there shall have occurred any Material Adverse Effect to the business, operations, or financial condition of ANB taken as a whole and such Material Adverse Effect shall not have been remedied within 30 days after receipt by ANB of notice in writing from PSBG specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

     (g) by the ANB Board or the PSBG Board if the Merger shall not have been consummated by March 31, 2001 (the "Termination Date"), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); provided, however, that if a Consent from a Regulatory Authority has not been obtained by the Termination Date, then the Termination Date may be extended by either Party to June 30, 2001, if the failure to obtain such Consent is not caused by any breach of this Agreement by the Party electing such extension.

     (h) by the ANB Board or the PSBG Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating party; or

     (i) by the ANB Board if the holders of in excess of five percent (5%) of the outstanding shares of PSBG Common Stock properly assert their dissenters' rights of appraisal pursuant to the Dissenter Provisions; or

     (j) by the PSBG Board if a majority of the disinterested members of the PSBG Board shall have determined to enter into an agreement with respect to a superior Acquisition Proposal in accordance with Section 8.8(b) of this Agreement; provided, however, that concurrently with such termination, PSBG shall pay to ANB a cash termination fee of $750,000; provided, further, that such termination shall not be effective until such termination fee shall have been paid in full; or

     (k) by the ANB Board if any person or entity not a party to this Agreement initiates a suit, action or similar proceeding with any Regulatory Authority or in any court or similar tribunal challenging the transaction provided for herein (including the legality of the Merger).

      10.2 Effect of Termination.  In the event of the termination and
           ---------------------
abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, Article 11 and Sections 8.2(b) and (c) and 8.7 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(h) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

      10.3 Non-Survival of Representations and Covenants.  The respective
           ---------------------------------------------
representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

                                  ARTICLE 11
                                 MISCELLANEOUS
                                 -------------

      11.1 Definitions.  Except as otherwise provided herein, the capitalized
           -----------
terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries, including a plan of liquidation of a Party or any of its Subsidiaries, other than the transaction provided for in this Agreement.

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to "the date of this Agreement," "the date hereof" and words of similar import shall refer to the date this Agreement was first executed, as reflected in the preamble to this Agreement.

          "ANB" shall mean Alabama National BanCorporation, a Delaware corporation.

          "ANB Board" shall mean the Board of Directors of ANB.

          "ANB Common Stock" shall mean the $1.00 par value common stock of ANB.

          "ANB Companies" shall mean, collectively, ANB and all ANB
     Subsidiaries.

          "ANB Financial Statements" shall mean (i) the audited consolidated statements of conditions (including related notes and schedules, if any) of ANB as of December 31, 1999, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of PricewaterhouseCoopers, LLP, independent certified public accountants, as filed by ANB in SEC Documents, and (ii) the unaudited consolidated statements of condition of ANB (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1999.

          "ANB Regulatory Reports" shall mean (i) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, for the years ended December 31, 1999 and 1998, as filed by ANB with the FRB and (ii) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, delivered by ANB to PSBG with respect to periods ended subsequent to December 31, 1999.

          "ANB Subsidiaries" shall mean the Subsidiaries of ANB.

          "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "Average Quoted Price" shall mean the price derived by adding the averages of the high and low sales price of one share of ANB Common Stock as reported on NASDAQ on each of the ten (10) consecutive trading days ending on the fifth business day prior to the Effective Time, and dividing such sum by ten (10).

          "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "Broker's Fee" shall mean PSBG's liability to the PSBG Financial Advisor for the fees and expenses reflected on Schedule 5.24.
                                                    -------------

          "Certificate of Objections" shall have the meaning provided in Section
     8.5 of this Agreement.

          "Closing" shall mean the closing of the transactions provided for herein, as described in Section 1.2 of this Agreement.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "Cutoff" shall have the meaning provided in Section 4.2 of this Agreement.

          "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Designated Representative"

          (a) with respect to PSBG shall mean Wayne M. Turner; and

          (b) with respect to ANB shall mean John H. Holcomb, III and/or William
     E. Matthews V.

          "Dissenter Provisions" shall have the meaning provided in Section 3.4 of this Agreement.

          "Effective Time" shall mean the date and time at which the Merger becomes effective as provided in Section 1.3 of this Agreement.

          "Environmental Laws" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall have the meaning provided in Section 5.14 of this Agreement.

          "Exchange Agent" shall mean SunTrust Bank, Atlanta, Georgia.

          "Exchange Ratio" shall have the meaning given such term in Section 3.1 hereof.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "FFIC" shall mean the Florida Financial Institutions Code, which includes those Florida Laws identified in Section 655.005(j) of the Florida Statutes.

          "FRB" or "Federal Reserve Board" shall mean Board of Governors of the Federal Reserve System.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., or any similar federal, state or local Law.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" as used with respect to a Party shall mean the actual knowledge of the officers and directors of such Party and that knowledge that any director of the Party would have obtained upon a reasonable examination of the books, records and accounts of such Party and that knowledge that any officer of the Party would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party.

          "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Loan Property" shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Loans" shall have the meaning set forth in Section 5.9(a) of this Agreement.

          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a Party shall mean an event, change or occurrence that has a material adverse impact on (i) the financial position, results of operations or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies and
     (z) the Merger on the operating performance of the Parties.

          "Merger" shall mean the merger of Interim with and into PSBG referred to in Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations System.

          "Order" shall mean any administrative decision or award, decrees, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

          "Participation Facility" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

          "Party" shall mean either PSBG, Interim or ANB, as the case may be, and "Parties" shall mean PSBG, Interim and ANB.

          "Permit" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

          "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

          "Proxy Statement/Prospectus" shall have the meaning set forth in
     Section 5.18 of this Agreement.

          "PSBG" shall mean Peoples State Bank of Groveland, a Florida banking corporation located in Groveland, Florida.

          "PSBG Allowance" shall have the meaning provided for in Section 5.9(a) of this Agreement.

          "PSBG Benefit Plans" shall have the meaning set forth in Section 5.14(a) of this Agreement.

          "PSBG Board" shall mean the Board of Directors of PSBG.

          "PSBG Call Reports" shall mean (i) the Reports of Income and Condition of PSBG for the years ended December 31, 1999 and 1998, as filed with the FDIC and (ii) the Reports of Income and Condition of PSBG delivered by PSBG to ANB with respect to periods ended subsequent to December 31, 1999.

          "PSBG Certificate" shall have the meaning provided in Section 4.2 of this Agreement.

          "PSBG Common Stock" shall mean the $1.667 par value common stock of PSBG.

          "PSBG Companies" shall mean, collectively, PSBG and all PSBG Subsidiaries.

          "PSBG Contracts" shall have the meaning set forth in Section 5.15 of this Agreement.

          "PSBG ERISA Plans" shall have the meaning set forth in Section 5.14(a) of this Agreement.

          "PSBG Financial Advisor" shall have the meaning set forth in Section
     8.9 of this Agreement.

          "PSBG Financial Statements" shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of PSBG as of December 31, 1999, 1998 and 1997, and the related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Beemer, Kuehnhackl & Company, P.A., independent certified public accountants, as delivered by PSBG to ANB, and
     (ii) the unaudited consolidated balance sheets of PSBG (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) delivered by PSBG to ANB with respect to periods ended subsequent to December 31, 1999.

          "PSBG Pension Plan" shall have the meaning set forth in Section 5.14(a) of this Agreement.

          "PSBG Stockholders' Meeting" shall mean the meeting of the stockholders of PSBG to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

          "PSBG Subsidiaries" shall mean the Subsidiaries of PSBG, which shall include the PSBG Subsidiaries described in Schedule 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of PSBG in the future and owned by PSBG at the Effective Time.

          "Registration Statement" shall mean the Registration Statement on Form S-4 or Form S-3, or other appropriate form, filed with the SEC by ANB under the 1933 Act in connection with the transactions contemplated by this Agreement.

           "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

           "Related Interests" shall have the meaning set forth in Section 5.15 of this Agreement.

           "S-4 Registration Statement" shall have the meaning set forth in
     Section 5.18 of this Agreement.

           "SEC" shall mean the Securities and Exchange Commission.

           "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

           "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

           "Software" shall have the meaning provided for in Section 5.28 of this Agreement.

           "State Regulator" shall have the meaning set forth in Section 5.9(c) of this Agreement.

           "Subsidiaries" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

           "Surviving Corporation" shall mean PSBG as the surviving Florida banking corporation in the Merger.

           "Takeover Laws" shall have the meaning set forth in Section 5.27 of this Agreement.

           "Tax Opinion" shall have the meaning set forth in Section 9.1(f) of this Agreement.

           "Taxes" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

     11.2  Entire Agreement.  Except as otherwise expressly provided herein,
           ----------------
the Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement.

     11.3  Amendments.  To the extent permitted by Law, this Agreement may be
           ----------
amended by a subsequent writing signed by ANB and PSBG upon the approval of the Boards of Directors of each of ANB and PSBG; provided, however, that after approval of this Agreement by the holders of PSBG Common Stock, there shall be made no amendment that pursuant to applicable Law requires further approval by the PSBG stockholders without the further approval of the PSBG stockholders.

     11.4  Waivers.
           -------

     (a) Prior to or at the Effective Time, ANB, acting through the ANB Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PSBG, to waive or extend the time for the compliance or fulfillment by PSBG of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ANB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ANB.

     (b) Prior to or at the Effective Time, PSBG, acting through the PSBG Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ANB, to waive or extend the time for the compliance or fulfillment by ANB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PSBG under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PSBG.

     11.5  Assignment.  Except as expressly provided for herein, neither this
           ----------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.6  Notices.  All notices or other communications which are required or
           -------
permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     PSBG:               Peoples State Bank of Groveland
                         200 East Broad Street
                         Groveland, Florida 34736
                         Telecopy Number: (352) 429-9896

                         Attention: Wayne M. Turner
                                    President & Chief Executive Officer

     Copy to Counsel:    Shutts & Bowen, LLP
                         20 North Orange Avenue, Suite 1000
                         Orlando, Florida 32801
                         Telecopy Number: (407) 425-8316

                         Attention: Rod Jones


     ANB or Interim:     Alabama National BanCorporation
                         1927 First Avenue North
                         Birmingham, Alabama 35203
                         Telecopy Number: (205) 583-3275

                         Attention: John H. Holcomb, III,
                                    Chief Executive Officer

     Copy to Counsel:    Maynard, Cooper & Gale, P.C.
                         1901 Sixth Avenue North
                         2400 AmSouth/Harbert Plaza
                         Birmingham, Alabama 35203
                         Telecopy Number: (205) 254-1999

                         Attention:    Mark L. Drew

     11.7  Brokers and Finders.  Except as provided in Section 5.24, each of the
           -------------------
Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by PSBG or ANB, each of PSBG and ANB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

     11.8  Governing Law.  Except to the extent the laws of the State of Florida
           -------------
apply to the Merger, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of Laws, except to the extent federal law shall be applicable.

     11.9  Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.10 Captions.  The captions contained in this Agreement are for reference
           --------
purposes only and are not part of this Agreement.

     11.11 Enforcement of Agreement.  The Parties hereto agree that irreparable
           ------------------------
damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.12 Severability. Any term or provision of this Agreement that is invalid
           ------------
or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.13 Singular/Plural; Gender.  Where the context so requires or permits,
           -----------------------
the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.


                 [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, ANB and PSBG have each caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.


                                    Peoples State Bank of Groveland

Attest:


By: /S/ Miriam R. Strong            By: /S/ Wayne M. Turner
    ----------------------------        -------------------------------------
        Its:  Secretary                     Wayne M. Turner
                                    Its: President


[BANK SEAL]



                                    Alabama National BanCorporation

Attest:


By: /S/ Kimberly Moore              By:  /S/ John H. Holcomb, III
    ----------------------------        -------------------------------------
        Its:  Secretary                      John H. Holcomb III
                                    Its:  Chief Executive Officer


[CORPORATE SEAL]

                               List of Exhibits


Exhibit A:          Plan of Merger

Exhibit B:          Form of Rule 145 Agreement

Exhibit C:          Form of Employment Agreement (Turner)

Exhibit D:          Form of Shutts & Bowen, LLP Opinion

Exhibit E:          Form of Maynard, Cooper & Gale, P.C. Opinion

                                   Exhibit A
                                   ---------

                               (Plan of Merger)


                               PLAN OF MERGER OF
                   PEOPLES STATE INTERIM BANK WITH AND INTO
                        PEOPLES STATE BANK OF GROVELAND


     THIS PLAN OF MERGER (this "Plan of Merger") dated October 10, 2000, describing a merger by and between Peoples State Bank of Groveland ("PSBG"), a Florida state chartered bank having its principal office at 200 East Broad Street, Groveland, Florida 34736, and Peoples State Interim Bank ("Interim"), an interim banking corporation in organization under the laws of the State of Florida.

                              W I T N E S S E T H

     WHEREAS, PSBG is a banking corporation chartered under the laws of the State of Florida, the authorized capital stock of which consists of 5,000,000 shares of common stock, $1.667 par value per share ("PSBG Common Stock") of which, at the date hereof, 631,464 shares are issued and outstanding, and none of which are reserved for issuance pursuant to outstanding options;

     WHEREAS, Interim, which is an interim Florida banking corporation in organization pursuant to Section 658.42(2) of the Florida Statutes for purposes of facilitating the transactions provided for herein, will be a wholly-owned subsidiary of Alabama National BanCorporation, a Delaware corporation and a bank holding company registered under the Bank Holding Company Act of 1956 ("ANB");

     WHEREAS, the respective Boards of Directors of PSBG, Interim and ANB deem the merger of Interim with and into PSBG, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective banks, corporations and stockholders, and the respective Boards of Directors have adopted resolutions approving the Agreement and Plan of Merger of even date herewith by and among PSBG and ANB ("Merger Agreement"), providing for all the terms of the merger of Interim with and into PSBG;

     WHEREAS, the Merger Agreement and this Plan of Merger providing for the merger pursuant to Section 658.42 of the Florida Statutes having been approved by the Board of Directors of each of the parties thereto, the Board of Directors of PSBG has directed the Merger Agreement and this Plan of Merger be submitted to the stockholders of PSBG; and

     NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties do hereby agree that the Plan of Merger shall be as follows:

                                   ARTICLE 1
                              TERMS OF THE MERGER
                              -------------------

     1.1  The Merger.  Subject to the terms and conditions of this Plan of
          ----------
Merger, at the Effective Time (as hereinafter defined), Interim shall be merged with and into PSBG pursuant to the provisions of, and with the effect provided under, Florida law (said transaction being hereinafter referred to as the "Merger"), such that from and after the Effective Time, PSBG shall be a wholly-owned subsidiary of ANB. On the Effective Time, the separate existence of Interim shall cease and PSBG, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (PSBG as existing on and after the Effective Time being hereinafter sometimes referred to as the "Surviving Bank.") The name of the Surviving Bank shall be and remain "Peoples State Bank of Groveland."

     1.2  Effective Time.  The Articles of Merger evidencing the transactions
          --------------
contemplated herein shall be delivered for filing to the Secretary of State of the State of Florida (the "Secretary"). The Merger shall become effective at the time and on the date the Articles of Merger are accepted for filing by the Secretary, or such later time and date as agreed to by the parties and specified in the Articles of Merger (such date being referred to herein as the "Effective Time").

     1.3  Effect of the Merger.  The Merger shall have the effects specified in
          --------------------
Section 658.45 of the Florida Statutes.

                                   ARTICLE 2
                      ARTICLES OF INCORPORATION AND BYLAWS
                      ------------------------------------

     The Articles of Incorporation and the Bylaws of PSBG in effect immediately prior to the Effective Time shall be the Articles of Incorporation and the Bylaws of the Surviving Bank, in each case until amended in accordance with applicable law. The complete text of the Articles of Incorporation of the Surviving Bank is set forth at Exhibit A hereto, which such Exhibit is
                               ---------
incorporated by reference herein.

                                   ARTICLE 3
                               BOARD OF DIRECTORS
                               ------------------

     At the Effective Time, the Officers of the Surviving Bank shall consist of those persons serving as executives of PSBG immediately prior to the Effective Time, and the Board of Directors shall consist of those persons serving as directors of PSBG immediately prior to the Effective Time, together with John H. Holcomb III and Richard Murray IV. The name and address of each such officer and director is set forth on Exhibit B hereto. Directors of the Surviving Bank will
                         ---------
be elected annually and shall serve until the next election of directors or until their successors are duly elected and qualified.

                                   ARTICLE 4
                          BUSINESS OF BANK AND OFFICES
                          ----------------------------

     4.1  Business of Surviving Bank.  The business of the Surviving Bank shall
          --------------------------
be that of a state banking corporation. The Surviving Bank shall not have trust powers as of the Effective Time.

     4.2  Principal Office and Branches.  The principle offices of the Surviving
          -----------------------------
Bank shall be located at 200 East Broad Street, Groveland, Florida 34736. A list of the branches of the Surviving Bank is attached hereto as Exhibit C.
                                                                 ---------

                                   ARTICLE 5
                                 CAPITAL STOCK
                                 -------------

     5.1  Conversion of Shares.  Subject to the provisions of this Article 5, at
          --------------------
the Effective Time, by virtue of the Merger and without any action on the part of ANB, PSBG or Interim, or their respective stockholders, the shares of the constituent corporations shall be converted in the manner set forth in Article 3 of the Merger Agreement as attached hereto as Exhibit D and incorporated herein
                                              ---------
by reference, and stockholders of PSBG shall be entitled to shares of ANB common stock as provided therein, except to the extent that such stockholders of PSBG have purportedly exercised dissenters' rights or as otherwise provided in the Merger Agreement.

     5.2  Capital of Surviving Bank.  At the Effective Time, the Surviving Bank
          -------------------------
shall have authorized capital stock of 5,000,000 shares of common stock, par value $1.67 per share, of which 1,000 shall be issued and outstanding to ANB. The Surviving Bank shall have surplus and retained earnings equal to the capital accounts of PSBG and Interim immediately prior to the Effective Time. All such amounts of surplus and retained earnings shall be adjusted for normal earnings and expenses and for any accounting adjustments relating to the Merger provided for herein.

                                   ARTICLE 6
                              CONDITIONS TO MERGER
                              --------------------

     This Plan of Merger is subject to the following terms and conditions:

     6.1  Merger Agreement Conditions.  The obligations of PSBG and Interim to
          ---------------------------
effect the Merger as herein provided shall be subject to the satisfaction, unless duly waived, of the conditions set forth in the Merger Agreement, which conditions are incorporated herein by reference to the Merger Agreement.

     6.2  Regulatory Approvals.  The Florida Department of Banking and Finance
          --------------------
shall have approved this Plan of Merger and shall have issued all other necessary authorizations and approvals for the Merger, including the Certificate of Merger. The appropriate federal regulatory agencies shall have approved the Merger and the transactions provided for in the Merger Agreement and shall have issued all other necessary authorizations and approvals for the Merger and the transactions provided for in the Merger Agreement, and any statutory waiting period shall have expired.

                                   ARTICLE 7
                             STOCKHOLDER APPROVAL
                             --------------------

     This Plan of Merger has been approved by the written consent of ANB, the sole shareholder of Interim, and the affirmative vote of holders of at least a majority of the outstanding PSBG Common Stock at a meeting of stockholders duly called by the Directors of PSBG or as otherwise provided in its bylaws. PSBG and Interim shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of actions, and the satisfaction of all other requests prescribed by law or otherwise necessary or appropriate for consummation of the Merger and the transactions contemplated thereby, including, without limitation, any necessary regulatory approvals and consents.

                                   ARTICLE 8
                               FURTHER ASSURANCES
                               ------------------

     If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances, or assurances are necessary or desirable to vest, perfect, or confirm in the Surviving Bank title to any property or rights of Interim, or otherwise carry out the provisions hereof, the proper officers and directors of Interim, as of the Effective Time, and thereafter the officers of the Surviving Bank, acting on behalf of Interim, shall execute and deliver any and all property or assignments, conveyances, and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

                                   ARTICLE 9
                          ABANDONMENT AND TERMINATION
                          ---------------------------

     Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the stockholders of PSBG, this Plan of Merger may be terminated and the Merger abandoned as provided in the Merger Agreement. Any termination of the Merger Agreement pursuant to the terms thereof shall for all purposes constitute a termination of this Plan of Merger.

                                   ARTICLE 10
                                 MISCELLANEOUS
                                 -------------

     10.1 This Plan of Merger may be amended or supplemented at any time by mutual agreement of PSBG and Interim. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and shall be subject to the proviso in Section 11.3 of the Merger Agreement.

     10.2 Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Merger Agreement.

     10.3 The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

     10.4 This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and entirely to be performed in such jurisdiction, except to the extent federal law may applicable.

     10.5 Notwithstanding anything to the contrary herein or elsewhere, this Plan of Merger is subject to the terms and conditions of the Merger Agreement, which are incorporated herein by reference. In the event of any inconsistency or conflict in the terms or conditions of this Plan of Merger and those of the Merger Agreement, the terms and conditions of the Merger Agreement shall control.



                 [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, PSBG and Interim have caused the signatures and seals of said constituent banks to be affixed hereto as of the date first set forth above, each hereunto set by its President or a Vice President and attested by its Cashier or Secretary, pursuant to a resolution of its Board of Directors, acting by a majority thereof.



                              Peoples State Bank of Groveland
Attest:


By: _______________________     By: ________________________________
     Its: Secretary                      Wayne M. Turner
                                Its: President



                              Peoples State Interim Bank (in organization)
Attest:


By: _______________________     By: ________________________________
     Its: Secretary                      Wayne M. Turner
                                Its: President

                                   Exhibit B
                                   ---------


                          (Form of Rule 145 Agreement)



                                     [Date]


Alabama National BanCorporation
1927 First Avenue North
Birmingham, Alabama 35203

Ladies and Gentlemen:

     The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of Peoples State Bank of Groveland, a Florida banking corporation ("PSBG"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of __________________, ______, (the "Merger Agreement"), executed by PSBG; Alabama National BanCorporation, a Delaware corporation ("ANB"); and [Peoples State Interim Bank], an interim Florida banking corporation and a wholly-owned subsidiary of ANB ("Interim"), Interim will be merged with and into PSBG (the "Merger").

     As a result of the Merger, the undersigned may receive shares of common stock, par value $1.00 per share, of ANB (such shares received by the undersigned as a result of the Merger are hereinafter referred to as the "ANB Securities") in exchange for any shares owned by the undersigned of common stock of PSBG. Each of ANB and PSBG have agreed in the Merger Agreement to use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment. In order to qualify for pooling-of-interests accounting treatment, affiliates of PSBG are required to restrict transactions in ANB Securities for specified time periods following the Closing of the Merger in compliance with APB Opinion No. 16.

The undersigned represents, warrants and covenants to ANB that:

     a. The undersigned shall not make any sale, transfer or other disposition of the ANB Securities in violation of the Act or the Rules and Regulations.

     b. The undersigned has carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of ANB Securities, to the extent the undersigned has considered necessary, with the undersigned's counsel or counsel for PSBG.

     c. The undersigned has been advised that the issuance of ANB Securities to the undersigned pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger was submitted for a vote of the shareholders of PSBG, the undersigned may be deemed to have been an affiliate of PSBG and the distribution by the undersigned of the ANB Securities has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of ANB Securities issued to the undersigned in the Merger unless (1) such sale, transfer or other disposition has been registered under the Act, (2) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act (as hereafter amended, "Rule 145"), (3) ANB has received an opinion of counsel reasonably acceptable to ANB (or other evidence reasonably acceptable to ANB) that such sale, transfer or other disposition is otherwise exempt from registration under the Act or (4) Rule 145 is amended by the Commission to eliminate the resale limitations that are based on a "presumptive underwriter" approach, as currently proposed by the Commission in Release
No. 33-7391 on February 20, 1997 (the "Proposed Rule 145 Amendment").

     d. The undersigned understands that ANB is under no obligation to register the sale, transfer or other disposition of the ANB Securities by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     e. The undersigned also understands that stop transfer instructions will be given to ANB's transfer agent with respect to the ANB Securities and that there will be placed on the certificates for the ANB Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

          "THE SHARES REPRESENTED BY THE CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED _______________, ______, BETWEEN THE REGISTERED HOLDER HEREOF AND ALABAMA NATIONAL BANCORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ALABAMA NATIONAL BANCORPORATION."

     f. The undersigned also understands that unless the transfer by the undersigned of the undersigned's ANB Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, ANB reserves the right to put the following legend on the certificates issued to the undersigned's transferee:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     It is understood and agreed that the legends set forth in paragraphs e. and
f. above shall be removed by delivery of substitute certificates without such legend and the related stop transfer instructions will be lifted forthwith, at such time as (1) the undersigned is not an affiliate of ANB and a period of at least one year (as determined in accordance with paragraph (d) of Rule 144 under the Act) has elapsed since the date of consummation of the Merger, and ANB meets the requirements of paragraph (c) of Rule 144 under the Act, (2) the undersigned is not, and has not been for at least three months, an affiliate of ANB, and a period of at least two years (as determined in accordance with paragraph (d) of Rule 144 under the Act) has elapsed since the date of consummation of the Merger, (3) ANB shall have received an opinion of counsel or other evidence, in each case reasonably acceptable to ANB, that such legend and stop transfer instructions are not required for purposes of the Act or (4) the Proposed Rule 145 Amendment or similar amendments eliminating the restrictions on resale based on a "presumptive underwriter" approach shall have become final under the Rules and Regulations.

     g. The undersigned agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of PSBG common stock within 30 days prior to the Effective Time (as defined in the Merger Agreement). The undersigned agrees that until the publication of financial results covering at least 30 days of post-Merger combined operations of ANB and PSBG (the "Holding Period"), he will not sell, pledge, transfer or otherwise dispose of any shares of the ANB Securities, except for pledges by the undersigned of all or part of the ANB Securities to secure full recourse loans which have a loan term that is greater than the Holding Period, provided the lender for such loan or loans accepts any pledge of such ANB Securities subject to the terms of this letter agreement. The undersigned agrees that the shares of ANB Securities to be issued to him in the Merger will bear a restrictive transfer legend in substantially the following form:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT DATED __________________, ________ WHICH RESTRICTS ANY SALE OR OTHER TRANSFER OF SUCH SHARES PRIOR TO THE PUBLIC RELEASE BY ALABAMA NATIONAL BANCORPORATION ("ANB") OF 30 DAYS OF POST-MERGER COMBINED OPERATIONS OF ANB AND PSBG, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ANB."

Following a written request from the undersigned addressed to the Corporate Secretary of ANB, ANB agrees to instruct its transfer agent to remove the restrictive legend from any certificates evidencing shares subject hereto promptly following the expiration of the transfer restrictions described in Paragraph g.

     Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of PSBG as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                    Very truly yours,



                                    _________________________________
                                    [Name of Affiliate]

Accepted this _____  day of __________, __________ by

ALABAMA NATIONAL BANCORPORATION

By: _______________________________________

Name: _______________________________

Title: ____________________________________

                                   Exhibit C
                                   ---------


                    (Form of Employment Agreement - Turner)

                              EMPLOYMENT AGREEMENT
                              --------------------

     This Employment Agreement (this "Agreement") is made and entered into this [_____] day of [____________], [_____] (the "Effective Date"), by and between
Alabama National BanCorporation, a Delaware corporation ("ANB"); Peoples State Bank of Groveland, a Florida banking corporation ("Bank"; hereinafter together with ANB referred to as "Employer"); and Wayne M. Turner ("Executive").

                                    Recitals
                                    --------

     WHEREAS, pursuant to that certain Agreement and Plan of Merger dated [_____________], 2000, between ANB and Bank (the "Merger Agreement"), Bank has become a wholly-owned subsidiary of ANB; and

     WHEREAS, Executive has been and continues to serve as the President and Chief Executive Officer of Bank, and, as a condition to the consummation of the transactions provided for in the Merger Agreement, Executive and Employer have agreed to enter into this Agreement.

                                   Agreement
                                   ---------

     NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1.   Employment.  Employer agrees to employ Executive and Executive agrees
          ----------
to be employed by Employer, subject to the terms and provisions of this Agreement.

     2.   Term.  The employment of Executive by Employer as provided in Section
          ----
1 will be for a period of three (3) years commencing at the Effective Date, unless earlier terminated in accordance with the provisions of Section 9 hereof; provided, however, that the obligations and rights set forth in Sections 7 and 8 hereof shall survive termination of this Agreement, as more particularly described in Section 9 below.

     3.   Duties; Extent of Services.  Executive shall perform for Bank all
          --------------------------
duties incident to the positions of President and Chief Executive Officer of Bank, under the direction of the board of directors of Bank or its designee. In addition, Executive shall engage in such other services for Bank or its affiliated companies as Employer from time to time shall direct. The precise services of Executive and the title of Executive's position may be extended, curtailed or modified by Bank from time to time without affecting the enforceability of the terms of this Agreement. Executive shall use his best efforts in, and devote his entire time, attention and energy, to Bank's business and shall not during the term hereof be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

     4.   Compensation.  From the Effective Date through the termination of this
          ------------
Agreement:

     (a) Executive's total annual cash salary shall be an amount not less than One Hundred Twenty Five Thousand Dollard ($125,000), payable with the same frequency as the salaries of other employees of Employer;

     (b) Executive shall be entitled to vacation days, paid holidays and sick days, and to participate in Employer's retirements plan, as provided in Bank's Personnel Policy and as such may be amended from time to time;

     (c) Executive shall be entitled to a $550 monthly automobile allowance or, at the option of Employer, to the use of an automobile owned by Employer; and

     (d) Within five (5) days of the Effective Date, Executive shall be entitled to a one-time bonus in the amount of Three Hundred Seventy Five Thousand Dollars ($375,000).

     5.   Compliance With Rules and Policies.  Executive shall comply with all
          ----------------------------------
of the rules, regulations, and policies of Employer now or hereinafter in effect. He shall promptly and faithfully do and perform any and all other duties and responsibilities which he may, from time to time, be directed to do by the board of directors of Bank or ANB or their respective designee.

     6.   Representation of Executive.  Executive represents to Employer that he
          ---------------------------
is not subject to any rule, regulation or agreement, including without limitation, any noncompete agreement, that purports to, or which reasonably could, be expected to limit, restrict or interfere with Executive's ability to engage in the activities provided for in this Agreement.

     7.   Disclosure of Information.
          -------------------------

     (a) Executive acknowledges that any documents and information, whether written or not, that come into Executive's possession or knowledge during Executive's course of employment with Employer, including, without limitation the financial and business conditions, goals and operations of customers of Bank, ANB or any of their respective affiliates or subsidiaries as the same may exist from time to time (collectively, "Confidential Information"), are valuable, special and unique assets of Employer's business. Executive will not, during or after the term of this Agreement, (i) disclose any written Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever, or (ii) use any written Confidential Information for any reason other than to further the business of Employer. Executive agrees to return any written Confidential Information, and all copies thereof, upon the termination of Executive's employment (whether hereunder or otherwise). In the event of a breach or threatened breach by Executive of the provisions of this Section 7, in addition to all other remedies available to Employer, Employer shall be entitled to an injunction restraining Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed. Executive further agrees that he will not divulge to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer, any of Employer's business methods, sales, services, or techniques, regardless of whether the same is written or not.

     (b) If Executive breaches or violates the terms of his agreement not to disclose, he will pay any damages proven by Employer, including reasonable attorney fees, whether or not suit be instituted.

     8.   Competition.
          -----------

     (a) During the period of his employment by Employer and, subject to extension as provided for in Section 9 below, for a period of one (1) year after such employment (whether such employment shall have ended by reason of the expiration or termination of this Agreement or otherwise), Executive will not, individually or as an employee, agent, officer, director or shareholder of or otherwise through any corporation or other business organization, directly or indirectly, (i) carry on or engage in the business of banking or any similar business in any territory in which Bank or ANB or any of their respective subsidiaries or affiliates is conducting business; (ii) perform services for, as an employee, consultant or otherwise, any bank, bank holding company, corporation or other person or entity that has a branch or office in, or conducts any banking or similar business in any territory in which Bank or ANB or any of their respective subsidiaries or affiliates is conducting business;
(iii) solicit or do banking or similar business with any existing or prospective customer of Bank or ANB or any of their respective subsidiaries or affiliates in any territory in which Bank or ANB or any of their respective subsidiaries or affiliates is conducting business; or (iv) solicit any employee of Bank or ANB or any of their subsidiaries or affiliates to leave his or her employment with

Bank or ANB or any of their subsidiaries or affiliates for any reason, or hire any such employee of Bank or ANB or any of their subsidiaries or affiliates, without the prior written consent of ANB.

     (b) Executive represents that his experience and capabilities are such that the provisions of this Section 8 will not prevent him from earning a livelihood.

     (c) If Executive violates the provisions of Section 8(a) above, the period during which the covenants set forth therein shall apply shall be extended one
(1) day for each day in which a violation of such covenants occurs; and if suit be brought to enforce such covenants and one or more violations by Executive be established, then Employer shall be entitled to an injunction restraining Executive from further violations for a period of one (1) year from the date of the final decree, less only such number of days that Executive shall have not violated such covenants. The purpose of this provision is to prevent Executive from profiting from his own wrong if he violates such covenants.

     (d) If Executive breaches or violates the terms of the covenants set forth in Section 8(a) not to compete, he will pay all costs incurred by Employer in securing an injunction hereunder and/or securing payment of the liquidated damages specified herein, including a reasonable attorney's fee, whether or not suit be instituted; and Executive waives all right to claim exemptions of personal property under the laws and Constitution of the State of Florida or any other state of the United States.

     (e) For purposes of Section 8(a), Executive shall be deemed to be engaged in any activity engaged in by a person or an entity between Executive and whom or which no deduction is allowable in respect to any loss from the sale or exchange of property pursuant to Section 267 of the Internal Revenue Code of 1986 or whose stock in any corporation or interest in any partnership would be deemed to be owned by Executive pursuant to Section 318 of the Internal Revenue Code of 1986.

     9.  Termination.
         -----------

     (a) If Employer terminates Executive's employment hereunder "For Cause," all rights and obligations specified in Section 8 shall survive any such termination through the fourth (4th) anniversary of the Effective Date, and Executive shall not be entitled to any further compensation from Employer. "For Cause" shall mean (i) abuse of or addiction to intoxicating drugs (including alcohol); (ii) any act on the part of Executive which constitutes fraud, malfeasance of duty or conduct grossly inappropriate to Executive's office and is demonstrably likely to lead to material injury to Bank, ANB or a successor or affiliate of Bank or ANB; (iii) a felony indictment of Executive; or (iv) the suspension or removal of Executive by federal or state banking regulatory authorities. In addition, the services of Executive and the obligations of ANB under this Agreement may be terminated For Cause by Employer due to the death or total disability of Executive. For purposes of this Section 9, the term "total disability" shall mean Executive's inability, as a result of illness or injury, to perform the normal duties of his employment for a period of ninety (90) consecutive days.

     (b) If Employer terminates Executive other than For Cause, Executive shall continue to receive the minimum cash compensation provided for in Section 4(a) through the third (3rd) anniversary of the Effective Date, and all rights and obligations specified in Section 8 shall survive such termination until the first (1/st/) anniversary of the date of such termination. Other than the payment provided for in this Section 9(b), Executive acknowledges that he shall not be entitled to any other payments, benefits or damages from Employer in connection with a termination of Executive by Employer other than For Cause, and Executive hereby waives all rights and claims with respect thereto.

     (c) If Executive terminates his employment hereunder for any reason prior to the third (3rd) anniversary of the Effective Date, (i) all rights and obligations specified in Section 8 shall survive any such termination through the first (1/st/) anniversary of the date of such termination, (ii) Executive shall not be entitled to any further compensation from Employer, and (iii) Employer shall be entitled to all remedies available under this Agreement and applicable law; provided, however, that, at Employer's sole option and election, Employer may continue paying to Executive the minimum cash compensation provided for in Section 4(a) through the third (3rd) anniversary of the Effective Date (each such payment, a "Continuation Payment"), and all rights and obligations specified in Section 8 shall survive such termination through the first (1/st/) anniversary of the date of the final Continuation Payment, not to exceed the fourth (4/th/) anniversary of the Effective Date.

     (d) The provisions of Section 7 shall survive regardless of any termination of Executive's employment hereunder, whether voluntary or involuntary.

     10.  Notice.  For the purposes of this Agreement, notices and demands shall
          ------
be deemed given when mailed by United States mail, addressed in the case of Bank to _______________________, Attention: Chairman of the Board of Directors, with a copy to ANB at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203, Attention: Chief Executive Officer; or in the case of Executive, to:

                   _______________________________________
                   _______________________________________
                   _______________________________________


     11.  Miscellaneous.  No provision of this Agreement may be modified, waived
          -------------
or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Alabama without regard to principles of conflicts of laws. This Agreement supersedes and cancels any prior employment agreement or understanding entered into between Executive and PSBG, including but not limited to that certain Associate Agreement dated January 1, 1998.

     12.  Validity. Should any court of competent jurisdiction decide, hold,
          --------
adjudge or decree that any provision, clause or term of this Agreement is invalid, void or unenforceable, such determination shall not affect any other provision of this Agreement, and all other provisions of this Agreement shall remain in full force and effect as if such void or unenforceable provision, clause or term had not been included herein. Such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance, and the parties agree that the scope of this Agreement is intended to extend to Employer the maximum protection permitted by law. The parties expressly deem the length of time and the size of the territory provided for in Section 8 of this Agreement to be reasonable. If, however, any court of competent jurisdiction decides, holds, adjudges or decrees that the length of time and/or the size of the territory provided for in Section 8 of this Agreement is/are unreasonable, then it is the express intent of the parties that such court determine the length of time and/or size of the territory that is/are reasonable and that such court enforce the terms of this Agreement in accordance with such determination.

     13.  Default.
          -------

     (a) If Executive breaches or violates any of the covenants, conditions, or terms of this Agreement on his part to be performed, Employer shall have the right, without notice to Executive, to obtain a writ of injunction against him restraining him from violating any such covenant, condition, or term, such notice being hereby expressly waived by Executive; and, if Employer secures an injunction against Executive for alleged breaches or violations by him of any covenant, condition, or term of this Agreement and the injunction is for any reason dissolved, Executive hereby expressly releases and discharges each of Bank and ANB from and against any claim which he may have for damages, loss, cost or expense with respect to, and he will make no claim against either of Bank or ANB by reason of, the wrongful issuance of any such injunction; and Executive hereby waives any and all claims for such damages, loss, cost or expense arising in that connection.

     (b) Additionally, in the event of any conduct by Executive violating any provision of this Agreement, Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for such conduct, to enforce specific performance of such provision or to obtain any other relief or any combination of the foregoing that Employer may elect to pursue.

     14.  Parties.  This Agreement shall be binding upon and shall inure to the
          -------
benefit of any successors or assigns to Bank or ANB. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

     15.  Jurisdiction and Venue.  Any proceeding to enforce the provisions of
          ----------------------
this Agreement or the declaration of any rights arising from the provisions of this Agreement shall only be brought by Executive and may be brought by the Employer in the Circuit Court of Jefferson County, Alabama or, if federal jurisdictional requirements are met, in the United States District Court for the Northern District of Alabama. Executive and Employer hereby waive any present or future objection to such venue and irrevocably consent and submit to the non-exclusive jurisdiction in personam of such courts.

     16.  Definitions.  Any capitalized terms not otherwise defined herein shall
          -----------
have the meanings ascribed to them in the Merger Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Executive and by a duly authorized officer of each of Bank and ANB as of the date first above written.


                              "Executive":


                              ____________________________________________
                              Wayne M. Turner



                              "Bank":


                              Peoples State Bank of Groveland


                              By: ______________________________________
                                    John H. Holcomb, III, Chairman



                              "ANB":


                              Alabama National BanCorporation


                              By: ______________________________________
                                    John H. Holcomb, III, CEO

                                   Exhibit D
                                   ---------

                   (Form of opinion of Shutts & Bowen, LLP)

                      [Letterhead of Shutts & Bowen, LLP]


                                [Closing Date]


BY HAND DELIVERY
----------------

Alabama National BanCorporation
1927 First Avenue North
Birmingham, Alabama 35203
Attn: Chairman

     Re: Agreement and Plan of Merger between Alabama National BanCorporation ("ANB") and Peoples State Bank of Groveland

Gentlemen:

     We are counsel to Peoples State Bank of Groveland, a Florida banking corporation located in Groveland, Florida ("PSBG"), and have represented PSBG in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of [________], 2000 (the "Agreement"), by and between ANB and PSBG.

     This opinion is delivered pursuant to Section 9.2(e) of the Agreement. Capitalized terms used in this opinion shall have the meaning set forth in the Agreement. The opinions expressed herein are limited to matters of federal laws of the United States and the laws of the States of Delaware and Florida.

     In rendering this opinion, we have examined the corporate books and records of PSBG and made such other investigations as we have deemed necessary. We have relied upon certificates of public officials and officers of PSBG as to certain questions of fact.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. PSBG is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on the business in which it is engaged as described in the proxy statement used to solicit the approval by the stockholders of PSBG of the transactions provided for in the Agreement (the "Proxy Statement") and to own the properties owned by it.

     2. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of PSBG or, to the best of our knowledge but without any independent investigation, result in any conflict with, breach of or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any PSBG Company is a party or by which any PSBG Company is bound.

     3. In accordance with the Bylaws of PSBG and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement, together with the Plan of Merger referenced therein, has been duly adopted and approved by the Board of Directors of PSBG and by the stockholders of PSBG at the PSBG Stockholders' Meeting.

Alabama National BanCorporation
[Closing Date]
Page ___



     4.   The Agreement and the Plan of Merger attached as Exhibit A thereto
                                                           ---------
(the "Plan of Merger") have been duly and validly executed and delivered by PSBG and, assuming valid authorization, execution and delivery by ANB, constitute valid and binding agreements of PSBG enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

     5. The authorized capital stock of PSBG consists of 5,000,000 shares of PSBG Common Stock, of which 631,464 shares were issued and outstanding as of the date hereof. The shares of PSBG Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of stockholders and were duly issued and are fully paid and nonassessable under the laws of the State of Florida and any other applicable Laws. Except as set forth in Section 5.3(a) of the Agreement, there are no options, subscriptions, warrants, calls, rights or commitments obligating PSBG to issue any equity securities or acquire any of its equity securities.

     6. No consent, approval, authorization or other action by, or filing with, any Regulatory Authority is required for PSBG's execution and delivery of the Agreement and the consummation of the Merger, other than any consent, approval or authorization which has been previously received by PSBG. The Merger of Interim with and into PSBG, as provided for in the Plan of Merger, is authorized under the Florida Statutes, and, at the Effective Time, PSBG shall become a wholly-owned subsidiary of ANB.



     This opinion is delivered solely for reliance by ANB.

                                    Sincerely,


                                    Shutts & Bowen, LLP


                                    By: __________________________

                                   Exhibit E
                                   ---------


               (Form of opinion of Maynard, Cooper & Gale, P.C.)


                  [Letterhead of Maynard, Cooper & Gale, P.C.]


                                 [Closing Date]


BY HAND DELIVERY
----------------

Peoples State Bank of Groveland
200 East Broad Street
Groveland, Florida 34736
Attn: Chairman

     Re: Agreement and Plan of Merger between Alabama National BanCorporation and Peoples State Bank of Groveland

Gentlemen:

     We are counsel to Alabama National BanCorporation ("ANB"), a corporation organized and existing under the laws of the State of Delaware, and have represented ANB in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of [_____], 2000 (the "Agreement"), by and between ANB and Peoples State Bank of Groveland, a Florida banking corporation located in Groveland, Florida ("PSBG").

     This opinion is delivered pursuant to Section 9.3(d) of the Agreement. Capitalized terms used in this opinion shall have the meaning set forth in the
Agreement.   The opinions expressed herein are limited to matters of federal laws of the United States and the laws of the States of Delaware and Alabama.

     In rendering this opinion, we have examined the corporate books and records of ANB and made such other investigations as we have deemed necessary. We have relied upon certificates of public officials and officers of ANB as to certain questions of fact.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. ANB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and ANB has the full corporate power and authority to carry on the business in which it is engaged as described in the proxy statement used to solicit the approval by the stockholders of PSBG of the transactions provided for the Agreement ("Proxy Statement") and to own the properties owned by it.

     2. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Certificate of Incorporation or Bylaws of ANB or, to the best of our knowledge but without any independent investigation, result in any conflict with, breach of, or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any ANB Company is a party or by which any ANB Company is bound.

     3. In accordance with the Bylaws of ANB, the Agreement has been duly adopted and approved by the Board of Directors of ANB.

     4. The Agreement has been duly and validly executed and delivered by ANB and, assuming valid authorization, execution and delivery by PSBG, constitutes a valid and binding agreement of ANB enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

     5. The authorized capital stock of ANB consists of 17,500,000 shares of ANB Common Stock, of which [11,047,305] shares were issued and outstanding as of [_____________], [_______], and 100,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The shares of ANB Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of stockholders, were duly issued and are fully paid and nonassessable under the Delaware General Corporation Law. The shares of ANB Common Stock to be issued to the stockholders of PSBG as contemplated by the Agreement are duly authorized, and when properly issued and delivered following consummation of the Merger will be validly issued, fully paid and nonassessable.

     This opinion is delivered solely for reliance by PSBG.

                                    Sincerely,

                                    MAYNARD, COOPER & GALE, P.C.



                                    By: _______________________________

                                                                      Appendix B
                                                                      ----------




                        PROVISIONS OF FLORIDA STATUTES
                        RELATING TO DISSENTERS' RIGHTS

                                  APPENDIX B

                PROVISIONS OF THE FLORIDA STATUTES RELATING TO
                              DISSENTERS' RIGHTS


                           The 2000 Florida Statutes

                                 Title XXXVIII
                               BANKS AND BANKING
                                  Chapter 658
                    Banking Code: Banks And Trust Companies

658.44  Approval by stockholders; rights of dissenters; preemptive rights.--

     (1) The department shall not issue a certificate of merger to a resulting state bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the department, has been approved:

          (a) By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and

          (b) After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in s. 607.0704.

     Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or state trust company as set forth in the plan of merger and merger agreement.

     (2) Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to s. 607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders will be entitled to payment in cash of the value of only those shares held by the stockholders:

          (a) Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;

          (b) As to which, if the proposed action is to be by written consent of stockholders pursuant to s. 607.0704, such written consent is not given by the holder thereof; or

          (c) With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to s. 607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement.

     Hereinafter in this section, the term "dissenting shares" means and includes only those shares, which may be all or less than all the shares of any class owned by a stockholder, described in paragraphs (a), (b), and (c).

     (3) On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.

     (4) The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.

     (5) The value of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined as of the effective date of the merger by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors of the resulting state bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such dissenting shares, the department shall cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal shall be paid by the resulting state bank or trust company.

     (6) Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.

     (7) The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.

     (8) The stock, rights, obligations, and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares of stock or of any of the rights, obligations, or other securities of such resulting bank or trust company or of any of the constituent banks or trust companies.

     (9) After approval of the plan of merger and merger agreement by the stockholders as provided in subsection (1), there shall be filed with the department, within 30 days after the time limit in s. 658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the department, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or trust company, respectively, with the corporate seal impressed thereon.

                                                                      Appendix C
                                                                      ----------



                            FINANCIAL STATEMENTS OF
                        PEOPLES STATE BANK OF GROVELAND


                        PEOPLES STATE BANK OF GROVELAND

                             FINANCIAL STATEMENTS

                          DECEMBER 31, 1999 AND 1998

                         INDEX TO FINANCIAL STATEMENTS

                                      OF

                        PEOPLES STATE BANK OF GROVELAND
================================================================================




                                                                   Page
                                                                   ----

1.  Independent Auditor's Report.................................  C-2

2.  Statements of Financial Condition, December 31, 1999
    and 1998.....................................................  C-3

3.  Statements of Income for the years ended December 31, 1999 and 1998.....................................................  C-4

4.  Statements of Changes in Stockholders' Equity for the years ended December 31, 1999 and 1998.............................  C-5

5.  Statements of Cash Flows for the years ended December 31,
    1999 and 1998................................................  C-6

6.  Notes to Financial Statements................................  C-8

7.  Compilation Report...........................................  C-24

8.  Statements of Financial Condition, September 30, 2000 and
    1999 (unaudited).............................................  C-25

9.  Statements of Income for the nine months ended September 30,
    2000 and 1999 (unaudited)....................................  C-26

10. Statement of Changes in Stockholders' Equity for the nine months ended September 30, 2000 and 1999 (unaudited).........  C-27

11. Statement of Cash Flows for the nine months ended
    September 30, 2000 and 1999 (unaudited)......................  C-28

12. Notes to Unaudited Financial Statements......................  C-30

                         Independent Auditor's Report


To the Board of Directors and Stockholders of Peoples State Bank of Groveland

We have audited the accompanying statements of financial condition of Peoples State Bank of Groveland as of December 31, 1999 and 1998, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peoples State Bank of Groveland as of December 31, 1999 and 1998, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Beemer, Kuehnhackl & Company, P.A.

March 24, 2000

--------------------------------------------------------------------------------
                       PEOPLES STATE BANK OF GROVELAND
================================================================================

                       STATEMENTS OF FINANCIAL CONDITION

                                                                                            December 31,
                                                                                ------------------------------------
                                                                                        1999               1998
                                                                                ----------------    ----------------
                                              ASSETS
Cash and due from banks                                                         $       4,930,095  $       3,952,383
Interest-bearing deposits with banks                                                      289,826          1,032,456
Federal funds sold                                                                      2,248,000          1,087,000
Investments available-for-sale                                                          8,800,268          9,684,855
Loans, net                                                                             82,285,741         59,147,909
Other real estate owned                                                                   179,964                  -
Premises and equipment, net                                                             2,285,664          2,538,073
Accrued interest receivable                                                               521,878            458,057
Cash surrender value of life insurance                                                  1,712,063          1,617,446
Deferred taxes                                                                            197,227                  -
Prepaid and other assets                                                                  168,677            156,450
------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                    $     103,619,403  $      79,674,629
========================================================================================================================

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
    Demand -
        Noninterest bearing                                                     $      17,257,532  $      13,504,908
        Interest bearing                                                               11,956,033         10,782,004
    Savings deposits                                                                    6,611,533          7,589,298
    NOW accounts                                                                        6,153,614          5,714,632
    Time deposits                                                                      45,117,430         32,250,745
------------------------------------------------------------------------------------------------------------------------

Total deposits                                                                         87,096,142         69,841,587

------------------------------------------------------------------------------------------------------------------------

Federal funds purchased and securities sold
    under repurchase agreements                                                         1,855,471          1,828,702
Other borrowed funds                                                                    6,000,000                  -
Accrued interest payable and other liabilities                                            639,154            482,148
------------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                      95,590,767         72,152,437
------------------------------------------------------------------------------------------------------------------------

Stockholders' equity:
    Common stock, $1.67 par value; 5,000,000 shares authorized;
        691,200 shares issued                                                           1,152,000          1,152,000
    Additional paid-in capital                                                            288,000            288,000
    Accumulated other comprehensive income                                               (240,426)             4,132
    Retained earnings                                                                   7,416,665          6,665,663
    Treasury stock, 59,736 shares, at cost                                               (587,603)          (587,603)
------------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                              8,028,636          7,522,192
Commitments and contingent liabilities                                                          -                  -
------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $     103,619,403  $      79,674,629
========================================================================================================================

  The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                             STATEMENTS OF INCOME

                                                                                        For the years ended
                                                                                            December 31,
                                                                                ------------------------------------
                                                                                       1999                1998
                                                                                -----------------    ---------------
Interest income:
    Loans                                                                       $       6,386,734    $     5,113,584
    Investment securities                                                                 526,536            606,879
    Federal funds sold                                                                    188,084            165,374
-----------------------------------------------------------------------------------------------------------------------
         Total interest income                                                          7,101,354          5,885,837
-----------------------------------------------------------------------------------------------------------------------

Interest expense:
    Deposits                                                                            2,801,635          2,484,903
    Other borrowings                                                                      222,270             24,582
-----------------------------------------------------------------------------------------------------------------------
         Total interest expense                                                         3,023,905          2,509,485
-----------------------------------------------------------------------------------------------------------------------
Net interest income                                                                     4,077,449          3,376,352
Provision for loan losses                                                                 152,500          -
-----------------------------------------------------------------------------------------------------------------------
         Net interest income after provision for loan losses                            3,924,949          3,376,352
-----------------------------------------------------------------------------------------------------------------------

Noninterest income:
    Charges related to deposit accounts                                                   509,211            506,319
    Noninterest income on loans                                                           155,035            123,271
    Gain on sale of securities                                                              6,233             12,287
    Other noninterest income                                                              425,007            280,698
-----------------------------------------------------------------------------------------------------------------------
         Total noninterest income                                                       1,095,486            922,575
Noninterest expense:
    Salaries and employee benefits                                                      1,893,649          1,752,295
    Occupancy & equipment expense                                                         618,636            602,456
    Other noninterest expense                                                             892,398            892,060
-----------------------------------------------------------------------------------------------------------------------
         Total noninterest expense                                                      3,404,683          3,246,811
-----------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                              1,615,752          1,052,116
Income tax expense                                                                        580,277            348,728
-----------------------------------------------------------------------------------------------------------------------

Net income                                                                      $       1,035,475    $       703,388
=======================================================================================================================

Basic earnings per common share                                                 $            1.64    $          1.11
=======================================================================================================================

   The accompanying notes are an integral part of these financial statements

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                STATEMENTS OF CHANGES IN  STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                         Shares of                              Accumulated
                                       common stock,               Additional      other
                                      net of treasury    Common     paid-in    comprehensive    Retained     Treasury
                                          shares         stock      capital        income       earnings      stock        Total
                                      ---------------  ----------  ----------  --------------  -----------  ----------  -----------
Balance at December 31, 1997                  631,464  $1,152,000    $288,000      $  16,983   $6,214,544   $(587,603)  $7,083,924
                                                                                                                        ----------

Comprehensive income:
  Unrealized depreciation on securities
     available-for-sale, net of reclassification
     adjustment and tax effects                     -           -           -        (12,851)           -           -      (12,851)

  Net income                                        -           -           -              -      703,388           -      703,388
                                                                                                                        ----------
     Total comprehensive income                                                                                            690,537
                                                                                                                        ----------

Dividends paid, $.40 per share                      -           -           -              -     (252,269)          -     (252,269)
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998                  631,464   1,152,000     288,000          4,132    6,665,663    (587,603)   7,522,192
                                                                                                                        ----------

Comprehensive income:
  Unrealized depreciation on securities
     available-for-sale, net of reclassification
     adjustment and tax effects                     -           -           -       (244,558)           -           -     (244,558)

  Net income                                        -           -           -              -    1,035,475           -    1,035,475
                                                                                                                        ----------
     Total comprehensive income                                                                                            790,917
                                                                                                                        ----------

Dividends paid, $.45 per share                      -           -           -              -     (284,473)          -     (284,473)
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1999                  631,464  $1,152,000    $288,000      $(240,426)  $7,416,665   $(587,603)  $8,028,636
====================================================================================================================================

  The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                            STATEMENTS OF CASH FLOWS

                                                                   For the years ended
                                                                      December 31,
                                                               ---------------------------
                                                                   1999           1998
                                                               -------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                     $  1,035,475   $   703,388
Adjustments to reconcile net income to net
cash provided by operating activities:
    Provision for loan losses                                       152,500             -
    Depreciation, amortization and accretion                        362,774       325,108
    Net realized gains on available-for-sale securities              (6,233)         (366)
    Net realized gain on other real estate owned                    (13,304)      (33,471)
    (Increase) decrease in accrued interest receivable              (63,821)       23,816
    Increase in other assets                                        (46,843)      (23,184)
    Increase in accrued interest payable
      and other liabilities                                         157,004       162,507
    Deferred income tax (benefit) expense                           (70,632)       64,323
--------------------------------------------------------------------------------------------
Net cash provided by operating activities                         1,506,920     1,222,121
--------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in federal funds sold                    (1,161,000)    2,126,000
Net increase in loans                                           (23,518,212)   (6,103,367)
Purchases of available-for-sale securities                       (3,217,819)   (6,726,770)
Proceeds from sales of available-for-sale securities                 23,000     1,000,156
Proceeds from maturities and calls of
  available-for-sale securities                                   3,693,329     6,567,188
Proceeds from sale of other real estate owned                        61,220       124,768
Decrease (increase) in interest-bearing deposits with banks         742,630    (1,011,883)
Net additions to premises and equipment                             (89,207)     (204,123)
Purchase of life insurance                                          (60,000)   (1,592,446)
--------------------------------------------------------------------------------------------
Net cash used for investing activities                          (23,526,059)   (5,820,477)
--------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in noninterest bearing deposits                      3,752,624     3,872,023
Net increase in interest bearing deposits                           635,246     4,381,315
Net increase (decrease) in time deposits                         12,866,685    (3,873,313)
Proceeds from other borrowings                                    6,000,000             -
Increase in federal funds purchased and
  securities sold under repurchase agreements                        26,769     1,828,702
Dividends paid                                                     (284,473)     (252,269)
--------------------------------------------------------------------------------------------
Net cash provided by financing activities                        22,996,851     5,956,458
--------------------------------------------------------------------------------------------
Net increase in cash and due from banks                             977,712     1,358,102
Cash and due from banks at beginning of year                      3,952,383     2,594,281
Cash and due from banks at end of year                         $  4,930,095   $ 3,952,383
============================================================================================

  The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                            STATEMENTS OF CASH FLOWS
                                  (continued)

                                                            For the years ended
                                                                December 31,
                                                           ---------------------
                                                              1999       1998
                                                           ----------  ---------
Supplemental schedule of non-cash investing activities:

Unrealized depreciation  on securities
  available-for-sale, net of taxes of $126,595 and
  $2,619, respectively                                     $(244,558)  $(12,851)

Loans transferred to other real estate owned               $ 227,880   $ 46,297



  The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                         NOTES TO FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

Peoples State Bank of Groveland (the "Bank") is a state chartered bank organized to offer a full range of banking services to individual and corporate customers through its offices located in Lake County, Florida. The Bank is subject to competition from other financial institutions and operates under the principal supervision and regulation of the Federal Deposit Insurance Corporation and the Comptroller of the State of Florida. Consequently, the Bank undergoes periodic examinations by those regulatory authorities.

The following is a description of the significant accounting policies and practices followed by the Bank, which conform with generally accepted accounting principles and prevailing practices within the banking industry.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and income and expense for the periods presented. Actual results could differ significantly from those estimates. Material estimates particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the evaluation of the carrying amount of real estate acquired through foreclosure or in satisfaction of loans. In connection with the determination of the allowance for loan losses and other real estate owned, management generally obtains independent appraisal of the value of significant properties.

Investment securities

The Bank has classified as available-for-sale those investment securities which may be sold prior to maturity in connection with changes in market interest rates, liquidity needs or other reasons. Securities in the available-for-sale portfolio have been reflected at their aggregate fair value in the accompanying statements of financial condition. Unrealized holding gains or losses, net of related income tax effects, have been reflected as a separate component of stockholders' equity.

Those investment securities for which the Bank has the positive intent and ability to hold until their maturity are classified as held-to-maturity securities. These securities are carried on an amortized cost basis.

Amortization of premiums and accretion of discounts are recognized in interest income as yield adjustments, in a manner which approximates the interest method. Realized gains and losses on disposition are recorded in noninterest income on the trade date, based on the net proceeds from, and adjusted carrying amount of the security sold, using the specific identification method.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)


Loans and allowance for loan losses

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, net of any charge-offs, the allowance for loan losses and unamortized deferred loan origination fees and costs. Interest income is recognized on a level yield basis.

The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries are added to the reserve. The allowance is an amount that management believes will be adequate to absorb possible losses inherent in existing loans and loan commitments, based on evaluations of the collectibility of loans and prior loan loss experience.

Management evaluates the adequacy of the allowance on a monthly basis. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, review of specific problem loans and loan commitments, current and anticipated economic conditions that may affect the borrowers' ability to repay, and the estimated or appraised value of any underlying collateral.

Interest income on loans is accrued based upon the principal amount outstanding. Loans on which the accrual of interest has been discontinued are designated as nonaccrual or impaired loans. Accrual of interest on loans is discontinued when either reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by ninety days or more with respect to principal or interest. All interest previously accrued but not collected is reversed against current period income if, in the judgment of management, it is not considered fully collectible. Income on such loans is then recognized only to the extent cash is received and where the future collection of principal is probable. Accruals are resumed on loans only when they are brought fully current with respect to principal and interest and when, in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized to interest income as a yield adjustment over the contractual life of the related loan.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)


The Bank has adopted the provisions of Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114") as amended by Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan, Income recognition and Disclosure ("SFAS 118"). A loan is considered to be impaired when, based on current information and events, management believes it probable that the Bank will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. SFAS 114 and 118 require that impaired loans within the scope of the statements be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the underlying collateral if the loan is collateral dependent.
Interest income on impaired loans is recognized only to the extent cash is received and where the future collection of principal is probable.

Other real estate owned

Other real estate owned consists of properties acquired through foreclosure or by deed in lieu of foreclosure. At the time of acquisition, such properties are recorded at the lesser of the Bank's net investment in the related loan or the fair value of the property as determined by independent appraisal.

Gains and losses on the sale of other real estate owned, write-downs resulting from periodic reevaluation of the property and revenues and expenses associated with holding the properties are charged to other noninterest income or expense. Legal expenses and other direct costs associated with foreclosure actions are also included in the accompanying statements of income in other noninterest expense.

A substantial amount of the Bank's loans are secured by real estate located throughout Central Florida. In addition, all other real estate owned is located in this area. Consequently, the ultimate recovery of the carrying amount of foreclosed property is subject to changes in market conditions within this region.

Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Improvements to leased property are amortized over the shorter of the estimated useful lives of the improvements or the life of the related lease. It is the policy of the Bank to provide depreciation based on the estimated useful life of individual assets, calculated using the straight line method.

Estimated useful lives of premises and equipment range as follows:

                                                     Years
                                                  --------
      Bank building                                  10-40
      Furniture and equipment                         5-25

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)


Income taxes

The Bank uses the liability method of accounting for deferred income taxes. Consequently, income tax benefit or expense includes Federal and state income taxes currently payable or receivable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. Temporary differences which give rise to significant deferred tax assets and liabilities relate to net operating loss carryforwards, net unrealized appreciation or depreciation on securities available-for-sale, loans and the allowance for loan losses, other real estate owned, fixed assets and deferred compensation. The effective tax benefit or expense rate may differ from the combined statutory Federal and state rate primarily due to the effect of recognition of net operating losses carried forward less any related valuation allowance.

Cash equivalents

For the purpose of presentation in the statements of cash flows, cash and cash equivalents include cash on hand and deposits with other financial institutions which are included in the balance sheet caption "Cash and Due from Banks."

Reclassifications

Management of the Bank periodically revises its classification of certain items within the financial statements in order to provide a more meaningful presentation of the Bank's financial position, results of operations and cash flows. In those cases where revised presentation has been adopted in the 1999 financial statements, the corresponding 1998 balances have also been reclassified to enhance comparability between periods.

Other comprehensive income

The Bank has adopted the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130") as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. However, certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition. Such items, along with net income, are components of comprehensive income. The adoption of SFAS 130 had no effect on the Bank's net income or stockholders' equity.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)


NOTE 2 - REGULATORY MATTERS:

Effective December 19, 1992, as required by the FDIC Improvement Act of 1991, the Federal regulatory agencies of banks and bank holding companies adopted standards for determining a financial institution's capital category for purposes of regulatory enforcement. A financial institution will be classified according to the lowest category in which any of its three separate capital ratios (computed as defined in the standards) falls. Failure to meet the minimum capital requirements can initiate mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements and operations. The capital categories as established by the regulatory agencies, as well as the capital ratios of the Bank at December 31, 1999 and 1998 are as follows:


                                           Total         Tier 1
                                         risk based    risk based   Leverage
              Category                 capital ratio      ratio       ratio
-------------------------------------  --------------  -----------  ---------
    Well capitalized
      (minimum ratios)                       10%            6%          5%
    Adequately capitalized
       (minimum ratios)                       8%            4%          4%
    Undercapitalized
       (less than)                            8%            4%          4%
    Significantly undercapitalized
       (less than)                            6%            3%          3%

    Peoples State Bank of Groveland
      December 31, 1999                      12%           11%          8%
      December 31, 1998                      10%            9%         10%

Florida Banking Statutes limit the amount of dividends that may be paid by the Bank without prior approval of the Bank's regulatory agency. As of December 31, 1999 and 1998, the Bank had approximately $2,184,000 and $1,433,000, respectively, available for the payment of dividends.

The Bank is required to maintain reserve balances with the Federal Reserve Bank based on a specified percentage of deposits, less cash on hand. The amount of required reserves to be maintained on hand or at the Federal Reserve Bank totalled $426,000 and $328,000 at December 31, 1999 and 1998, respectively.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)


NOTE 3 - INVESTMENT SECURITIES AVAILABLE-FOR-SALE:

The amortized cost of securities and their approximate fair values at December 31, 1999 and 1998 are as follows:

                                                                   Gross           Gross
                                                   Amortized     unrealized     unrealized         Fair
                                                      cost          gain           loss           value
                                                  -----------    ----------     -----------    -----------
     1999-
     U.S. Government and agency
       securities                                 $ 7,551,315    $        -     $ (292,896)    $ 7,258,419
     State and municipal securities                 1,282,244        10,153        (70,548)      1,221,849
     Equity securities                                320,000             -              -         320,000
                                                  -----------    ----------      ---------     -----------
                                                  $ 9,153,559    $   10,153     $ (363,444)    $ 8,800,268
                                                  ===========    ==========      =========     ===========

     1998-
     U.S. Government and agency
        securities                                $ 8,138,129    $   24,656     $  (17,733)    $ 8,145,052
     State and municipal securities                 1,192,114        24,997        (14,108)      1,203,003
     Equity securities                                336,800             -              -         336,800
                                                  -----------    ----------     ----------     -----------
                                                  $ 9,667,043    $   49,653     $  (31,841)    $ 9,684,855
                                                  ===========    ==========     ==========     ===========

Equity securities includes investments in Federal Home Loan Bank and other related stock which is restricted as to ownership and has a limited market. These securities are carried at cost which totalled $320,000 and $336,800 at December 31, 1999 and 1998, respectively.

During the years ended December 31, 1999 and 1998, the Bank realized gains of $6,233 and $366, respectively, on the sale of securities available-for-sale.

At December 31, 1999, investment securities with a carrying amount of $3,523,324 and market value of $4,776,142 were pledged to secure public deposits or for other purposes required or permitted by law.

Scheduled maturities of debt securities at December 31, 1999 are as follows:

                                   Amortized      Fair
                                      cost       Value
                                   ----------  ----------
     Due in one year or less       $  100,056  $  101,630
     Due from one to five years     2,858,798   2,785,896
     Due from five to ten years     2,282,129   2,200,367
     Due after ten years            3,592,576   3,392,375
                                   ----------  ----------
                                   $8,833,559  $8,480,268
                                   ==========  ==========

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES:

Major classifications of loans included in the loan portfolio are as follows:


                                                        December 31,
                                                 --------------------------
                                                     1999          1998
                                                 ------------  ------------
     Real estate                                 $69,018,843   $52,977,704
     Commercial and industrial                    10,530,408     4,809,062
     Consumer and personal                         3,904,122     2,394,922
                                                 -----------   -----------
                                                  83,453,373    60,181,688
     Less:
        Allowance for loan losses                 (1,043,079)     (925,288)
        Unearned discount and net deferred loan
          fees and costs                            (124,553)     (108,491)
                                                 -----------   -----------
                                                 $82,285,741   $59,147,909
                                                 ===========   ===========

While the loan portfolio is diversified among the various categories presented above, the Bank's lending activities are intentionally restricted to borrowers located primarily in Central Florida. Consequently, the ability of the Bank's borrowers to honor their contractual obligations to repay is significantly influenced by the general economic conditions of this area.

A concentration of credit risk results when the Bank has a significant credit exposure to an individual or a group engaged in similar activities or having similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. At December 31, 1999 and 1998, no concentration of loans within any portfolio category to any group of borrowers engaged in similar activities or in a similar business, exceeded 10% of total loans, except that as of these dates loans collateralized by mortgages on real estate represented 83% and 88%, respectively, of the loan portfolio and were to borrowers in varying activities and businesses.

Related parties include directors, officers, and shareholders who own more than 10% of the Bank's outstanding shares and their affiliates. Loans to related parties approximated $977,000 at December 31, 1999 and $812,000 at December 31, 1998. Such loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated customers. In the opinion of management, these loans do not involve more than normal credit risk or possess other unfavorable features. As of December 31, 1999 and 1998, these individuals and entities had approximately $1,022,000 and $831,000 respectively, of funds on deposit in the Bank.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)

An analysis of the changes in the allowance for loan losses follows:


                                             December 31,
                                        ----------------------
                                           1999        1998
                                        -----------  ---------
     Balance at beginning of year       $  925,288   $935,593
     Provision charged to operations       152,500          -
     Loans charged off                     (34,946)   (29,321)
     Recoveries                                237     19,016
                                        ----------   --------
           Balance at end of year       $1,043,079   $925,288
                                        ==========   ========

As discussed in Note 1, the Company has adopted the provisions of SFAS 114, as amended by SFAS 118, related to impaired loans. As of December 31, 1999 and 1998, the total recorded investment in impaired loans approximated $287,000 and $411,000, respectively. As of December 31, 1999 and 1998, the Bank had recorded an allowance for loan losses of approximately $35,000 and $39,000 related to $231,000 and $257,000 of its impaired loans, respectively. No specific allowance for loan losses had been recorded for the remaining $56,000 and $154,000 of impaired loans as of December 31, 1999 and 1998, respectively.

The recorded investment in impaired loans averaged $344,000 and $330,000 during the years ended December 31, 1999 and 1998, respectively. Approximately $15,435 and $500 of interest income was recognized on impaired loans during the years ended December 31, 1999 and 1998, respectively.

NOTE 5 - PREMISES AND EQUIPMENT:

Major classifications of premises and equipment are summarized as follows:


                                                              December 31,
                                                      --------------------------
                                                          1999          1998
                                                      ------------  ------------
     Buildings and improvements                       $ 1,386,809   $ 1,409,809
     Land and improvements                                495,950       495,950
     Computer equipment                                 1,170,179     1,138,733
     Furniture and equipment                            1,069,919       989,002
                                                      -----------   -----------
                                                        4,122,857     4,033,494
     Less accumulated depreciation and amortization    (1,837,193)   (1,495,421)
                                                      -----------   -----------
                                                      $ 2,285,664   $ 2,538,073
                                                      ===========   ===========

Depreciation and amortization expense related to premises and equipment totalled $322,282 in 1999 and $318,907 in 1998.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)

NOTE 6 - DEPOSITS:


As of December 31, 1999, time deposits included contractual maturities as follows:

                Year ending                     Amount
                December 31,                   Maturing
                ------------                   --------
                   2000                      $31,513,764
                   2001                       11,221,498
                   2002                        2,106,883
                   2003                          167,189
                   2004                          108,096
                                             -----------
            Total time deposits              $45,117,430
                                             ===========

Deposit accounts with negative balances aggregating $94,730 and $69,074 as of December 31, 1999 and December 31, 1998, respectively, are included in consumer loans.

Included in deposits are time deposits issued in amounts of $100,000 or more totalling $11,709,298 and $6,233,119 at December 31, 1999 and 1998,
respectively.

Interest paid on deposits totalled $2,773,399 in 1999 and $2,500,624 in 1998.


NOTE 7 - SECURITIES SOLD UNDER REPURCHASE AGREEMENTS:


The Bank enters into agreements to sell and subsequently repurchase the same U.S. Agency securities from customers. The amounts advanced under these agreements represent short-term borrowings and are reflected as a liability in the statement of financial condition. The securities underlying the agreements remain under the custody and control of the Bank and are included in the investment portfolio.

At December 31, 1999 and 1998, these agreements had an outstanding balance of $1,855,471 and $152,702 respectively, matured daily and had a weighted average interest rate of 2.8% and 3.5%. At those dates the underlying securities had a fair value of $2,865,671 and $495,124, respectively.

The month-end average of securities sold under agreements to repurchase was approximately $910,000 and $12,725, and the maximum amount outstanding at any month-end was $1,855,471 and $152,702 during 1999 and 1998, respectively.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)



NOTE 8 - INCOME TAXES:


Income tax expense included in the accompanying statements of income consists of the following:

                                                 For the years ended
                                                     December 31,
                                                ----------------------
                                                   1999        1998
                                                ----------  ----------
     Current:
       Federal                                  $ 568,611   $ 236,676
       State                                      100,189      47,729
     Deferred                                     (88,523)     64,323
                                                ---------   ---------
                                                $ 580,277   $ 348,728
                                                =========   =========

The Bank's deferred tax assets and liabilities consist of the following:

                                                     December 31,
                                                ---------------------
                                                  1999        1998
                                                ---------   ---------
     Gross deferred tax assets                  $ 372,673   $ 169,240
     Gross deferred tax liabilities              (175,446)   (186,250)
                                                ---------   ---------
                                                $ 197,227   $ (17,010)
                                                =========   =========

Income taxes totalling $600,358 and $329,508 were paid in 1999 and 1998, respectively.



NOTE 10 - DEFERRED COMPENSATION AND EMPLOYEE BENEFIT PLANS:


During 1998 the Bank adopted a series of non-qualified deferred compensation and incentive retirement plans (the "Plans"), which provide defined benefits to certain members of management and all members of the Board of Directors upon retirement, death or disability. The Plans are not funded and the Bank provides for the projected benefit obligation by charges to earnings over the estimated service lives of the participants.

The Plans also provide for lump sum payment of benefits in the event of a change of control of the Bank as defined in the Plans. Total amount of the payment would be based upon the deferral account balances, book value of the Bank and the price of the Bank stock on the date of change of control.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)

Activity related to the Plans consisted of the following:

                                               December 31,
                                             ---------------------
                                                1999       1998
                                             ---------   ---------
      Beginning benefit obligation           $  41,758   $   -
      Participant contributions                 54,444      20,788
      Employer contributions                    15,627      20,430
      Plan earnings                              8,597         540
                                             ---------   ---------
      Present value of accumulated
        and projected benefit obligations    $ 120,426   $  41,758
                                             =========   =========

The actuarial present value of the accumulated and projected benefit obligation is based on a 10% discount rate. Participant contributions are completely vested and employer contributions become vested equally over a period of 10 years. These amounts are included in other liabilities in the accompanying statements of financial condition.

In connection with the above Plans, the Bank has life insurance policies in force on all plan participants, with the Bank as the sole beneficiary of the policies. The aggregate cash surrender value of the policies at December 31, 1999 and 1998 was $1,712,063 and $1,617,446, respectively. The increase in cash surrender value of these policies for 1999 and 1998 was approximately $39,000 and $25,000, respectively, and has been included in other operating income.

The Bank has a defined contribution 401(k) salary savings plan which covers substantially all employees age twenty or over who have completed six months of service. Eligible employees may elect to contribute a portion of their earnings to the plan. The Bank matches 50% of the employee contributions up to a maximum of 6% of annual wages. Those matching contributions, along with additional contributions to the salary savings plan totalled approximately $30,000 and $26,000 for the years ended December 31, 1999 and 1998, respectively.

During 1993, the Bank terminated and made final distributions for its then existing defined benefit pension plan. Since that plan was top-heavy, the Bank was required to make minimum contributions of 3% of total wages to the existing plan each year through 1998. These minimum contributions totalled approximately $30,000 for the year ended December 31, 1998.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)


NOTE 11 - COMMITMENTS AND CONTINGENT LIABILITIES:

Financial instruments with off-balance-sheet risk

In the normal course of business, the Bank is party to financial instruments not reflected in the accompanying financial statements. These financial instruments consist of the following:


                                                                    December 31,
                                                               ----------------------
                                                                  1999        1998
                                                               ----------  ----------
    Unfunded loan commitments                                  $9,061,120  $6,717,421
    Performance and financial standby letters of credit           959,228   1,230,009

These financial instruments are recorded in the financial statements when they are funded or related fees are incurred or receivable. The Bank's exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of those instruments. The credit and collateral policies in extending these commitments are essentially the same as those required by the Bank for the financial instruments which are included in the accompanying statements of financial condition.

The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank, if any, is based upon management's credit evaluation of the borrower. Such collateral may include real estate, receivables, inventory, vehicles and equipment or other types of assets.

Since the Bank's loan commitments often expire without being drawn upon, the total amount of these commitments does not necessarily represent a required future use of the Bank's cash or cash equivalents.

Legal matters

The Bank is party to various legal actions and claims arising in the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on the results of operations or financial position of the Bank.

Year 2000 issues

Overview:  The Year 2000 issue is the result of computer programs being written
---------
using two digits rather than four to define the applicable year. As a result, date-sensitive software and/or hardware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or other disruption of operations and may impede normal business activities.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)


State of Readiness:  In accordance with FDIC guidelines, the Bank has completed
-------------------
a five-phase comprehensive plan which resulted in timely and adequate modifications of its systems and technology to address its Year 2000 issues.

To determine the readiness of its customers, the Bank sent a questionnaire to, and received responses from, its significant borrowers to determine the extent of risk created by any failure by them to remediate their own Year 2000 issues. The Bank's strategic plan provides, if necessary, a Year 2000 contingency reserve of approximately $72,000 for borrowers with high Year 2000 risks.

To determine the readiness of its vendors, the Bank has sent out a letter to each significant vendor inquiring about their compliance with Year 2000. For those vendors who responded that they were Year 2000 compliant and that the Bank has determined to not have a material impact on its operations, no further work was performed. Vendors who did not demonstrate compliance by a certain date were replaced with Year 2000 compliant vendors.

Costs and Risks:  Most of the Bank's computer hardware and software applications
----------------
were modified or replaced in order to both upgrade its existing systems and maintain functionality as the Year 2000 approaches. The Bank has spent approximately $66,000 to address its Year 2000 issues and upgrade its systems in general.

The Bank has not experienced any adverse effects related to Year 2000 issues subsequent to December 31, 1999.

NOTE 12 - OTHER COMPREHENSIVE INCOME:

Other comprehensive income included in the accompanying statements of changes in stockholders' equity consists of the following:

                                                                  Tax
                                                 Before-Tax    (Expense)   Net-of-Tax
                                                   Amount     or Benefit     Amount
                                                 -----------  -----------  -----------
1999-
  Unrealized holding losses during the period     $(377,386)    $128,964    $(248,422)
  Plus: reclassification adjustment for gains
    realized in net income                            6,233       (2,369)       3,864
                                                  ---------     --------    ---------
  Other comprehensive income                      $(371,153)    $126,595    $(244,558)
                                                  =========     ========    =========

1998-
  Unrealized holding losses during the period     $ (15,836)    $  2,758    $ (13,078)
  Plus: reclassification adjustment for gains
    realized in net income                              366         (139)         227
                                                  ---------     --------    ---------
  Other comprehensive income                      $ (15,470)    $  2,619    $ (12,851)
                                                  =========     ========    =========

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)


NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS:

Statement of Financial Accounting Standards No. 107, Disclosures About Fair Values of Financial Instruments, ("SFAS 107"), requires that the Bank disclose estimated fair values of financial instruments for which it is practicable to estimate that value. Fair value estimates, methods and assumptions are set forth below.

Cash , Cash Equivalents and Federal Funds Sold

For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment Securities

The fair value of investments, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. These fair values are presented in
Note 3.

Loans

The fair value of fixed rate performing loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of adjustable rate performing loans and nonperforming loans is a reasonable estimate of fair value.

The following table presents information for loans at December 31, 1999:

                                                  Carrying     Estimated
                                                   amount     fair value
                                                 -----------  -----------
    Performing:
     Adjustable                                  $51,412,456  $51,412,000
     Fixed                                        31,754,264   30,582,000
-------------------------------------------------------------------------
                                                  83,166,720   81,994,000
     Nonperforming                                   286,653      287,000
-------------------------------------------------------------------------
                                                 $83,453,373  $82,281,000
=========================================================================

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)


Deposit Liabilities

The fair value of deposits with no stated maturity, such as demand, NOW, money market and savings is equal to the amount payable on demand as of December 31, 1999. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

                                                       Carrying     Estimated
                                                        amount     fair value
                                                      -----------  -----------
    Noninterest-bearing demand                        $17,257,532  $17,258,000
    Interest-bearing:
      Demand                                           11,956,033   11,956,000
      Savings                                           6,611,533    6,612,000
      NOW accounts                                      6,153,614    6,154,000
      Time                                             45,117,430   45,029,000
------------------------------------------------------------------------------
                                                      $87,096,142  $87,009,000
==============================================================================

The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

Securities Sold Under Agreements to Repurchase and Other Borrowed Funds

The estimated fair value of these liabilities approximates the carrying value.

Commitments to Extend Credit and Standby Letters of Credit

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.
The fair value of financial guarantees written and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

The contract amount for commitments to extend credit and standby letters of credit written follows:


                                           Contract   Carrying  Estimated
                                            amount     amount   fair value
                                          ----------  --------  ----------
    Unfunded loan commitments             $9,061,120  $   -     $    -
    Standby letters of credit                959,228      -          -

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)


Limitations

The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include core deposit intangibles, deferred tax assets, property, plant and equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses on investment securities can have a significant effect on fair value estimates and have not been considered in the estimates.

                              Accountant's Report


To the Board of Directors and Stockholders of Peoples State Bank of Groveland

We have compiled the accompanying statements of financial condition of Peoples State Bank of Groveland as of September 30, 2000 and 1999, and the related statements of income, changes in stockholders' equity and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

/s/ Beemer, Pricher, Kuehnhackl & Heidbrink, P.A.

December 5, 2000

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                       STATEMENTS OF FINANCIAL CONDITION
                                  (Unaudited)
[CAPTION]

                                                                        September 30,
                                                                ---------------------------
                                                                     2000           1999
                                                                ------------    -----------
                                    ASSETS
Cash and due from banks                                           $  4,263,094  $ 3,031,340
Interest-bearing deposits with banks                                    14,383      864,424
Federal funds sold                                                   2,149,000      518,000
Investments available-for-sale                                      12,601,520    8,997,404
Loans, net                                                          97,345,847   78,062,401
Other real estate owned                                                126,401       48,135
Premises and equipment, net                                          2,090,053    2,366,007
Accrued interest receivable                                            751,951      583,950
Cash surrender value of life insurance                               1,866,781    1,702,817
Deferred taxes                                                         199,276       69,041
Prepaid and other assets                                               213,670      154,120
-------------------------------------------------------------------------------------------
TOTAL ASSETS                                                      $121,621,976  $96,397,639
===========================================================================================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand - noninterest bearing                                   $ 17,819,385   $14,754,408
  Demand - interest bearing                                        14,267,492    10,558,497
  Savings deposits                                                  7,954,809     7,316,811
  NOW accounts                                                      4,657,381     5,189,715
  Time deposits                                                    57,256,102    43,363,748
-------------------------------------------------------------------------------------------
Total deposits                                                    101,955,169    81,183,179
-------------------------------------------------------------------------------------------
Federal funds purchased and securities sold
  under repurchase agreements                                       1,844,352       617,835
Other borrowed funds                                                8,000,000     6,000,000
Accrued interest payable and other liabilities                        995,307       746,712
-------------------------------------------------------------------------------------------
Total liabilities                                                 112,794,828    88,547,726
-------------------------------------------------------------------------------------------
Stockholders' equity:
  Common stock, $1.67 par value; 5,000,000 shares authorized;
    691,200 shares issued                                           1,152,000     1,152,000
  Additional paid-in capital                                          288,000       288,000
  Accumulated other comprehensive income                             (120,730)     (162,909)
  Retained earnings                                                 8,095,481     7,160,425
  Treasury stock, 59,736 shares, at cost                             (587,603)     (587,603)
-------------------------------------------------------------------------------------------
Total stockholders' equity                                          8,827,148     7,849,913
-------------------------------------------------------------------------------------------
Commitments and contingent liabilities                                      -             -
-------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $121,621,976   $96,397,639
===========================================================================================

                See accompanying notes and accountant's report.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                              STATEMENTS OF INCOME
                                  (Unaudited)

                                                              For the nine months ended
                                                                    September 30,
                                                            ----------------------------
                                                               2000              1999
                                                            ----------        ----------
Interest income:
  Loans                                                     $6,140,060        $4,622,397
  Investment securities                                        510,831           382,071
  Federal funds sold                                           155,293           133,748
----------------------------------------------------------------------------------------
     Total interest income                                   6,806,184         5,138,216
----------------------------------------------------------------------------------------
Interest expense:
  Deposits                                                   2,814,098         2,032,527
  Other borrowings                                             416,844           121,648
----------------------------------------------------------------------------------------
     Total interest expense                                  3,230,942         2,154,175
----------------------------------------------------------------------------------------
Net interest income                                          3,575,242         2,984,041
Provision for loan losses                                      200,000            57,500
----------------------------------------------------------------------------------------
     Net interest income after provision for loan losses     3,375,242         2,926,541
----------------------------------------------------------------------------------------
Noninterest income:
  Charges related to deposit accounts                          401,802           368,126
  Noninterest income on loans                                  127,784           118,787
  Gain on sale of securities                                         -             6,233
  Other noninterest income                                     385,890           312,363
----------------------------------------------------------------------------------------
     Total noninterest income                                  915,476           805,509
----------------------------------------------------------------------------------------
Noninterest expense:
  Salaries and employee benefits                             1,523,495         1,409,575
  Occupancy & equipment expense                                507,231           467,604
  Other                                                        721,830           716,015
----------------------------------------------------------------------------------------
     Total noninterest expense                               2,752,556         2,593,194
----------------------------------------------------------------------------------------
Income before income taxes                                   1,538,162         1,138,856
Income tax expense                                             575,189           422,767
----------------------------------------------------------------------------------------
Net income                                                  $  962,973        $  716,089
========================================================================================
Basic earnings per common share                             $     1.52        $     1.13
========================================================================================

                See accompanying notes and accountant's report.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                STATEMENTS OF CHANGES IN  STOCKHOLDERS' EQUITY
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                                  (Unaudited)

                                         Shares of                              Accumulated
                                       common stock,               Additional      other
                                      net of treasury    Common     paid-in    comprehensive    Retained     Treasury
                                          shares         stock      capital        income       earnings      stock        Total
                                      ---------------  ----------  ----------  --------------  -----------  ----------  -----------
Balance at December 31, 1998                  631,464  $1,152,000    $288,000      $   4,132   $6,665,663   $(587,603)  $7,522,192
                                                                                                                        ----------
Comprehensive income:
  Unrealized depreciation on
   securities available-for-sale,
   net of reclassification
   adjustment and tax effects                       -           -           -       (167,041)           -           -     (167,041)

  Net income                                        -           -           -              -      716,089           -      716,089
                                                                                                                        ----------
    Total comprehensive income                                                                                             549,048
                                                                                                                        ----------

Dividends paid, $.35 per share                      -           -           -              -     (221,327)          -     (221,327)
----------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1999                 631,464  $1,152,000    $288,000      $(162,909)  $7,160,425   $(587,603)  $7,849,913
==================================================================================================================================

Balance at December 31, 1999                  631,464  $1,152,000    $288,000      $(240,426)  $7,416,665   $(587,603)  $8,028,636
                                                                                                                        ----------
Comprehensive income:
  Unrealized appreciation on
   securities available-for-sale,
   net of reclassification
   adjustment and tax effects                       -           -           -        119,696            -           -      119,696

  Net income                                        -           -           -              -      962,973           -      962,973
                                                                                                                        ----------
    Total comprehensive income                                                                                           1,082,669
                                                                                                                        ----------
Dividends paid, $.45 per share                      -           -           -              -     (284,157)          -     (284,157)
----------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 2000                 631,464  $1,152,000    $288,000      $(120,730)  $8,095,481   $(587,603)  $8,827,148
==================================================================================================================================

                See accompanying notes and accountant's report.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================

                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                            For the nine months ended
                                                                  September 30,
                                                           ----------------------------
                                                                2000           1999
                                                           ------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                 $    962,973   $    716,089
Adjustments to reconcile net income to net
cash provided by operating activities:
    Provision for loan losses                                   200,000         57,500
    Depreciation, amortization and accretion                    247,619        280,047
    Net realized gains on available-for-sale securities               -         (6,233)
    Net realized gain on other real estate owned                 (1,478)       (13,304)
    Increase in accrued interest receivable                    (230,072)      (125,893)
    Increase in other assets                                   (199,711)       (83,041)
    Increase in accrued interest payable
      and other liabilities                                     356,152        264,564
    Deferred income tax (benefit) expense                       (63,709)        17,328
---------------------------------------------------------------------------------------
Net cash provided by operating activities                     1,271,774      1,107,057
---------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Net decrease in federal funds sold                               99,000        569,000
Net increase in loans                                       (15,260,106)   (19,068,042)
Purchases of available-for-sale securities                   (4,121,365)    (2,647,034)
Proceeds from sales of available-for-sale securities                  -         16,800
Proceeds from maturities and calls of
  available-for-sale securities                                 504,414      3,048,184
Proceeds from sale of other real estate owned                    55,041         61,219
Decrease in interest-bearing deposits with banks                275,443        168,032
Net additions to premises and equipment                         (54,953)       (85,657)
---------------------------------------------------------------------------------------
Net cash used for investing activities                      (18,502,526)   (17,937,498)
---------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in noninterest bearing deposits                    561,853      1,249,500
Net increase (decrease) in interest bearing deposits          2,158,502     (1,020,911)
Net increase in time deposits                                12,138,672     11,113,003
Proceeds from other borrowings                                2,000,000      6,000,000
Decrease in federal funds purchased and
  securities sold under repurchase agreements                   (11,119)    (1,210,867)
Dividends paid                                                 (284,157)      (221,327)
---------------------------------------------------------------------------------------
Net cash provided by financing activities                    16,563,751     15,909,398
---------------------------------------------------------------------------------------
Net decrease in cash and due from banks                        (667,001)      (921,043)
Cash and due from banks at beginning of period                4,930,095      3,952,383
Cash and due from banks at end of period                   $  4,263,094   $  3,031,340
=======================================================================================



                See accompanying notes and accountant's report.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================


                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                  (continued)


                                                           For the nine months ended
                                                                  September 30,
                                                           -------------------------
                                                              2000         1999
                                                           ---------  --------------
Supplemental schedule of non-cash investing activities:

Unrealized appreciation (depreciation)  on securities
  available-for-sale, net of taxes of $61,660 and
  $86,369, respectively                                     $119,696       $(167,041)

Loans transferred to other real estate owned                $     -        $  96,050

                See accompanying notes and accountant's report.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


NOTE 1 - BASIS OF PRESENTATION:

The accompanying financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year.

NOTE 2 - PROPOSED ACQUISITION OF THE BANK:

On October 10, 2000 the Board of Directors of Peoples State Bank agreed to a merger of Peoples State Bank of Groveland with Alabama National BanCorporation. This acquisition of Peoples State Bank by Alabama National BanCorporation is expected to be completed in the fourth quarter of 2000 or soon thereafter and is subject to various regulatory approvals as well as the approval of the shareholders of Peoples State Bank.

--------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
================================================================================
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                                  (continued)

NOTE 3 - REGULATORY MATTERS:

Effective December 19, 1992, as required by the FDIC Improvement Act of 1991, the Federal regulatory agencies of banks and bank holding companies adopted standards for determining a financial institution's capital category for purposes of regulatory enforcement. A financial institution will be classified according to the lowest category in which any of its three separate capital ratios (computed as defined in the standards) falls. Failure to meet the minimum capital requirements can initiate mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements and operations. The capital categories as established by the regulatory agencies, as well as the capital ratios of the Bank at September 30, 2000 and 1999 are as follows:

                                           Total         Tier 1
                                         risk based    risk based   Leverage
              Category                 capital ratio      ratio       ratio
              --------                 -------------   ----------   ---------
    Well capitalized
      (minimum ratios)                       10%           6%           5%
    Adequately capitalized
       (minimum ratios)                       8%           4%           4%
    Undercapitalized
       (less than)                            8%           4%           4%
    Significantly undercapitalized
       (less than)                            6%           3%           3%

    Peoples State Bank of Groveland
      September 30, 2000                     11%          10%           8%
      September 30, 1999                     12%          11%           8%


-------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
===============================================================================

                   NOTES TO UNAUDITED FINANCIAL STATEMENTS
                                  (continued)


NOTE 4 - INVESTMENT SECURITIES AVAILABLE-FOR-SALE:

The amortized cost of securities and their approximate fair values at September 30, 2000 and 1999 are as follows:

                                                                 Gross        Gross
                                                   Amortized   unrealized   unrealized        Fair
                                                     cost         gain         loss          value
                                                  -----------  ----------  ------------  --------------
   2000-
   U.S. Government and agency
     securities                                   $ 8,969,643     $     -  $(200,735)    $ 8,768,908
   State and municipal securities                   3,333,811      28,801          -       3,362,612
   Equity securities                                  470,000           -          -         470,000
                                                  -----------     -------  ---------     -----------
                                                  $12,773,454     $28,801  $(200,735)    $12,601,520
                                                  ===========     =======  =========     ===========

   1999-
   U.S. Government and agency
     securities                                   $ 7,721,091     $     -  $(199,309)    $ 7,521,782
   State and municipal securities                   1,191,859           -    (36,237)      1,155,622
   Equity securities                                  320,000           -          -         320,000
                                                  -----------     -------  ---------     -----------
                                                  $ 9,232,950     $     -  $(235,546)    $ 8,997,404
                                                  ===========     =======  =========     ===========

NOTE 5 - LOANS AND ALLOWANCE FOR LOAN LOSSES:

Major classifications of loans included in the loan portfolio are as follows:

                                                                            September 30,
                                                                    ---------------------------
                                                                       2000            1999
                                                                    -----------   -------------
   Real estate                                                      $41,132,678     $35,104,002
   Commercial and industrial                                         54,417,330      41,292,046
   Consumer and personal                                              3,127,960       2,752,137
                                                                    -----------   -------------
                                                                     98,677,968      79,148,185
   Less:
     Allowance for loan losses                                       (1,210,840)       (967,017)
     Unearned discount and net deferred loan
       fees and costs                                                  (121,281)       (118,767)
                                                                    -----------   -------------
                                                                    $97,345,847     $78,062,401
                                                                    ===========   =============


-------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
===============================================================================

                   NOTES TO UNAUDITED FINANCIAL STATEMENTS
                                  (continued)


While the loan portfolio is diversified among the various categories presented above, the Bank's lending activities are intentionally restricted to borrowers located primarily in Central Florida. Consequently, the ability of the Bank's borrowers to honor their contractual obligations to repay is significantly influenced by the general economic conditions of this area.

A concentration of credit risk results when the Bank has a significant credit exposure to an individual or a group engaged in similar activities or having similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. At September 30, 2000 and 1999, no concentration of loans within any portfolio category to any group of borrowers engaged in similar activities or in a similar business, exceeded 10% of total loans, except that as of these dates loans collateralized by mortgages on real estate represented 42% and 44%, respectively, of the loan portfolio and were to borrowers in varying activities and businesses.

Related parties include directors, officers, and shareholders who own more than 10% of the Bank's outstanding shares and their affiliates. Loans to related parties approximated $879,000 at September 30, 2000 and $1,167,000 at September 30, 1999. Such loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated customers. In the opinion of management, these loans do not involve more than normal credit risk or possess other unfavorable features.

An analysis of the changes in the allowance for loan losses follows:

                                              Nine months ended
                                                September 30,
                                            ---------------------
                                               2000        1999
                                            ----------   --------
    Balance at beginning of period          $1,043,079   $925,288
    Provision charged to operations            200,000     57,500
    Loans charged off, net of recoveries       (32,239)   (15,771)
                                            ----------   --------
          Balance at end of period          $1,210,840   $967,017
                                            ==========   ========

-------------------------------------------------------------------------------
                        PEOPLES STATE BANK OF GROVELAND
===============================================================================

                   NOTES TO UNAUDITED FINANCIAL STATEMENTS
                                  (continued)


NOTE 6 - PREMISES AND EQUIPMENT:

Major classifications of premises and equipment are summarized as follows:

                                                            September 30,
                                                      -------------------------
                                                          2000          1999
                                                      -----------   -----------
   Buildings and improvements                         $ 1,404,524   $ 1,386,809
   Land improvements                                      500,950       495,950
   Computer equipment                                   1,185,728     1,170,178
   Furniture and equipment                              1,086,608     1,066,369
                                                      -----------   -----------
                                                        4,177,810     4,119,306
   Less accumulated depreciation and amortization      (2,087,757)   (1,753,299)
                                                      -----------   -----------
                                                      $ 2,090,053   $ 2,366,007
                                                      ===========   ===========

Depreciation and amortization expense related to premises and equipment totalled $250,564 for the nine months ended September 30, 2000 and $257,723 for the nine months ended September 30, 1999.

                                                                      Appendix D
                                                                      ----------



                     OPINION OF THE CARSON MEDLIN COMPANY

                                                                      Appendix D
                                                                      ----------

December 7, 2000



Board of Directors
Peoples State Bank of Groveland
200 East Broad Street
Groveland, Florida 34736

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Peoples State Bank of Groveland ("PSBG") under the terms of a certain Affiliation Agreement dated October 10, 2000 (the "Agreement") pursuant to which PSBG will be merged into and with Alabama National BanCorporation ("ANB") (the "Merger"). Under the terms of the Agreement, each of the outstanding shares of PSBG Common Stock shall be converted into approximately 1.16396 shares of ANB Common Stock. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

The Carson Medlin Company is a National Association of Securities Dealers, Inc.
(NASD) member investment banking firm, which specializes in the securities of southeastern United States financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Florida and the major commercial banks operating in that market. We have been retained by PSBG in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of ANB and PSBG. We have reviewed: (i) the Agreement; (ii) the annual reports to shareholders of ANB, including audited financial statements for the five years ended December 31, 1999; (iii) audited financial statements of PSBG for the five years ended December 31, 1999; (iv) unaudited interim financial statements of ANB for the nine months ended September 30, 2000; (v) unaudited interim financial statements of PSBG for the nine months ended September 30, 2000; and, (vi) certain financial and operating information with respect to the business, operations and prospects of ANB and PSBG. We also: (a) held discussions with members of the senior management of ANB and PSBG regarding historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stock of ANB and compared it with those of certain publicly traded companies which we deemed to be relevant; (c) compared the results of operations of ANB and PSBG with those of certain banking companies which we deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (e) analyzed the pro forma financial impact of the Merger on ANB; and (f) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of ANB or PSBG. The opinion we express herein is necessarily based upon

Board of Directors
People State Bank of Groveland
December 7, 2000
Page 2



market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the consideration provided for in the Agreement is fair, from a financial point of view, to the shareholders of Peoples State Bank of Groveland.

Very truly yours,



/s/ THE CARSON MEDLIN COMPANY

                                      D-2